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Exhibit 99T3E.1

CONFIDENTIAL OFFERING CIRCULAR AND CONSENT SOLICITATION STATEMENT
CHEROKEE INTERNATIONAL CORPORATION

OFFER TO EXCHANGE

Units, Consisting of 5 1/4% Senior Notes due 2008 and Warrants to Purchase Shares of Common Stock, or
12% Pay-In-Kind Senior Convertible Notes due 2008

for any and all outstanding
10 1/2% Senior Subordinated Notes due 2009
issued by Cherokee International Corporation and Cherokee International, LLC
(CUSIP No. 164452 AB0)

and Solicitation of Consents for Amendment of the Indenture for the 10 1/2% Senior Subordinated Notes due 2009

        Cherokee International Corporation (formerly, Cherokee International Finance, Inc., "Cherokee") is offering to exchange (the "Exchange Offer"), on the terms and subject to the conditions set forth in this offering circular and consent solicitation statement (this "Offering Circular") and in the related consent and letter of transmittal (the "Consent and Letter of Transmittal"), for each $1,000 principal amount of outstanding 10 1/2% Senior Subordinated Notes due 2009 (the "Existing Notes") issued by Cherokee and Cherokee International, LLC ("Cherokee LLC"), at the option of each registered holder of Existing Notes (the "Holders"), either of the following (the "Consideration"), but not a combination thereof:

•	1 unit (each, a "Unit"), consisting of $1,000 principal amount of 5 1/4% Senior Notes due 2008 (the "New Senior Notes") to be issued by Cherokee and 1 warrant (each, a "Warrant"), exercisable for $.01 per share, to purchase initially between 119.3995 and 183.7512 shares of common stock of Cherokee (between 4,042,526 and 11,939,951 shares in the aggregate), determined as provided herein, or
•
$1,000 principal amount of 12% Pay-In-Kind Senior Convertible Notes due 2008 to be issued by Cherokee (the "New Convertible Notes" and, together with the New Senior Notes, the "New Notes"), which will be convertible into a number of shares of common stock of Cherokee that will vary depending upon the number of Units issued in the Exchange Offer (which shall not exceed 30,903,646 shares in the aggregate), determined as provided herein.

        In addition, in connection with the Exchange Offer and Consent Solicitation, we will pay the interest, in cash, to holders of Existing Notes tendered and accepted for exchange in the Exchange Offer that was due to such holders on November 1, 2002. Payment of any interest that has accrued since November 1, 2002 on Existing Notes tendered and accepted in exchange for New Senior Notes or New Convertible Notes, as applicable, will be paid on the next regularly scheduled interest payment date, which is May 1, 2003 for the New Senior Notes and November 1, 2003 for the New Convertible Notes, at the rate applicable to the New Senior Notes and New Convertible Notes, respectively. We also will pay in cash on the closing date interest on Existing Notes not validly tendered or not accepted for exchange that was due on such Existing Notes on November 1, 2002.

        We are also soliciting (the "Consent Solicitation") from Holders as of the close of business on September 12, 2002 (the "Record Date" and such Holders, the "Record Date Holders") consents (the "Consents") to proposed amendments to the indenture (the "Proposed Amendments") under which the Existing Notes were issued (the "Existing Indenture") that will eliminate substantially all of the restrictive covenants and certain events of default in the Existing Indenture and will eliminate certain restrictions on our ability to enter into merger transactions or sell all or substantially all of our assets. To tender your Existing Notes in the Exchange Offer, you must also consent to the Proposed Amendments or, if you were not the Record Date Holder, deliver a Consent to the Proposed Amendments from the Record Date Holder with respect to such Existing Notes. To give or deliver such Consent to the Proposed Amendments, you must also tender your Existing Notes.

The Exchange Offer and Consent Solicitation will expire at midnight, New York City time, on November 25, 2002, unless extended or earlier terminated by us (such time and date, as the same may be extended, the "Expiration Time").

        In October 2002, we entered into an agreement (the "Exchange Agreement") with Holders of approximately 59.55% in aggregate outstanding principal amount of Existing Notes pursuant to which such Holders agreed to tender their Existing Notes and to deliver the related Consents to the Proposed Amendments. Accordingly, we expect to consummate the Exchange Offer and Consent Solicitation whether or not you elect to participate.

        You should read the section entitled "Risk Factors" beginning on page 20 for a discussion of certain risks that should be considered in evaluating the Exchange Offer and Consent Solicitation and an investment in the any of the securities offered hereby.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities offered hereby or determined that this Offering Circular is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Offering Circular is October 28, 2002

        The Exchange Offer and Consent Solicitation is open to all Holders. Consummation of the Exchange Offer and Consent Solicitation is conditioned upon, among other things, (1) at least 51% in aggregate outstanding principal amount of Existing Notes being validly tendered and not properly withdrawn prior to the Expiration Time (the "Minimum Tender"), (2) receipt of Consents to the Proposed Amendments from Record Date Holders representing not less than a majority in aggregate outstanding principal amount of Existing Notes on the Record Date (excluding Existing Notes then held by us or any of our affiliates) prior to the Expiration Time (the "Minimum Consent"), (3) execution and delivery of the Supplemental Indenture, (4) execution of the Senior Loan Agreements (defined herein) and (5) other customary conditions.

        If you would like to tender all or any portion of your Existing Notes and deliver a Consent with respect thereto, you must:

          (1)  complete and sign the Consent and Letter of Transmittal, or a facsimile thereof (even if you effect a tender pursuant to the book-entry procedures), in accordance with the instructions therein, which requires the signature of each of the tendering Holder and the Record Date Holder (or its duly appointed proxy), and

          (2)  either (a) mail or deliver the certificates evidencing the Existing Notes you wish to tender or (b) if the procedures for book-entry transfer are used, transmit a confirmation of the book-entry transfer with respect to such Existing Notes, in either case, together with the properly completed and duly signed Consent and Letter of Transmittal, or facsimile thereof, and any other required documents, to U.S. Bank, N.A., our Exchange Agent, pursuant to the procedures set forth herein.

        If your Existing Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact such entity to tender your Existing Notes and deliver the Consent of the Record Date Holder with respect thereto for you.

        We will accept for exchange, and pay the applicable Consideration and the related accrued interest payment for, any and all outstanding Existing Notes that are validly tendered and not properly withdrawn prior to the Expiration Time, subject to the terms and conditions set forth herein and in the Consent and Letter of Transmittal. Existing Notes tendered may be withdrawn by the tendering Holder (and the related Consent revoked by the Record Date Holder) at any time on or prior to the Expiration Time in accordance with the procedures set forth herein and in the Consent and Letter of Transmittal. Holders who withdraw tendered Existing Notes will not receive any Consideration in the Exchange Offer, but they will be entitled to receive the interest payment that was due to such Holders on November 1, 2002.

        In connection with the Exchange Offer, we hereby solicit Consents to the Proposed Amendments from the Record Date Holders. At the Expiration Time and upon receipt of the requisite number of Consents, we will execute a supplemental indenture (the "Supplemental Indenture") to the Existing Indenture to implement the Proposed Amendments, which will become operative upon consummation of the Exchange Offer and Consent Solicitation. If the Exchange Offer and Consent Solicitation is consummated, the Proposed Amendments will govern all Existing Notes not tendered for exchange pursuant to the Exchange Offer. If the Exchange Offer and Consent Solicitation is not consummated, the Proposed Amendments will not become operative.

        A Holder who tenders its Existing Notes for exchange pursuant to the Exchange Offer must also deliver the Consent of the Record Date Holder with respect to such tendered Existing Notes by delivering the Consent and Letter of Transmittal, subject to the terms and conditions set forth herein and in the Consent and Letter of Transmittal. A previously delivered Consent may be revoked only by the Record Date Holder (or its duly appointed proxy) by delivering to the Exchange Agent written notice of revocation, and the Existing Notes to which such Consent relates must be withdrawn by the

i

tendering Holder in accordance with the procedures set forth herein and in the Consent and Letter of Transmittal.

        Subject to applicable securities laws and the terms set forth in this Offering Circular and in the Consent and Letter of Transmittal, we reserve the right to waive any and all conditions to, or to extend or terminate, the Exchange Offer and Consent Solicitation, and otherwise to amend the Exchange Offer and Consent Solicitation in any respect, in our reasonable discretion. We reserve the right to accept Consents delivered to us in any form so long as any such Consents approve, at a minimum, the Proposed Amendments and are signed by the applicable Record Date Holder.

        We will not pay any commission or other remuneration to any broker, dealer, salesman or other person for soliciting tenders of Existing Notes. Our officers, directors and employees may solicit tenders from Holders and may answer questions concerning the Exchange Offer and Consent Solicitation, but they will not receive additional compensation for doing so.

        No person has been authorized to give any information or to make any representation in connection with the Exchange Offer and Consent Solicitation, other than those contained in this Offering Circular and in the Consent and Letter of Transmittal. You are advised that you may not rely on any such recommendation or any such information or representation, if given or made, as having been authorized by us, the Information Agent, the Exchange Agent, the trustee under the Existing Indenture (the "Existing Trustee") or any other person. None of us, the Information Agent, the Exchange Agent, the Existing Trustee or any other person makes any recommendation as to whether Holders should tender their Existing Notes in the Exchange Offer or deliver a Consent to the Proposed Amendments.

        This Offering Circular contains summaries, believed to be accurate in all material respects, of terms of various agreements, but reference is made to the actual agreements, copies of which will be made available to you upon request, as indicated under "Where You Can Find More Information." All summaries are qualified in their entirety by this reference.

        The information contained in this Offering Circular is current only as of the date hereof and neither the delivery of this Offering Circular nor the offer, sale or delivery of the securities made hereby shall, under any circumstances, create any implication that the information contained herein is accurate as of any time subsequent to the date set forth on the cover page hereof. In making an investment decision, you must rely on your own examination of us and the terms of the Exchange Offer and Consent Solicitation, including the merits and risks involved. No representation is made to any offeree or purchaser of any of the securities offered hereby regarding the legality of an investment in those securities by the offeree or purchaser under any applicable securities or similar laws or regulations. The contents of this Offering Circular are not to be construed as legal, business or tax advice. You should consult your own attorney, business advisor and tax advisor as to legal, business or tax advice with respect to the Exchange Offer and Consent Solicitation.

        Questions and requests for assistance with respect to procedural matters in connection with the Exchange Offer and Consent Solicitation, or for additional copies of this Offering Circular, the Consent and Letter of Transmittal or any other documents may be directed to the Information Agent or the Exchange Agent at their respective addresses and telephone numbers set forth on the last page of this Offering Circular.

        The Exchange Offer is being made in reliance upon an exemption from registration provided by Section 3(a)(9) of the Securities Act of 1933, as amended, and similar exemptions from registration provided by certain state securities laws.

        This Offering Circular does not constitute an offer to sell or the solicitation of an offer to buy any of the securities offered hereby to any person in any jurisdiction where it is unlawful to make such an offer or solicitation.

TABLE OF CONTENTS

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	iii
WHERE YOU CAN FIND MORE INFORMATION	iii
FORWARD-LOOKING STATEMENTS	iv
OFFERING CIRCULAR SUMMARY	1
RISK FACTORS	20
USE OF PROCEEDS	32
CAPITALIZATION	33
THE EXCHANGE OFFER AND CONSENT SOLICITATION	34
PRINCIPAL SECURITYHOLDERS	49
DESCRIPTION OF THE SECURITIES	54
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS	146
INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS	152
Exhibit A: Form of Supplemental Indenture	153

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The following documents previously filed with the SEC are incorporated in this Offering Circular by reference:

  •
  Annual Report on Form 10-K for the year ended December 31, 2001; and

  •
  Quarterly Reports on Form 10-Q for the quarters ended March 31, 2002 and June 30, 2002.

        In addition, all reports and other documents filed by us pursuant to Section 15(d) of the Securities Exchange of 1934, as amended, subsequent to the date of this Offering Circular and prior to the consummation of the Exchange Offer and Consent Solicitation shall be deemed to be incorporated herein by reference and to be a part of this Offering Circular from the date of filing of any such report or document. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Offering Circular to the extent that a statement contained herein, or in any other subsequently filed document that also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offering Circular.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and other reports and information with the SEC. Such reports and other information is available for inspection at the SEC's public reference room located at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Copies of this material may also be obtained by mail, upon payment of the SEC's customary fees, by writing to the SEC's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC maintains a Web site at http://www.sec.gov containing reports and other information regarding registrants that have filed electronically with the SEC. In connection with the Exchange Offer and Consent Solicitation, we intend to deregister the Existing Notes under the Securities Exchange Act of 1934, as amended, and to eliminate the requirement under the Existing Indenture to file reports and other information with the SEC. As a result, we no longer will be required to, and we do not expect to, file reports and other information with the SEC.

        You may also obtain copies of these documents by submitting a request, either by telephone or in writing, to us at: 2841 Dow Avenue, Tustin, California, 92780, (714) 544-6665, Attention: Chief Financial Officer.

FORWARD-LOOKING STATEMENTS

        Some of the statements made or incorporated by reference in this Offering Circular are forward-looking statements. These forward-looking statements are based upon our current expectations and projections about future events. When used in this Offering Circular, the words "believe," "anticipate," "intend," "estimate," "expect," and similar expressions, or the negative of such words and expressions, are intended to identify forward-looking statements, although not all forward-looking statements contain such words or expressions. The forward-looking statements in this Offering Circular are primarily located in the material set forth under the headings "Offering Circular Summary," "Risk Factors," "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Business," but are found in other locations as well. These forward-looking statements generally relate to our plans, objectives and expectations for future operations and are based upon management's reasonable estimates of future results or trends. Although we believe that our plans and objectives reflected in or suggested by such forward-looking statements are reasonable, we may not achieve such plans or objectives. You should read this Offering Circular and the documents incorporated herein by reference completely and with the understanding that actual future results may be materially different from what we expect. We will not update forward-looking statements even though our situation may change in the future.

        Specific factors that might cause actual results to differ from our expectations, may affect our ability to timely pay amounts due under any of the securities offered hereby or may affect the value of any of the securities, include, but are not limited to:

  •
  our substantial leverage and restrictions imposed by our debt instruments;

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  reductions in sales to or the loss of any significant customers;

  •
  rapid technological change in the electronic equipment industry;

  •
  significant competition in our industry;

  •
  changes in general economic and business conditions, domestically and internationally;

  •
  changes in political, social and economic conditions and local regulations with respect to our international operations;

  •
  disruptions of established supply channels;

  •
  changes in government regulations or product certifications;

  •
  foreign currency fluctuations; and

  •
  the availability, terms and deployment of capital.

OFFERING CIRCULAR SUMMARY

        This summary highlights selected information from this Offering Circular and may not contain all information that is important to you. For a more complete understanding of our business and financial condition and this Exchange Offer and Consent Solicitation, you should read this entire Offering Circular, including those documents incorporated by reference herein.

        The Existing Notes were issued by Cherokee and Cherokee LLC. In connection with and prior to consummation of the Exchange Offer and Consent Solicitation, Cherokee LLC intends to merge with and into Cherokee, a wholly owned subsidiary of Cherokee LLC and a co-obligor on the Existing Notes, in order to reorganize as a Delaware corporation. All references herein to "Cherokee," "the Company," "we," "us" or "our" refer to Cherokee upon consummation of the reorganization (or if the context so requires, Cherokee LLC prior to the reorganization) and its consolidated subsidiaries, except where it is clear that such terms mean only Cherokee (or Cherokee LLC prior to the reorganization). See "—The Restructuring Transactions—Reorganization" below for additional information.

        Unless otherwise noted, information in this Offering Circular is presented as if all of the Existing Notes are exchanged in the Exchange Offer and Consent Solicitation for the following Consideration:

  •
  $56,450,000 in aggregate principal amount of Existing Notes is exchanged for 56,450 Units, consisting of $56,450,000 in aggregate principal amount of New Senior Notes and 56,450 Warrants to purchase initially 7,300,188 shares of our common stock; and
  •
  $43,550,000 in aggregate principal amount of Existing Notes is exchanged for $43,550,000 in aggregate principal amount of New Convertible Notes, initially convertible into 23,603,458 shares of our common stock.

The Company

        We are a leading designer and manufacturer of a broad range of switch mode power supplies for original equipment manufacturers, or OEMs, in the telecommunications, networking, high-end workstation and other electronic equipment industries. Power supplies perform many essential functions relating to the supply, distribution and regulation of electrical power and are used in virtually all electronic equipment. Basic power supplies convert alternating power, or AC, from a utility source such as a wall outlet, into the stable direct power, or DC, required for electronic systems.

        Our principal executive office is located at 2841 Dow Avenue, Tustin, California, 92780, and our telephone number is (714) 544-6665.

Purpose and Effects of the Exchange Offer and Consent Solicitation

        The Exchange Offer and Consent Solicitation is a part of our effort to restructure our existing debt capital structure, as described in more detail below and under "—The Restructuring Transactions."

        We are undertaking the Exchange Offer and Consent Solicitation in part to comply with certain amendments to our existing senior credit facility. In addition, we believe that without a restructuring of our existing debt, our cash flow from operations and available borrowing capacity under the existing senior credit facility will not be adequate to meet our anticipated cash requirements in the future. As of September 30, 2002, we were not in compliance with certain financial covenants under our existing senior credit facility, and, if the Restructuring Transactions (defined below) are not completed, we will not be able to meet the required financial test necessary for us to be permitted to make the November 1, 2002 regularly scheduled interest payment on the Existing Notes.

        In September 2001, we amended our existing senior credit facility to waive our failure to comply with certain financial covenants and to, among other things: (1) require that some holders ("Membership Interest Holders") of the outstanding membership interests of Cherokee LLC ("Membership Interests"), or their equity members, guarantee up to $10.5 million of our obligations under the existing senior credit facility in exchange for our ability to make the November 2001 and the March 2002 scheduled interest payments on the Existing Notes, (2) modify certain financial covenants and (3) restrict our ability to make the November 2002 interest payment on the Existing Notes.

        In August 2002, we further amended our existing senior credit facility to, among other things, waive compliance with certain covenants, including certain financial covenants for June 30, 2002. In connection with the waiver, certain Membership Interest Holders, or their equity members, paid to the lenders the remaining $8.7 million of the $10.5 million guarantee, $1.8 million of which previously had been paid on July 1, 2002, to enable us to meet the scheduled amortization payment under the existing senior credit facility. In connection therewith, we agreed to (a) restructure the Existing Notes in a manner satisfactory to the required lenders under the existing senior credit facility, (b) deliver periodic term sheets regarding the restructuring to such lenders, (c) shorten the maturity date of the existing senior credit facility from April 30, 2005 to January 8, 2004, (d) reduce the size of the revolving loan commitment from $25 million to $20 million and (e) provide that approximately $8.1 million of payments under the $10.5 million guarantee will be applied to reduce term loans, with the remainder applied to reduce revolving loans and overadvance borrowings. If we fail to restructure the Existing Notes as agreed with our lenders, we will be in default of our existing senior credit facility. The $8.7 million guarantee payment made in connection with the waiver otherwise would have been payable in August 2002 as a result of our expected breach of the financial covenants under the existing senior credit facility discussed above. The guarantor Membership Interest Holders are subrogated to the rights of the lenders under the existing senior credit facility.

        As a result of the amendments to our existing senior credit facility described above, coupled with the uncertainties of our financial condition, we have reclassified the long-term portion of our existing senior credit facility, as well as the Existing Notes and certain capital lease obligations, from noncurrent to current liabilities at June 30, 2002. Accordingly, if the Restructuring Transactions are not consummated, we may not be able to continue to operate our business as a going concern, and we may have to seek bankruptcy protection or commence liquidation or administrative proceedings.

        We anticipate that the securities issued in the Exchange Offer and Consent Solicitation, together with the expected refinancing of our existing senior credit facility described below, will reduce our near-term cash debt service requirements and will provide time and financial flexibility to implement our business plan, improve our operating and financial performance and bolster our liquidity and capital resources. In addition, upon consummation of the Exchange Offer and Consent Solicitation, we intend to make the interest payment that was due on the Existing Notes on November 1, 2002. The lenders under the existing senior credit facility have agreed to the Exchange Offer and Consent Solicitation on the terms described herein. In addition, they have agreed to waive our non-compliance with certain financial covenants as of September 30, 2002 and the requirement that we restructure the Existing Notes prior to October 15, 2002. If we do not complete the Restructuring Transactions, we will continue to be in default under our existing senior credit facility, and we will be in default under the Existing Notes as a result of our inability to make the November 1, 2002 regularly scheduled interest payment. Even if the Exchange Offer and Consent Solicitation is completed on the terms described herein, however, our operating and financial performance may not improve, and the other expected benefits of the Restructuring Transactions may not be realized.

Exchange Agreement

        We have engaged and will continue to engage in discussions with certain Holders of the Existing Notes regarding the terms of the Exchange Offer and Consent Solicitation. In October 2002, we entered into an exchange agreement (the "Exchange Agreement") with Holders of approximately 59.55% of the aggregate outstanding principal amount of Existing Notes pursuant to which such Holders agreed to tender their Existing Notes and to deliver the required Consents to the Proposed Amendments. Accordingly, we expect that the Minimum Tender and Minimum Consent conditions will be met, and, if all other terms and conditions set forth herein are satisfied or waived, that we will consummate the Exchange Offer and Consent Solicitation. Upon such consummation, the Proposed Amendments will become operative. In the Exchange Offer, we expect to issue to such Holders in exchange for their tendered Existing Notes $22,000,000 aggregate principal amount of New Senior Notes and $37,550,000 aggregate principal amount of New Convertible Notes.

The Restructuring Transactions

        We are undertaking the Exchange Offer and Consent Solicitation as part of an overall restructuring of our existing debt capital structure. As used in this Offering Circular, "Restructuring Transactions" refers to the Exchange Offer and Consent Solicitation, the refinancing of our existing senior credit facility with the Senior Credit Facility and the Second Lien Note, our reorganization into a Delaware corporation, and the deregistration of the Existing Notes, each as described below.

Senior Credit Facility

        We currently have a commitment from a lender under our existing credit facility to amend and restate that facility (the "Amended Credit Facility"). The Amended Credit Facility will consist of two term loans in an aggregate principal amount of $5 million and a revolving credit facility with a commitment equal to the lesser of (i) $7.6 million and (ii) a borrowing base equal to 85% of our eligible accounts receivable and 50% of our eligible inventory. The Amended Credit Facility will mature on November 30, 2005. Term loan A, in an aggregate principal amount of $4 million, will bear interest at an annual rate of LIBOR plus 4.25% and will be payable in quarterly installments of $166,667, with the balance due at maturity. Term loan B, in an aggregate principal amount of $1 million, will bear interest at an annual rate of LIBOR plus 4.75% and will be payable in quarterly installments of $4,167, with the balance due at maturity. The revolving credit facility will bear interest at an annual rate of LIBOR plus 4.0% and will be subject to an unused commitment fee.

        In addition, we have a commitment from an affiliate of GSC Partners to provide two term loans in an aggregate principal amount equal to $10 million (the "Senior Term Loan" and, together with the Amended Credit Facility, the "Senior Credit Facility"). We expect that upon consummation of the Restructuring Transactions, affiliates of GSC Partners will become affiliates of Cherokee. See "—Restructuring Related Party Transactions" below. Term loan A, in an aggregate principal amount of $8 million, will bear interest at an annual rate of LIBOR plus 4.25% and will be payable in quarterly installments of $333,333, with the balance due at maturity. Term loan B, in an aggregate principal amount of $2 million, will bear interest at an annual rate of LIBOR plus 4.75% and will be payable in quarterly installments of $8,333, with the balance due at maturity. The Senior Term Loan will mature on November 30, 2005.

        The Amended Credit Facility and the Senior Term Loan will have substantially identical terms. We expect that each will contain financial and other covenants customary for credit facilities provided to similarly situated companies. Our obligations under each will be secured by a first-priority lien on substantially all of our domestic assets, and each of the lenders thereunder may be entitled to a security interest in certain foreign assets not included in the collateral securing the New Notes.

        Execution of the Senior Credit Facility is a condition to the completion of the Exchange Offer and Consent Solicitation.

Second Lien Note

        We currently have commitments from certain of our affiliates, including affiliates of Oaktree Capital Management, LLC and GFI Energy Ventures LLC, and an affiliate of GSC Partners to provide a term loan in an aggregate principal amount equal to $40,850,825 (the "Second Lien Note" and, together with the Senior Credit Facility, the "Senior Loan Agreements"). The Second Lien Note will bear interest initially at an annual rate equal to 14.5%, which will be payable in kind until the second anniversary of its issuance. After such time, interest will be payable in cash at an annual rate equal to 12.5% if we are in compliance with specified financial covenants set forth therein for the period immediately preceding the applicable interest payment date, or, if we are not so in compliance, in kind at the annual rate of 14.5% for each such interest payment. Our obligations under the Second Lien Note will be secured by a second-priority lien on substantially all of our domestic assets. The Second Lien Note will mature on February 28, 2006 and will contain financial and other covenants customary for similar lending arrangements.

        In connection with the issuance of the Second Lien Note, we expect to issue to the lenders thereunder warrants to purchase up to 9,521,616 shares of our common stock in the aggregate, representing approximately 17.665% of the total shares of our common stock on a fully diluted basis immediately upon consummation of the Restructuring Transactions. The warrants will expire on the earlier of an initial public offering by us and November 1, 2008 and will be exercisable at a price equal to $.01 per share at any time prior to their expiration. The exercise price and number of shares of our common stock issuable upon exercise of the warrants will be subject to adjustment upon the occurrence of certain dilutive events.

        The issuance of the Second Lien Note is a condition to the completion of the Exchange Offer and Consent Solicitation.

The Reorganization

        Prior to consummation of the Exchange Offer and Consent Solicitation, Cherokee LLC intends to reorganize from a California limited liability company into a Delaware corporation. Cherokee LLC intends to merge with and into Cherokee, a wholly owned subsidiary of Cherokee LLC and a co-obligor on the Existing Notes, with Cherokee as the surviving entity (collectively, the "Reorganization"). Cherokee will retain its obligations under the Existing Indenture and will issue the new securities being offered in the Exchange Offer. Upon consummation of the Reorganization, all of the outstanding voting and nonvoting Membership Interests of Cherokee LLC will become shares of a single class of voting shares of common stock of Cherokee, and all options to purchase Membership Interests will become options to purchase shares of Cherokee common stock. Cherokee LLC Membership Interests outstanding immediately prior to the Reorganization will be converted into approximately 16.018% of the outstanding common stock of Cherokee on a fully diluted basis, and shares representing approximately 8.982% will be reserved for issuance upon exercise of existing and future management options. Current officers of Cherokee LLC will become officers of Cherokee, and the Board of Directors of Cherokee will be constituted as described under "Description of Capital Stock—Stockholders' Agreements." We expect that the material agreements and arrangements with the directors and officers of Cherokee will remain substantially the same as those with the members of the management committee and officers of Cherokee LLC. We expect Cherokee to enter into customary indemnification agreements with its directors. See "Description of Capital Stock" for a more complete description of the rights of holders of capital stock of Cherokee upon consummation of the Reorganization.

Deregistration of the Existing Notes under the Securities Exchange Act

        As part of the Restructuring Transactions, we intend to deregister the Existing Notes pursuant to the applicable provisions of the Securities Exchange Act and to eliminate the requirement under the Existing Indenture to file reports and other information with the SEC. As a result, we no longer will be required to file periodic reports with the SEC, including Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. Notwithstanding the deregistration of the Existing Notes, the indentures governing the New Notes will require that we provide holders of the New Notes with audited annual consolidated financial statements and unaudited quarterly consolidated financial statements.

Restructuring Related Party Transactions

        We expect that affiliates of GSC Partners will become affiliates of Cherokee upon consummation of the Restructuring Transactions as a result of their expected ownership of New Convertible Notes and the warrants to be issued in connection with the Second Lien Note. Affiliates of GSC Partners also will act as a lender under the Senior Credit Facility. In addition, certain affiliates of ours, including affiliates of Oaktree Capital Management, LLC and GFI Energy Ventures LLC, will exchange their Membership Interests for shares of common stock of Cherokee in the Reorganization. In addition, they have committed to provide a portion of the Second Lien Note and have agreed to exchange Existing Notes in the Exchange Offer. Accordingly, upon consummation of the Restructuring Transactions, affiliates of GSC Partners will collectively own approximately 31.067% of our oustanding common stock on a fully diluted basis and affiliates of Oaktree and GFI will own approximately 44.590% on a fully diluted basis. See "Principal Securityholders."

The Exchange Offer

Existing Notes	$100 million aggregate principal amount of 10 1/2% Senior Subordinated Notes due 2009.
Consideration Offered
• Up to 100,000 Units, consisting of up to $100 million aggregate principal amount of our 5 1/4% Senior Notes due 2008 and up to 100,000 Warrants to purchase initially an aggregate of 11,939,951 shares of our common stock, determined as set forth below under "—The Units—Consisting of The New Senior Notes and The Warrants—The Warrants."

• Up to $100 million aggregate principal amount of our 12% Pay-In-Kind Senior Convertible Notes due 2008, which will be convertible initially into an aggregate of up to 30,903,646 shares of our common stock, determined as set forth below under "—The New Convertible Notes."
Exchange Offer; Accrued Interest
For each $1,000 principal amount of Existing Notes, at the option of each Holder, we will exchange either of the following (but not a combination thereof) on the terms and subject to the conditions set forth herein and in the Consent and Letter of Transmittal:

• 1 Unit, consisting of $1,000 principal amount of New Senior Notes and 1 Warrant, exercisable for $.01 per share, to purchase initially between 119.3995 and 183.7512 shares of our common stock, determined as provided below; or

• $1,000 principal amount of New Convertible Notes, which will be convertible into a number of shares of our common stock that will vary depending upon the number of Units issued in the Exchange Offer (which shall not exceed 30,903,646 shares in the aggregate), determined as provided below.

Only whole Units or New Convertible Notes, as the case may be, will be issued. Any fractional Units or New Convertible Notes otherwise issuable in this Exchange Offer and Consent Solicitation will be paid in cash.

If you tender your Existing Notes and such Existing Notes are accepted by us for exchange, we will pay the interest, in cash on the Closing Date, to holders of Existing Notes tendered and accepted for exchange in the Exchange Offer that was due to such holders on November 1, 2002. Payment of any interest that has accrued since November 1, 2002 on Existing Notes tendered and accepted in exchange for New Senior Notes or New Convertible Notes, as applicable, will be paid on the next regularly scheduled interest payment date, which is May 1, 2003 for the New Senior Notes and November 1, 2003 for the New Convertible Notes, at the rate applicable to the New Senior Notes and New Convertible Notes, respectively. We also will pay, on the Closing Date, interest, in cash, on Existing Notes not tendered or accepted for exchange in the Exchange Offer that was due to such holders on November 1, 2002. Payment of any interest that has accrued since November 1, 2002 on such non-tendered or non-accepted Existing Notes will be paid on the next regularly scheduled interest payment date, which is May 1, 2003, at the rate applicable to the Existing Notes.
Consent Solicitation; Proposed Amendments
Concurrently with the Exchange Offer, we are soliciting Consents to the Proposed Amendments from the Record Date Holders. To tender your Existing Notes in this Exchange Offer, you must also consent to the Proposed Amendments or, if you were not the Record Date Holder, deliver a Consent to the Proposed Amendments from the Record Date Holder with respect to such Existing Notes by delivering the Consent and Letter of Transmittal, subject to the terms and conditions set forth herein and in the Consent and Letter of Transmittal. To deliver such Consent, you must also tender your Existing Notes. The Proposed Amendments, if approved, will apply to all Existing Notes.

The Proposed Amendments will, among other things, eliminate substantially all of the restrictive covenants and certain events of default contained in the Existing Indenture and will eliminate certain restrictions on our ability to enter into merger transactions or sell all or substantially all of our assets.

The Proposed Amendments will become effective upon execution of the Supplemental Indenture but will not become operative until all conditions have been satisfied or waived and the Exchange Offer and Consent Solicitation has been consummated.
Holders Entitled to Participate; DTC Participants
The Exchange Offer and Consent Solicitation is open to all Holders. Only (1) Holders in whose name Existing Notes were registered as of September 12, 2002 in the registry maintained by the Existing Trustee under the Existing Indenture and (2)

persons who hold valid proxies authorizing such persons (or any persons claiming title by or through such persons) to furnish Consents with respect to the Consent Solicitation, are eligible to consent to the Proposed Amendments.

Beneficial owners of Existing Notes as of the Record Date having Existing Notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee (collectively, "Custodians") must contact such Custodian promptly and instruct such Custodian, as Record Date Holder, to deliver a Consent in respect of such Existing Notes. Such beneficial owners must either (1) arrange for the Record Date Holder to execute a Consent and Letter of Transmittal that is delivered to the Exchange Agent on such beneficial owner's behalf, or (2) obtain a duly executed proxy from the Record Date Holder authorizing such beneficial owner to execute and deliver a Consent and Letter of Transmittal with respect to the Existing Notes on behalf of such Record Date Holder and deliver the executed proxy to the Exchange Agent with the Consent and Letter of Transmittal executed by the beneficial owner. A form of proxy that may be used for such purpose is included in the Consent and Letter of Transmittal.

We anticipate that The Depository Trust Company ("DTC"), as nominee holder of the Existing Notes, will execute an omnibus proxy that will authorize each of its participants (i.e., brokers, banks and other financial institutions that participate through DTC, the "DTC Participants") to consent with respect to the Existing Notes owned by it and held in the name of Cede & Co., as specified on the DTC security position listing as of the Record Date. In such case, all references to the Record Date Holder shall, unless otherwise specified, include such DTC Participants.
Expiration Time; Extension; Termination
The Exchange Offer and Consent Solicitation will expire at the Expiration Time. The Expiration Time is midnight, New York City time, on November 25, 2002, unless extended or earlier terminated by us. You must tender your Existing Notes and deliver your Consent prior to this time if you want to participate. We may extend, amend or terminate the Exchange Offer and Consent Solicitation on the terms and under the circumstances set forth herein.
Conditions to the Exchange Offer and Consent	The consummation of the Exchange Offer and Consent Solicitation is subject to the following conditions, any of which we may waive in our reasonable discretion:
• Minimum Tender. Not less than 51% in aggregate outstanding principal amount of Existing Notes shall have been validly tendered and not properly withdrawn prior to the Expiration Time.

• Minimum Consent. We shall have received Consents to the Proposed Amendments from Record Date Holders representing not less than a majority in aggregate outstanding principal amount of Existing Notes as of the Record Date (excluding Existing Notes then held by us or any of our affiliates) prior to the Expiration Time.
• Proposed Senior Credit Facility. The Senior Credit Facility shall have been executed and delivered by all parties thereto.
• Second Lien Note. The Second Lien Note shall have been issued by us.
In addition, the Exchange Offer and Consent Solicitation is subject to other customary conditions, any of which we may waive in our reasonable discretion.

On October 27, 2002, we entered into the Exchange Agreement, pursuant to which holders of approximately 59.55% in aggregate outstanding principal amount of Existing Notes agreed to tender their notes and deliver the related Consents to the Proposed Amendments. Accordingly, we expect the Minimum Tender and Minimum Consent conditions will be met.
Procedures for Tendering Existing Notes	To participate in the Exchange Offer and Consent Solicitation, you must:

• complete and sign the Consent and Letter of Transmittal, or a facsimile thereof (even if you effect a tender pursuant to the book-entry procedures), in accordance with the instructions therein, which requires the signature of each of the tendering Holder and the Record Date Holder (or its duly appointed proxy), and

• either (a) mail or deliver the certificates evidencing the Existing Notes you wish to tender or (b) if the procedures for book-entry transfer are used, transmit a confirmation of the book-entry transfer with respect to such Existing Notes, in either case, together with the properly completed and duly signed Consent and Letter of Transmittal, or facsimile thereof, and any other required documents, to the Exchange Agent pursuant to the procedures set forth herein.
See "The Exchange Offer and Consent Solicitation—Procedures for Tendering Existing Notes and Delivering Consents."
Guaranteed Delivery Procedures
If you wish to tender your Existing Notes and deliver the required Consent but cannot properly do so prior to the Expiration Time, you may tender your Existing Notes according to the guaranteed delivery procedures set forth in

"The Exchange Offer and Consent Solicitation—Procedures for Tendering Existing Notes and Delivering Consents."
Acceptance of Tenders and Consents; Delivery of Consideration
Subject to the terms and conditions described herein and in the Consent and Letter of Transmittal, we will accept any and all Existing Notes that are validly tendered and not properly withdrawn, together with the related validly delivered Consents, on or prior to the Expiration Time. We will issue the new securities promptly following the Expiration Time upon our determination that the conditions to the Exchange Offer and Consent Solicitation have been satisfied. In addition, at such time, we will make the applicable accrued interest payments to the exchanging Holders and to the non-exchanging Holders. We reserve the right to accept Consents delivered to us in any form so long as any such Consents approve, at a minimum, the Proposed Amendments and are signed by the applicable Record Date Holder.
Withdrawal Rights	Existing Notes tendered may be withdrawn by the tendering Holder, and the related Consents may be revoked by the Record Date Holder, at any time on or prior to the Expiration Time.

Properly withdrawn Existing Notes may be retendered, and the related Consents redelivered, at any time on or prior to the Expiration Time by following one of the procedures described under "The Exchange Offer and Consent Solicitation—Procedures for Tendering Existing Notes and Delivering Consents."

If we decide for any reason not to accept any Existing Notes for exchange, the Existing Notes will be returned to the Holder, at our expense, promptly after the expiration or termination of the Exchange Offer and Consent Solicitation, and the related Consent will be deemed revoked. In the case of Existing Notes tendered by book entry transfer into the Exchange Agent's account at DTC, any withdrawn or unaccepted Existing Notes will be credited to the tendering Holder's account at DTC.
Certain United States Federal Income Tax Considerations
Interest Income. A holder receiving a payment of cash on the closing date representing accrued but previously unpaid interest will include such payment in taxable income to the extent not previously included in income.

Gain on Exchange. In general, if you exchange your Existing Notes for either Units or New Convertible Notes (other than Units or New Convertible Notes attributable to accrued but unpaid interest on the Existing Notes) pursuant to the Exchange Offer or, alternatively, fail to tender your Existing Notes in the Exchange Offer, you should not recognize gain or loss for Federal income tax purposes. See "Certain United States Federal Income Tax Considerations."
Certain Consequences to Holders Not Tendering in the Exchange Offer
If you fail to tender your Existing Notes in the Exchange Offer, and the Exchange Offer and Consent Solicitation is completed, your Existing Notes will have substantially less contractual protection and may have a more limited trading market than prior to completion of the Exchange Offer and Consent Solicitation. In addition, the Existing Notes will rank junior in right of payment to the New Notes and will not have the benefit of any security. See "Risk Factors—Risks of Failure to Exchange" and "The Exchange Offer and Consent Solicitation—Consequences of Failure to Exchange."
Use of Proceeds	We will not receive any cash proceeds from the issuance of the securities in the Exchange Offer.
Information Agent
Georgeson Shareholder Communications Inc. is serving as Information Agent for this Exchange Offer and Consent Solicitation. You can find the address and telephone number for the Information Agent on the back cover of this Offering Circular.
Exchange Agent
U.S. Bank, N.A. is serving as Exchange Agent for this Exchange Offer and Consent Solicitation. You can find the address and telephone number for the Exchange Agent on the back cover of this Offering Circular.
Brokerage Commissions	You are not required to pay any brokerage commissions to the Information Agent or the Exchange Agent.
Additional Information
Additional copies of this Offering Circular may be obtained by contacting the Information Agent or the Exchange Agent at their respective addresses and telephone numbers set forth on the back cover of this Offering Circular.
The Units—Consisting of The New Senior Notes and The Warrants
Units Offered
Up to 100,000 Units, each consisting of $1,000 principal amount of New Senior Notes and 1 Warrant to purchase initially between 119.3995 and 183.7512 shares of our common stock, determined as set forth below under "—The Warrants." The New Senior Notes and the Warrants will automatically separate and become separately transferable upon issuance.
No Listing
Each of the New Senior Notes and the Warrants is a new issue of securities for which there is no established trading market. We do not intend to apply for listing of the New Senior Notes or the Warrants on any securities exchange or for quotation through The Nasdaq Stock Market, Inc.
Registration; Transfer Restrictions	The Exchange Offer is being extended to you in reliance on the exemption from registration provided by Section 3(a)(9) of the Securities Act and has not been registered with the SEC.

The New Senior Notes and the Warrants you receive in the Exchange Offer should be freely tradeable under the Securities Act, except by persons who are considered our affiliates, as that term is defined in the Securities Act, or persons who hold Existing Notes that were previously held by an affiliate of ours.
The New Senior Notes and the Warrants will be subject to certain restrictions on transfer set forth in the Stockholders' Agreement.
Book-Entry; Delivery and Form	The New Senior Notes and the Warrants will be held through DTC.
The New Senior Notes
Issuer	Cherokee International Corporation.
Securities Offered	Up to $100 million aggregate principal amount of 5 1/4% Senior Notes due 2008.
Interest; Interest Payment Dates	5 1/4% per year, payable in cash on May 1 and November 1 of each year, commencing on May 1, 2003.
Maturity Date	November 1, 2008.
Optional Redemption
The New Senior Notes will be redeemable by us at our option, in whole or in part, at any time at a redemption price equal to 100% at the principal amount thereof, plus accrued and unpaid interest up to the redemption date.
Change of Control
Upon the occurrence of a change of control, each holder of New Senior Notes may require us to repurchase all or a portion of such holder's notes at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest up to the repurchase date.
Ranking and Security	The New Senior Notes will be our senior secured obligations and will rank:
• senior in right of payment to all of our existing and future subordinated debt, including the Existing Notes; and
• equal in right of payment with all of our other existing and future senior debt, including indebtedness outstanding under the Senior Loan Agreements and the New Convertible Notes.

The New Senior Notes will be secured by a third-priority lien on substantially all of our domestic assets. The assets securing the New Senior Notes will also secure our obligations under the Senior Loan Agreements and our New Convertible Notes. The lenders under our Senior Credit Facility may be entitled to a security interest in certain foreign assets not included in the collateral securing the New Senior Notes. The lien on the assets securing our obligations under the New Senior Notes will be junior to the lien on these assets securing our obligations under the Senior Loan Agreements and senior to the lien on these assets securing our obligations under the New Convertible Notes. Accordingly, upon any foreclosure, the New Senior Notes will not be entitled to the proceeds of any sale of the collateral until payment in full of all obligations outstanding under the Senior Loan Agreements but will be entitled to payment before any payments are made on our obligations under the New Convertible Notes from such collateral.
The New Senior Notes will be effectively subordinated to liabilities of our subsidiaries that are not direct obligors on the New Senior Notes.
Restrictive Covenants	The indenture governing the New Senior Notes (the "New Senior Indenture") will contain covenants that, among other things, will limit our ability and the ability of our subsidiaries to:
• incur additional indebtedness;
• pay dividends on, redeem or repurchase our capital stock;
• make investments;
• guarantee indebtedness;
• incur liens;
• transfer assets and dispose of proceeds of such sales;
• enter into agreements that restrict our restricted subsidiaries from paying dividends, making loans or otherwise transferring assets to us or to any of our restricted subsidiaries;
• engage in certain transactions with affiliates; and
• merge, consolidate or sell all or substantially all of our assets.
These covenants are subject to important exceptions and qualifications described under "Description of the Securities—Description of the Units—Description of the New Senior Notes.
The Warrants
Warrants Offered
Warrants entitling the holders thereof to purchase up to an aggregate of 11,939,951 shares of our common stock, representing approximately 22.152% of the total outstanding shares of common stock of Cherokee on a fully diluted basis immediately upon consummation of the Restructuring Transactions, based on the fully diluted number of such shares of common stock to be outstanding at closing.

Exercise
Each Warrant will be exercisable for between 119.3995 and 183.7512 shares of our common stock, determined as provided below, at a price equal to $.01 per share, payable in cash or pursuant to a cashless exercise transaction. The Warrants are exercisable at any time prior to the expiration of the Warrants. The exercise price and number of shares of our common stock issuable upon exercise of the Warrants will be subject to certain adjustments upon the occurrence of certain events with respect to the shares of Cherokee common stock.

The number of shares of our common stock initially issuable upon exercise of each Warrant will vary depending upon the aggregate principal amount of Existing Notes tendered and accepted in exchange for Units in the Exchange Offer. If $22,000,000 or less in aggregate principal amount of Existing Notes is tendered and accepted in exchange for Units, 183.7512 shares of our common stock will be initially issuable upon exercise of each Warrant. If $79,000,000 or more in aggregate principal amount of Existing Notes is tendered and accepted in exchange for Units, 119.3995 shares of our common stock will be initially issuable upon exercise of each Warrant, and if between $22,000,000 and $79,000,000 in aggregate principal amount of Existing Notes is tendered and accepted in exchange for Units, the number of shares of our common stock initially issuable upon exercise of each Warrant shall be adjusted pro rata between 183.7512 and 119.3995 shares of our common stock.
Expiration	The earlier of an initial public offering by Cherokee and November 1, 2008.
Rights as a Membership Interest Holder
Holders of Warrants will not, by virtue of being Warrant holders, have any rights of a stockholder of Cherokee, including any right to receive dividends or to participate in any vote submitted to the holders of such common stock.
Stockholders' Agreement
In connection with the closing of the Exchange Offer and Consent Solicitation, each holder of a Warrant will, by execution of the Consent and Letter of Transmittal, become a party to the Stockholders' Agreement providing for customary rights among stockholders of a closely held corporation. The Stockholders' Agreement will provide for a right of first refusal exercisable by the Company and affiliates of Oaktree Capital Management, LLC and GFI Energy Ventures LLC with respect to certain proposed transfers, tag along and drag along rights and that, upon exercise of the Warrants, holders of shares of our common stock will be entitled to piggyback registration rights with respect to their shares of common stock.

The New Convertible Notes
Issuer	Cherokee International Corporation
Securities Offered	Up to $100 million aggregate principal amount of 12% Pay-In-Kind Senior Convertible Notes due 2008.
Interest; Interest Payment Dates	12%, payable at our option in cash or by increasing the principal amount of New Convertible Notes, on November 1 of each year, commencing on November 1, 2003.
Maturity Date	November 1, 2008.
Forced Conversion
The New Convertible Notes will not be convertible at the option of any individual holder. Except as set forth below, the New Convertible Notes are convertible only upon the affirmative vote of the holders of not less than a majority in aggregate outstanding principal amount (which shall include New Convertible Notes held by affiliates of the Company); provided, that such affirmative vote shall not be effective unless each holder owning in excess of 20% of the aggregate outstanding principal amount of New Convertible Notes votes in favor of such conversion. In addition, the New Convertible Notes will convert automatically into shares of our common stock at the Conversion Price upon specified public equity offerings and change of control transactions.

Upon the affirmative vote of the holders of not less than a majority in aggregate outstanding principal amount of New Convertible Notes, all outstanding New Convertible Notes automatically will be converted at the conversion rate described below; provided that, upon conversion, the principal amount of New Convertible Notes in excess of the principal amount on initial issuance thereof shall be paid in cash.

If all holders of Existing Notes exchange their Existing Notes for an aggregate of $100,000,000 principal amount of New Convertible Notes, 309.0365 shares of our common stock will be initially issuable upon conversion of each $1,000 principal amount of New Convertible Notes. The number of shares of our common stock initially issuable upon conversion of each $1,000 principal amount of New Convertible Notes will increase pro rata as the aggregate principal amount of New Convertible Notes issued in the Exchange Offer decreases. Accordingly, if, as assumed herein, $43,550,000 aggregate principal amount New Convertible Notes and $56,450,000 aggregate principal amount of New Senior Notes are issued in exchange for Existing Notes, then 541.9853 shares of our common stock will be initially issuable upon conversion of each $1,000 principal amount of New Convertible Notes. The conversion rate is subject to adjustment upon the occurrence of certain events with respect to shares of Cherokee common stock.

The New Convertible Notes will be convertible at any time on or before the close of business on the maturity date, unless we have previously redeemed or repurchased such notes; provided, however, that if the New Convertible Notes are called for redemption or repurchase, the holders will be entitled to convert the New Convertible Notes at any time before the close of business on the date fixed for redemption or repurchase, as the case may be.
Optional Redemption
The New Convertible Notes will be redeemable by us at our option, in whole or in part, at any time at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest up to the redemption date.
Change of Control
Upon the occurrence of a change of control, each holder of New Convertible Notes may require us to repurchase all or a portion of such holder's notes at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest up to the repurchase date.
Ranking and Security	The New Convertible Notes will be our senior secured obligations and will rank:
• senior in right of payment to all of our existing and future subordinated debt, including the Existing Notes; and
• equal in right of payment with all of our other existing and future senior debt, including indebtedness outstanding under the Senior Loan Agreements and the New Senior Notes.

The New Convertible Notes will be secured by a fourth-priority lien on substantially all of our domestic assets. The assets securing the New Convertible Notes will also secure our obligations under the Senior Loan Agreements and the New Senior Notes. The lenders under the Senior Credit Facility may be entitled to a security interest in certain foreign assets not included in the collateral securing the New Convertible Notes. The lien on the assets securing our obligations under the New Convertible Notes will be junior to the liens on the assets securing our obligations under the Senior Loan Agreements and the New Senior Notes. Accordingly, upon any foreclosure, the New Convertible Notes will not be entitled to the proceeds of any sale of the collateral until payment in full of all obligations outstanding under the Senior Loan Agreements and the New Senior Notes from such collateral.
The New Convertible Notes will be effectively junior to liabilities of our subsidiaries that are not direct obligors on the New Convertible Notes.

No Listing
The New Convertible Notes are a new issue of securities for which there is no established trading market. We do not intend to apply for listing of the New Convertible Notes on any securities exchange or for quotation through The Nasdaq Stock Market, Inc.
Registration
The Exchange Offer is being extended to you in reliance on the exemption from registration provided by Section 3(a)(9) of the Securities Act and has not been registered with the SEC. The New Convertible Notes you receive in the Exchange Offer should be freely tradeable under the Securities Act, except by persons who are considered our affiliates, as that term is defined in the Securities Act, or persons who hold Existing Notes that were previously held by an affiliate of ours.
The New Convertible Notes will be subject to certain restrictions on transfer set forth in the Stockholders' Agreement.
Stockholders' Agreement
In connection with the closing of the Exchange Offer and Consent Solicitation, each holder of New Convertible Notes will, by execution of the Consent and Letter of Transmittal, become a party to the Stockholders' Agreement providing for customary rights among stockholders of a closely held corporation. The Stockholders' Agreement will provide for a right of first refusal exercisable by the Company and affiliates of Oaktree Capital Management, LLC and GFI Energy Ventures LLC with respect to certain proposed transfers, tag along and drag along rights and that, upon conversion of the New Convertible Notes, holders of shares of our common stock will be entitled to piggyback registration rights with respect to their shares of our common stock.
Book-Entry; Delivery and Form	The New Convertible Notes will not be held through DTC. Rather, we will issue certificates representing the New Convertible Notes to Holders exchanging Existing Notes for New Convertible Notes.

The Existing Notes

        The Existing Notes were issued under the Existing Indenture, dated as of April 30, 1999, between us and U.S. Bank, N.A. (formerly, Firstar Bank of Minnesota, N.A.), as trustee. The Existing Notes were initially issued in a private transaction. We subsequently conducted an exchange offer pursuant to which we offered to exchange registered notes with substantially identical terms for the outstanding unregistered Existing Notes. The registration statement relating to such exchange offer contains a detailed description of the Existing Notes. We urge you to review that section of the registration statement prior to taking any action in the Exchange Offer and Consent Solicitation contemplated by this Offering Circular. The registration statement for the Existing Notes is our registration statement on Form S-4, File No. 82713, filed with the SEC on July 13, 1999 (the "Existing Notes Registration Statement"), and the Existing Indenture is filed as Exhibit 4.1 thereto.

Comparison of the Existing Indenture, the New Senior Indenture
and the New Convertible Indenture

        The terms contained in the Existing Indenture differ from the terms to be contained in the New Senior Indenture and the New Convertible Indenture as set forth herein under the caption "Comparison of the Indentures." If the Exchange Offer and Consent Solicitation is consummated, the Existing Indenture will be amended to eliminate substantially all of the restrictive covenants, certain events of default and certain restrictions on our ability to enter into merger transactions or to sell all or substantially all of our assets. Please refer to "Comparison of the Indentures" for more information.

Risk Factors

        Before making a decision with respect to the Exchange Offer and Consent Solicitation and an investment in the securities offered hereby, you should consider the information presented under the caption "Risk Factors."

Summary Financial Data

        The summary statement of operations data for each of the three years ended December 31, 1999, 2000 and 2001 have been derived from our audited consolidated financial statements and the related notes. The summary statement of operations data for each of the six months ended June 30, 2001 and 2002 and the summary balance sheet data as of June 30, 2002 have been derived from our unaudited consolidated financial statements and the related notes, which we believe include all adjustments necessary for a fair presentation of our financial condition and results of operations for such periods. The summary balance sheet data as of June 30, 2002, as adjusted, gives effect to the Restructuring Transactions as if they occurred on that date. See "Capitalization." The results of operations for interim periods are not necessarily indicative of the results for a full year's operations. Certain reclassifications have been made to the 2000 and 2001 presentation to conform with the 2002 presentation. You should read this summary financial data together with "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes incorporated by reference in this Offering Circular.

	Year Ended December 31,			Six Months Ended June 30,
	1999	2000	2001	2001	2002
	(in thousands, except per unit data)
Statement of Operations Data:
Net sales	$121,458	$143,175	$121,994	$72,283	$49,899
Cost of sales	77,593	97,961	91,243	53,229	36,772

Gross profit	43,865	45,214	30,751	19,054	13,127
Operating expenses	10,599	17,082	20,236	10,408	8,607
Special bonus distribution	5,330	—	—	—	—

Operating income	27,936	28,132	10,515	8,646	4,520
Interest expense	(10,675)	(16,779)	(16,470)	(8,542)	(7,455)
Other income (expense)	(709)	342	(270)	81	30

Income (loss) before income taxes	16,552	11,695	(6,225)	185	(2,905)
Provision for income taxes	—	32	268	154	127

Net income (loss)	$16,552	$11,663	$(6,493)	$31	$(3,032)

Net income (loss) per unit:
Basic	$.55	$.35	$(.18)	$.00	$(.08)
Diluted	$.55	$.34	$(.18)	$.00	$(.08)

Weighted Average Units Outstanding(a):
Basic	30,124	33,647	36,383	36,383	36,383

Diluted	30,211	33,985	36,383	36,553	36,383

	Year Ended December 31,			Six Months Ended June 30,
	1999	2000	2001	2001	2002
	(in thousands, except per unit data)
Other Financial Data:
EBITDA(b)	$35,656	$32,959	$17,209	$12,033	$6,223
EBITDA margin(c)	29.4%	23.0%	14.1%	16.6%	12.5%
Cash flow provided by (used in) operating activities	$19,152	$6,730	$17,009	$8,500	$4,856
Cash flow used in investing activities	(1,137)	(56,660)	(2,000)	(770)	(467)
Cash flow provided by (used in) financing activities	(13,436)	43,528	(13,197)	(2,127)	(5,193)
Depreciation and amortization	2,390	4,827	6,694	3,387	1,703
Capital expenditures	532	4,873	1,745	669	436
	As of June 30, 2002
	Actual	As Adjusted
	(in thousands)
Balance Sheet Data:
Working capital (deficit)(d)	$(136,688)	$18,733
Total assets	98,656	99,571
Total debt	153,299	158,363
Members' equity (deficit)	(77,883)	(80,282)

(a)
The number of units previously outstanding is not comparable to the number of shares of common stock expected to be outstanding upon consummation of the Restructuring Transactions.

(b)
EBITDA represents operating income plus depreciation and amortization and, for the year ended December 31, 1999, plus a special bonus of $5,330,000 made by Cherokee in connection with its recapitalization. We consider EBITDA to be a widely accepted financial indicator of our ability to service debt, fund capital expenditures and expand our business; however, EBITDA is not calculated in the same way by all companies and is neither a measurement required, nor represents cash flow from operations as defined, by generally accepted accounting principles. You should not consider EBITDA to be an alternative to net income, an indicator of operating performance or an alternative to cash flow as a measure of liquidity.

(c)
EBITDA Margin represents EBITDA as a percentage of net sales.

(d)
Because of subjective acceleration clauses included in the August 2002 amendment to our existing credit facility, combined with uncertainties about our ability to meet our financial covenants for the next twelve months, our actual balance sheet at June 30, 2002 reflects the reclassification of the long-term portion of our senior bank debt, as well as subordinated debt and capital lease obligations (which contain cross default/acceleration terms), from noncurrent to current liabilities in accordance with FASB Technical Bulletin 79-3, Subjective Acceleration Clauses in Long-Term Debt Agreements. The total actual amounts of long-term debt and capital lease obligations reclassified to current at June 30, 2002 were $130,005,470 and $1,374,783, respectively. The "As Adjusted" working capital includes only the current portion of the debt following the Restructuring Transactions.

RISK FACTORS

        Investing in the securities involves a high degree of risk. You should carefully consider the risks described below as well as the other information appearing in this Offering Circular before making a decision with respect to the Exchange Offer and Consent Solicitation and an investment in any of the securities offered hereby.

Risks Relating to Our Financial Condition

Our substantial indebtedness and debt service obligations could impede our operations and flexibility.

        We have a large amount of outstanding debt compared to the net book value of our assets, and we have substantial repayment obligations and interest expense. As of June 30, 2002, assuming that the Restructuring Transactions had occurred as of that date, Cherokee LLC would have had:

  •
  total consolidated debt of approximately $158.4 million; and

  •
  members' deficit of approximately $80.3 million.

        In addition, although the New Senior Notes will have an interest rate lower than the Existing Notes, the New Convertible Notes will have a higher interest rate, which will be payable at our option in cash or in additional principal amount of New Convertible Notes. Although we expect that the Senior Credit Facility will limit our ability to make such payments in cash and that interest on the Second Lien Note also will be payable-in-kind for at least two years, the interest is merely being deferred to a later date and, in the meantime, increases our principal obligation.

        Our level of debt and the limitations imposed on us by our debt agreements could have other important consequences to us, including the following:

  •
  we may have less ability to satisfy our obligations with respect to our outstanding indebtedness, including the New Notes;

  •
  we will have to use a substantial portion of our cash flow from operations for debt service;

  •
  we may not be able to obtain additional debt financing for future working capital, capital expenditures or other corporate purposes;

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  we could be less able to take advantage of significant business opportunities, such as acquisition opportunities, and to react to changes in market or industry conditions;

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  we are more vulnerable to general adverse economic and industry conditions; and

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  we are at a disadvantage to competitors with lower levels of outstanding debt compared to net book value of assets.

        Any one or more of these factors could have a material adverse effect on our business, financial condition, results of operations, prospects and ability to satisfy our obligations under the New Notes and any of our other indebtedness. Subject to the terms of the New Notes and the agreements governing our other debt obligations, we may be able to incur additional debt in the future. If we incur additional debt, the related risks that we now face could increase.

We may not be able to generate sufficient cash from our operations to fulfill our obligations under the New Notes or our other outstanding indebtedness, and our financial condition may be negatively affected.

        Our cash flow from operations is currently not sufficient to meet our cash requirements, including interest payments on our existing debt instruments. If we consummate the Restructuring Transactions, our cash flows from operations are sufficient to meet our current cash requirements, but may be inadequate to meet our anticipated cash requirements in the future. We have been generating net losses since the quarter ended June 30, 2001. For the year ended December 31, 2001, and the six months ended June 30, 2002, we had net losses of $6.5 million and $3.0 million, respectively. In addition, as a result of recent amendments to our existing senior credit facility, coupled with the uncertainties of our financial condition, we have reclassified the long-term portion of our existing senior credit facility, as well as the Existing Notes and certain capital lease obligations, from noncurrent to current liabilities at June 30, 2002. If our losses persist, our ability to service our debt and achieve our business objectives will be impaired, and we may have to seek bankruptcy protection or commence liquidation or administrative proceedings. In addition, because each Holder has the option to choose the form of Consideration that it will receive in the Exchange Offer, we cannot accurately predict what our debt capital structure and debt service requirements will be upon consummation of the Exchange Offer and Consent Solicitation.

        Our ability to meet our future debt obligations, as restructured, depends upon our future performance. General economic and competitive conditions and financial, business and other factors will affect our operations and our future performance. Many of these factors are beyond our control. If we are unable to meet our debt obligations, we may be forced to reduce or delay capital expenditures, sell assets or seek to obtain equity financing or a further restructuring of our debt. We may not be successful in completing any such transactions or obtaining any such financing on satisfactory terms or at all.

The terms of the agreements governing our indebtedness, including under the Senior Loan Agreements and the New Senior Notes Indenture, contain or will contain significant restrictions on our operations that, among other things limit our ability to:

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  incur additional indebtedness;

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  pay dividends on, redeem or repurchase our capital stock;

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  make investments;

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  guarantee indebtedness;

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  incur liens;

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  transfer assets and dispose of proceeds of such sales;

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  enter into agreements that restrict our restricted subsidiaries from paying dividends, making loans or otherwise transferring assets to us or to any of our other restricted subsidiaries;

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  engage in certain transactions with affiliates; or

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  merge, consolidate or sell all or substantially all of our assets.

        In addition, under the Senior Loan Agreements, we will be required to meet a number of financial ratios and tests.

        Our ability to comply with our debt agreements may be affected by events beyond our control, including prevailing economic, financial and industry conditions. The breach of any covenants or restrictions in these agreements could result in a default under the New Indentures and the Senior Loan Agreements. Such an event of default under our debt agreements would permit some of our lenders to declare all amounts borrowed from them to be due and payable, together with accrued and unpaid interest, and the commitments of the lenders under the Senior Credit Facility to make further extensions of credit could be terminated.

Any reduction in trade credit from our suppliers could materially adversely affect our operations and financial condition.

        We depend on the continuing willingness of our suppliers to extend credit to us to finance our inventory purchases. If suppliers become concerned about our ability to generate liquidity and service our debt, they may delay shipments to us or require payment in advance. Because of our limited access to sources of liquidity, any such actions by our suppliers could have a material adverse effect on our ability to continue our business.

Risks Relating to this Exchange Offer and Consent Solicitation and the New Securities

If you have claims against us resulting from your acquisition or ownership of Existing Notes, you will give up those claims if you exchange your Existing Notes.

        By tendering your Existing Notes in the Exchange Offer and delivering a Consent in the Consent Solicitation, you will be deemed to have released and waived any and all claims you, your successors and your assigns have or may have had against us, our subsidiaries, our affiliates and our equity owners, and the directors, officers, managers, employees, attorneys, accountants, advisors, agents and representatives of the same, in each case whether current or former, arising from or related to, or in connection with, your acquisition or ownership of Existing Notes, whether those claims arise under federal or state securities laws or otherwise. It is possible that the Consideration you receive in the Exchange Offer will have a value less than the value of any such legal claims that you may have had and are relinquishing. In addition, Holders who do not participate in the Exchange Offer and Consent Solicitation will continue to have the right to pursue any such claims that they may have against us.

The value of the collateral securing the New Senior Notes and the New Convertible Notes may not be sufficient to satisfy all amounts we owe under all of our secured debt.

        We will secure our obligations under the New Notes by granting a security interest in and/or pledging substantially all of our domestic assets and we may pledge a portion of the capital stock of our foreign subsidiaries to secure these obligations. These assets also will secure our obligations under the Senior Loan Agreements. In addition, the lenders under our Senior Credit Facility may be entitled to a security interest in certain of our other foreign assets. Steps to perfect liens on capital stock of our foreign subsidiaries that may be included in the collateral have not been taken in its jurisdiction of organization, which may limit our rights in such collateral. Further, the lien on our assets securing our obligations under the New Senior Notes will be junior to the lien on the collateral securing our obligations under the Senior Loan Agreements, and the lien on the assets securing our obligations under New Convertible Notes will be junior to the lien on the collateral securing our obligations under the New Senior Notes and the Senior Loan Agreements. The fact that the lenders under the Senior Loan Agreements will have senior liens on the security means that in any liquidation of the collateral, the proceeds would be applied first to amounts due under the Senior Loan Agreements. In addition, any remaining amounts would be applied next to amounts due under the New Senior Notes and only then to amounts due under the New Convertible Notes. The value of the collateral likely will not be sufficient to pay all amounts due under each of the Senior Credit Facility, the Second Lien Note, the New Senior Notes and the New Convertible Notes. See "Description of Notes—Security."

        We have not conducted third-party appraisals of the collateral in connection with this Exchange Offer and Consent Solicitation. A substantial portion of our asset value is goodwill. The value of the collateral in the event of a liquidation will depend upon market and economic conditions, including the availability of buyers, and other factors. By its nature, some or all of the collateral will be illiquid and may have no readily ascertainable market value. Likewise, the collateral may not be saleable, or, if saleable, there could be substantial delays in its liquidation. Accordingly, the proceeds of any sale of the collateral pursuant to the New Indentures and the related collateral agreements following an event of default may be substantially less than amounts due under the Senior Loan Agreements and the New Notes. If the proceeds from the sale of any of the collateral were not sufficient to repay all amounts due on either the New Senior Notes or the New Convertible Notes, the holders of the applicable New Notes (to the extent not repaid from the proceeds of the sale of the collateral) would only have an unsecured claim against the remaining assets.

        The trustees under the New Indentures, the lenders under our Senior Credit Facility and the lenders under the Second Lien Note will enter into one or more intercreditor agreements to govern the relationship among them, including their obligations and rights regarding the shared collateral. Financing by multiple lenders with security interests in common collateral may result in increased complexity and lack of flexibility in a debt restructuring or other work-out relating to us. Furthermore, under the intercreditor agreement, the remedies of each trustee in the event of a default will be limited. Under the intercreditor agreement, if either the New Senior Notes or the New Convertible Notes become due and payable prior to their stated maturity or are not paid in full at their stated maturity at a time during which we have obligations outstanding under the Second Lien Note or our Senior Credit Facility, none of the Second Lien Note lenders or the trustees will have the right to foreclose upon the collateral unless and until the lenders under the Senior Credit Facility fail to commence the exercise of remedies with respect to or in connection with the collateral within 180 days (which period will be extended indefinitely in the event of a bankruptcy or insolvency proceeding or other event which prevents the exercise of remedies during such period) following notice (the "Default Period") to such lenders of the occurrence of an event of default under the applicable indenture. In addition, in such case, and in the event the applicable event of default is under the New Senior Indenture, the trustee for the New Senior Notes will not have the right to foreclose upon the collateral unless and until the Second Lien Note lenders fail to commence the exercise of remedies within 60 days (which period will be extended indefinitely in the event of a bankruptcy or insolvency proceeding or other event which prevents the exercise of remedies during such period) following the end of the Default Period, and, in the event the applicable event of default is under the New Convertible Indenture, the trustee under the New Convertible Notes will not have the right to foreclose upon the collateral unless and until the trustee under the New Senior Notes fails to commence the exercise of remedies within 120 days (which period will be extended indefinitely in the event of a bankruptcy or insolvency proceeding or other event which prevents the exercise of remedies during such period) following the end of the Default Period. The intercreditor agreement also will restrict the rights of the Second Lien lenders and each of the trustees and the holders of the New Notes in an insolvency proceeding. The intercreditor agreement also will require the net proceeds from the sale of collateral to be applied first to our obligations outstanding under the Senior Credit Facility, second to our obligations outstanding under the Second Lien Note, third to our obligations outstanding under the New Senior Notes and fourth to our obligations outstanding under the New Convertible Notes.

        The right of either trustee to repossess and dispose of the collateral securing the applicable New Notes upon the occurrence of an event of default under the applicable indenture is likely to be significantly impaired by bankruptcy law if a bankruptcy case were to be commenced by or against us before such trustee is able to repossess and dispose of the collateral. See "—Bankruptcy may delay payment on the New Notes and execution on the collateral."

Bankruptcy may delay payment on the New Notes and execution on the collateral.

        The Bankruptcy Code generally prohibits the payment of pre-bankruptcy debt by a company that commences a bankruptcy case. If we became debtors in a bankruptcy case, so long as the case was pending, you would likely not receive any payment of principal or interest due under the New Notes. In addition, under the Bankruptcy Code, a claim is a secured claim only to the extent of the value of the creditor's interest in the collateral securing the claim. Because the lien of the holders of the New Senior Notes in the collateral is junior to the lien in such collateral under the Senior Loan Agreements, and the lien of the holders of the New Convertible Notes in the collateral is junior to the lien in such collateral under the New Senior Notes and the Senior Loan Agreements, holders of the New Senior Notes would be deemed to be secured only to the extent, if any, that the value of the collateral securing the New Senior Notes exceeds our obligations under the Senior Loan Agreements, and holders of the New Convertible Notes would be deemed to be secured only to the extent, if any, that value of the collateral securing the New Convertible Notes exceeds our obligations under each of the Senior Loan Agreements and the New Senior Notes.

        The Bankruptcy Code generally provides for the payment of secured claims (in the amount determined as of the commencement of the bankruptcy case) in full. As discussed above, however, your claims will be secured only to the extent, if any, that the value of the collateral exceeds amounts outstanding under the Senior Loan Agreements in the case of the New Senior Notes and, in addition, under the New Senior Notes in the case of the New Convertible Notes. The remaining portion of your claims will constitute unsecured claims. In most bankruptcy cases, holders of unsecured claims receive significantly less than the face amount of their claims.

        Even if the New Notes are determined to be fully secured, the Bankruptcy Code prohibits a debtor's secured creditor from exercising its rights with respect to the secured creditor's collateral without bankruptcy court authorization. Thus, if we became debtors in a bankruptcy case, neither trustee under the New Indentures could exercise its rights under the applicable indenture to repossess and dispose of the collateral without first seeking court approval. It is uncertain whether or when the court would grant that approval. The Bankruptcy Code permits a debtor, in some circumstances, to retain and to use collateral (and the proceeds thereof), so long as the secured creditor receives "adequate protection" of its interest in the collateral. Due to the junior nature of your lien, as discussed above, you may not be entitled to "adequate protection." Moreover, because the term "adequate protection" lacks a precise definition, and because the bankruptcy court has broad discretionary powers, it is impossible to predict if and to what extent holders of New Notes would be compensated for any delay in payment or depreciation in the value of the collateral.

        In most instances, the Bankruptcy Code prohibits the accrual of interest after a case's commencement, except with respect to claims that are over-secured. Accordingly, unless the bankruptcy court concluded, (1) in the case of the New Senior Notes, that the collateral securing such notes exceeded (a) the amount outstanding under the Senior Loan Agreements and (b) the principal amount outstanding under the New Senior Notes, and (2) in the case of the New Convertible Notes, that the collateral securing such notes exceeded (a) the amount outstanding under the Senior Loan Agreements, (b) the principal amount outstanding under the New Senior Notes and (c) the principal amount outstanding under the New Convertible Notes, the amount of a holder's claims, based on the applicable New Notes, would not accrue interest and would be fixed as of the time of bankruptcy, regardless of the length of the bankruptcy case and the delay in payment.

There is currently no public market for the New Notes or the Warrants and an active market may not develop for any of the securities.

        All of the securities offered in the Exchange Offer will constitute a new issue of securities with no established trading market. Although the securities will be freely tradeable securities under the federal securities laws for holders that are not our affiliates, we do not intend to list any of the securities on any national securities exchange or to seek approval for quotation through any automated quotation system. Accordingly, an active public or other market may never develop for any of the securities and, therefore, the new securities may not have liquidity. If a market does not develop or is not maintained, holders of the securities may experience difficulty in reselling them or may be unable to sell them at all. If a market for the securities develops, any such market may cease at any time. If a public market develops for any of the securities, future prices of such securities will depend on many factors, including, among other things, prevailing interest rates, our results of operations, the markets for similar securities and other factors, including our financial condition. Any of the New Notes may trade at a discount from their principal amount.

There is currently no public market for the shares of our common stock to be issued upon exercise of the Warrants or conversion of the New Convertible Notes, and the securities laws may restrict us from issuing shares of our common stock upon the exercise or conversion of such securities.

        Our shares of common stock will constitute a new issue of securities with no established trading market. In addition, our shares of common stock will not be registered under the Securities Act or listed on any national securities exchange or quoted through any automated quotation system. We are not required, and do not intend, in connection with the Exchange Offer and Consent Solicitation, to register any shares of our common stock under the Securities Act. Accordingly, we will only be able to issue shares of our common stock upon exercise of the Warrants or conversion of the New Convertible Notes pursuant to an exemption from the registration requirements of the Securities Act. Moreover, an active public market may never develop for, and there may be no liquidity with respect to, our common stock. You may have to hold shares of our common stock indefinitely, and you may not be able to sell them at the prices that you desire.

You likely will not receive dividends on the shares of our common stock underlying the Warrants or the New Convertible Notes.

        As a holder of a Warrant or a New Convertible Note, you will not have any of the rights of ownership of our common stock, such as voting rights or the right to receive dividends. You merely have the right to acquire shares of our common stock upon exercise or conversion. We do not anticipate paying any cash dividends on our common stock in the foreseeable future. In addition, the agreements governing our indebtedness restrict our ability to pay dividends on our common stock. Accordingly, you likely will not receive dividends on our common stock even if you exercise your Warrants or the New Convertible Notes are converted.

The New Convertible Notes will not be convertible at the option of each holder and may be converted automatically in specified circumstances or at any time by holders of not less than a majority in aggregate outstanding principal amount of New Convertible Notes.

        The terms of the New Convertible Notes provide that, upon the affirmative vote of holders of not less than a majority in aggregate principal amount of outstanding New Convertible Notes (which must include the vote of each holder owning in excess of 20% of the aggregate outstanding principal amount of New Convertible Notes), all such notes will automatically be converted into shares of our common stock, whether each individual holder desires to convert at that time or not, at the conversion rate set forth therein. Holders do not have an individual conversion right. In addition, the New Convertible Notes will convert automatically into shares of our common stock at the conversion rate upon specified public equity offerings and change of control transactions. Accordingly, if you exchange your Existing Notes for New Convertible Notes, your notes may be converted into shares of our common stock without your consent, and you may not be able to convert your New Convertible Notes at a time that you desire to do so. We expect that, upon consummation of the Exchange Offer, affiliates of Oaktree Capital Management, LLC, GFI Energy Ventures LLC and GSC Partners will hold $43,550,000 in New Convertible Notes in the aggregate. As a result, the Oaktree/GFI affiliates may hold a majority of the aggregate principal amount of outstanding New Convertible Notes upon consummation of the Exchange Offer and could have the ability to convert your notes into shares of common stock at any time.

A small group of our stockholders will control Cherokee upon consummation of the Restructuring Transactions.

        Upon consummation of the Restructuring Transactions, affiliates of Oaktree Capital Management, LLC and GFI Energy Ventures LLC will own approximately 67.4% of the outstanding voting power of our common stock in the aggregate, and approximately 44.590% of our outstanding common stock on a fully diluted basis. In addition, they will have the ability, pursuant to the Stockholders' Agreement, to nominate four of our eight directors. Because of these holdings and their rights under the Stockholders' Agreement, these stockholders will be able to exercise control over all matters requiring stockholder approval, including the election of directors (subject to the terms of the Stockholders' Agreement), amendment of our certificate of incorporation and approval of significant corporate transactions, and they will have significant control over our management and policies. The directors elected by these stockholders will be able to significantly influence decisions affecting our capital structure. The interests of these stockholders may be different from your interests. This control may have the effect of delaying or preventing changes in control or changes in management, or limiting the ability of our other stockholders to approve transactions that they may deem to be in their best interest.

The Warrants may have no value in bankruptcy.

        In the event a bankruptcy or reorganization is commenced by or against us, a bankruptcy court may hold that unexercised Warrants are executory contracts that may be subject to rejection by us with approval of the bankruptcy court. As a result, holders of the Warrants may not, even if sufficient funds are available, be entitled to receive any consideration or may receive an amount less than they would be entitled to if they had exercised their Warrants prior to the commencement of any such bankruptcy or reorganization.

You will be required to become a party to our Stockholders' Agreement, which will place restrictions on your ability to transfer certain of the securities issued in the Exchange Offer and Consent Solicitation.

        Holders of the Warrants and holders of the New Convertible Notes will be required to become a party to the Stockholders' Agreement, which places limitations on such holders' ability to transfer their securities. Holders of Existing Notes who exchange those notes for Units in the Exchange Offer will automatically become a party to the Stockholders' Agreement by execution of the Consent and Letter of Transmittal. Pursuant to the Stockholders' Agreement, holders of shares of our common stock or any of our securities convertible into or exercisable or exchangeable for shares of our common stock will be subject to a right of first refusal by us and certain of our affiliates upon any proposed sale of such securities and will be subject to customary drag-along rights. These restrictions may make it more difficult for you to sell the Warrants, the New Convertible Notes or the shares of our common stock underlying those securities.

We may be unable to repurchase the New Notes upon a change of control.

        Upon the occurrence of specific change of control events, we will be required to offer to repurchase the New Notes at 100% of their principal amount, plus accrued interest. We expect that certain events constituting a change of control also will constitute an event of default under our Senior Loan Agreements, enabling the lenders to accelerate amounts due thereunder. Any of our future debt agreements may contain similar provisions. Our ability to pay cash to the holders of the New Notes in connection with such repurchase, as well as any other amounts that become due as a result of a change of control, will be limited by our then existing financial resources. Accordingly, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of New Notes.

        If we fail to repurchase any New Notes submitted in a change of control offer, it would constitute an event of default under the New Indenture or the New Convertible Indenture, as applicable, which could constitute an event of default under our other indebtedness, even if the change of control itself would not cause a default. This could allow some of our lenders to proceed against our assets.

        In addition, some important corporate events, such as leveraged recapitalizations, that would increase the level of our debt or that could otherwise adversely affect our financial condition or operating results, would not constitute a change of control under the New Indenture or the New Convertible Indenture. Accordingly, these indentures will not protect the holders of the notes issued thereunder from such corporate events.

Risks Of Failure To Exchange

The Proposed Amendments to the Existing Indenture will eliminate many protections intended for the Holders of Existing Notes.

        In the event that the Proposed Amendments are approved, the Existing Notes will no longer have the benefit of the restrictive covenants, certain events of default and certain restrictions on our ability to enter into merger transactions or sell all or substantially all of our assets, contained in the Existing Indenture. We expect that the Proposed Amendments will become effective because, pursuant to the Exchange Agreements, Holders owning in excess of a majority in aggregate principal amount of Existing Notes have already agreed to tender their Existing Notes and deliver Consents from the applicable Record Date Holders. The Existing Indenture, as so amended, will continue to govern the terms of all Existing Notes that remain outstanding after consummation of the Exchange Offer and Consent Solicitation. The elimination of these provisions would permit us, insofar as the Existing Indenture is concerned, to, among other things, incur indebtedness, pay dividends or make other restricted payments, incur liens or make investments that would otherwise not have been permitted pursuant to the Existing Indenture. Any such actions that we would be permitted to take as a result of the changes to the Existing Indenture effected by the Supplemental Indenture may increase the credit risk with respect to us faced by the non-tendering Holders or otherwise adversely affect the interests of the non-tendering Holders. See "The Exchange Offer and Consent Solicitation—Consequences of Failure to Exchange." If the Proposed Amendments are approved, each non-exchanging Holder of Existing Notes will be bound by the Proposed Amendments, despite the fact that such Holder did not consent to the Proposed Amendments. The New Indenture will contain substantially all of the restrictions currently set forth in the Existing Indenture, as modified as described under "Summary—Comparison of the Indentures." Accordingly, holders of the New Notes will be afforded significantly greater protections than the Holders of Existing Notes. In addition, the Existing Notes will mature after the New Notes, which may adversely affect our ability to repay the Existing Notes.

The Existing Notes will rank junior in right of payment to the Senior Loan Agreements and the New Notes and will not have the benefit of any security.

        The New Notes issued in the Exchange Offer and Consent Solicitation and the Senior Loan Agreements will rank senior in right of payment to the Existing Notes and will be secured by liens on substantially all of our assets. As a result of the subordination of the Existing Notes, if we become insolvent or enter into a bankruptcy or similar proceeding, holders of our senior indebtedness must be paid in full before Holders of Existing Notes are paid at all. In addition, we will not be able to make any cash payments to Holders of Existing Notes if we have failed to make payments to holders of designated senior indebtedness, including the Senior Loan Agreements and the New Notes. In the event of a default under our secured obligations, including the Senior Loan Agreements and the New Notes, the lenders thereunder will be able to foreclose on the assets securing those obligations and we will likely not be able to satisfy our obligations under the Existing Notes.

The liquidity of the Existing Notes will be reduced.

        The market for any Existing Notes outstanding after completion of the Exchange Offer and Consent Solicitation could be limited or nonexistent due to the reduction in the amount of Existing Notes left outstanding and the loss of the benefit of the restrictive covenants provided by the Existing Indenture. If a market for unexchanged Existing Notes exists after consummation of the Exchange Offer and Consent Solicitation, the Existing Notes will likely trade at a discount to the price at which they would trade in the absence of this transaction, depending on prevailing interest rates, our results of operations, the market for similar securities and other factors, including our financial condition. You may not be able to sell unexchanged Existing Notes following the consummation of the Exchange Offer and Consent Solicitation at all or at the price you want.

Risks Relating to our Business

The loss of one or more major customers could materially and adversely affect our results of operations.

        During 2001, our top ten customers accounted for approximately 54% of our sales and, for the six months ended June 30, 2002, our top ten customers accounted for approximately 60% of our sales. The loss of any of our major customers could have a material adverse effect on our financial condition or results of operations. We do not have long-term contracts with our customers. As a result, a customer may transfer, reduce the volume of, or cancel a purchase order, each of which could adversely affect our financial condition or results of operations. In addition, as a provider of power supplies to OEMs, our sales are dependent upon the success of the underlying products of which our power supplies are a component.

If the unfavorable U.S. economic conditions continue or worsen, our business will continue to suffer and we may not be able to generate new customers.

        During 2000, we began to experience declining sales due to lower customer demand as a result of unfavorable economic conditions and reduced capital spending by communication service providers that purchase our customers' products. Net sales for our North American operations decreased over 38% in 2001 compared to 2000. In addition, our 2000 North American net sales were down 8% from 1999, primarily due to a decline in sales to IBM, one of our largest customers. Continued negative or declining economic conditions could continue to negatively impact our business. In addition, due to these and other factors, our financial condition has worsened. As a result, we expect that we may not experience the level of new business commensurate with our past experience. Because the life cycle of our products is generally two to three years and we have been experiencing decreasing sales to our existing customers, the inability to generate new customers will impact our business negatively with increasing significance over the next few years.

We could lose business if we fail to keep up with rapid technological change in the electronic equipment industry.

        Many of our existing customers are in the electronic equipment industry, especially telecommunications and networking, and produce products that are subject to rapid technological change, obsolescence and large fluctuations in world-wide product demand.

        These industries are characterized by intense competition and end-user demand for increased product performance at lower prices. Our customers make similar demands on us. We may not properly assess developments in the electronic equipment industries or identify product groups and customers with the potential for continued and future growth. Factors affecting the electronic equipment industries, in general, or any of our major customers or their products, in particular, could have a material adverse effect on our financial condition or results of operations.

        The markets for our products are characterized by:

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  rapidly changing technologies;

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  increasing customer demands;

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  evolving industry standards;

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  frequent new product introductions; and

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  in some cases, shortening product life cycles.

        Generally, our customers purchase power supplies from us for the life cycle of a product. The development of new, technologically advanced products is a complex and uncertain process requiring high levels of innovation and cost, as well as the accurate anticipation of technological and market trends. As the life cycle of our customers' products shorten, we will be required to bid on contracts for replacement or next generation products to replace revenues generated from discontinued products more frequently. We may not successfully develop, introduce or manage the transition of new products. The failure of, or the delay in, anticipating technological advances or developing and marketing product enhancements or new products that respond to any significant technological change or change in customer demand could have a material adverse effect on our financial condition or results of operations.

We face significant competition; our failure to effectively compete could materially and adversely affect our results of operations and market share.

        The design, manufacture and sale of power supplies is highly competitive. Our competition includes numerous companies located throughout the world, some of which have advantages over us in terms of labor and component costs and technology. Many of our competitors have a stronger financial condition and substantially greater resources and geographic presence than we do. Competition from existing competitors or new market entrants may increase. We also face competition from current and prospective customers that may design and manufacture their own power supplies. In times of an economic downturn, or when dealing with high-volume orders, price may become an increasingly important competitive factor, which could cause us to reduce prices and thereby adversely affect our results of operations. Some of our major competitors have also been engaged in merger and acquisition transactions. Such consolidations by competitors are likely to create entities with increased market share, customer bases, technology and marketing expertise, and/or sales force size. These developments may adversely affect our ability to compete. We may not be able to compete successfully against current or future competitors in the market.

Our dependence on international operations subjects us to various risks associated with, among other things, foreign laws, policies, economies and exchange rate fluctuations.

        We have manufacturing operations located in Mexico, Belgium and India. These operations are subject to inherent risks, including variations in tariffs, quotas, taxes and other market barriers, political and economic instability, work stoppages or strikes, unexpected changes in regulatory requirements, restrictions on the export or import of technology, and difficulties in staffing and managing international operations, which could have a material adverse effect on our financial condition or results of operations. Although we transact business primarily in United States dollars, a portion of our sales and/or expenses, including labor costs, are denominated in the Mexican peso, the Indian rupee, the euro and other European currencies. Fluctuations in the value of the U.S. dollar relative to these foreign currencies, or increased import duties, the imposition of tariffs or import quotas or interruptions in transportation, could materially adversely affect our revenues, costs of goods sold and operating margins and could result in exchange losses or delays in shipments. Historically, we have not actively engaged in substantial exchange rate hedging activities and do not intend to do so in the future.

An interruption in delivery of component supplies could lead to supply shortages or a significant increase in prices of component supplies, which could materially and adversely affect our business.

        We are dependent on our suppliers for timely shipments of components. We typically use a primary source of supply for each component used in our products. Establishing alternate primary sources of supply, if needed, could take a significant period of time which could result in supply shortages and increased prices. In some cases, components are sourced from only one manufacturer and an interruption in supply could materially adversely affect our operations. Any shortages of particular components, including components manufactured in our India facilities, could increase product delivery times and/or costs associated with manufacturing, thereby reducing gross margins. Additionally, such shortages could cause a substantial loss of business due to shipment delays. Any significant shortages or price increases of components could have a material adverse effect on our financial condition or results of operations.

Our quarterly sales may fluctuate while our expenditures remain relatively fixed, potentially resulting in lower gross margins.

        Our quarterly results of operations have fluctuated in the past and may continue to fluctuate in the future. Variations in volume production orders and in the mix of products sold by us have significantly affected sales and gross profit. Sales generally may also be affected by other factors. These factors include:

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  the receipt and shipment of large orders;

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  raw material availability and pricing;

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  product and price competition; and

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  the length of sales cycles and economic conditions in the electronics industry.

        Many of these factors are outside our control.

        We do not obtain long term purchase orders or commitments from our customers, and a substantial portion of sales in a given quarter may depend on obtaining orders for products to be manufactured and shipped in the same quarter in which those orders are received. Sales for future quarters may be difficult to predict. We rely on our estimates of anticipated future volumes when making commitments regarding the level of business that we will seek and accept, the mix of products that we intend to manufacture, the timing of production schedules and the levels and utilization of personnel, inventory and other resources.

        A variety of conditions, both specific to the individual customer and generally affecting the customer's industry, may cause customers to cancel, reduce or delay orders that were previously made or anticipated. At any time, a significant portion of our backlog may be subject to cancellation or postponement. We may not be able to timely replace cancelled, delayed or reduced orders. Significant or numerous cancellations, as well as reductions or delays in orders by a customer or group of customers, could materially adversely affect our financial condition or results of operations.

        Our expense levels are relatively fixed and are based, in part, on expectations of future revenues. Consequently, if revenue levels are below expectations, our financial condition or results of operations could be materially adversely affected.

        Due to all of the preceding factors, in some future quarter or quarters our financial condition or results of operations may be below our expectations and our gross margins may decrease. In addition, the overall downturn in general economic conditions has exacerbated the risks described above. We expect that our business will continue to be negatively impacted until general economic conditions improve.

Our ability to maintain and enhance product and manufacturing technologies and to successfully operate our business is dependent upon our continued ability to attract and retain key personnel.

        Our success depends to a significant degree on the efforts of our senior management team. We have no employment agreements with our key management executives and do not maintain key person life insurance for any of our officers or directors. We believe that the loss of service of any of these executives could have a material adverse effect on our business.

        Our ability to maintain and enhance product and manufacturing technologies and to manage any future growth will also depend on our success in attracting and retaining personnel with highly technical skills. The competition for these qualified technical personnel may be intense if the relatively limited number of qualified and available power engineers continues. We may not be able to attract and retain qualified management or other highly technical personnel.

Changes in government regulations or product certification could result in delays in shipment or in lost sales, thereby materially and adversely affecting our results of operations.

        Our operations are subject to general laws, regulations and government policies in the United States and abroad relating to items such as minimum wage, employee safety and other health and welfare regulations. Additionally, our product standards are certified by agencies in various countries including the United States, Canada, Germany and the United Kingdom among others. As many customers will not order uncertified products, changes in such certification standards could negatively affect the demand for our products, result in the need to modify our existing products or affect the development of new products, each of which may involve substantial costs or delays in sales and could have a material adverse effect on our financial condition or results of operations.

Environmental compliance could require significant expenditures, thereby materially and adversely affecting our results of operations.

        We are subject to federal, state and local environmental laws and regulations (in both the United States and abroad) that govern the handling, transportation and discharge of materials into the environment, including into the air, water and soil. Environmental laws could become more stringent over time, imposing greater compliance costs and increasing risks and penalties associated with violation. Should there be an environmental occurrence, incident or violation, our financial condition or results of operations may be adversely affected. We could be held liable for significant damages for violation of environmental laws and could also be subject to a revocation of licenses or permits, thereby materially and adversely affecting our financial condition or results of operations.

USE OF PROCEEDS

        We will not receive any cash proceeds from the issuance of the securities in the Exchange Offer and Consent Solicitation. Upon the expiration of the Exchange Offer and Consent Solicitation, we will cancel all Existing Notes that are validly tendered and not properly withdrawn.

CAPITALIZATION

        The following table sets forth our cash and cash equivalents and capitalization as of June 30, 2002 on an (1) actual basis and (2) as adjusted to give effect to the Restructuring Transactions as if they had occurred on June 30, 2002 on the terms set forth in this Offering Circular. With respect to the Restructuring Transactions, we have assumed that:

  •
  the Senior Credit Facility and the Second Lien Note are entered into to refinance the existing credit facility and provide additional funds necessary to (i) make the November 1, 2002 interest payment of $5,250,000 due on the Existing Notes and (ii) pay estimated expenses relating to the Restructuring Transactions of $1,750,000, of which $1,450,000 is expensed and $300,000 is capitalized as deferred financing costs;

  •
  all Existing Notes are exchanged in the Exchange Offer, resulting in the issuance of $56,450,000 of New Senior Notes and $43,550,000 of New Convertible Notes;

  •
  a gain of $2,095,000 is recognized on early retirement of debt relating to the existing credit facility;

  •
  $3,044,000 of unamortized deferred financing costs is written off; and

  •
  the Reorganization is completed, and 8,633,687 shares of common stock of Cherokee are issued in exchange for all outstanding Membership Interests in Cherokee LLC.

        As a result of the Reorganization from a limited liability company into a corporation, Cherokee will become subject to corporate taxation at the federal, state and local levels. In addition, Cherokee anticipates that as a result of the Reorganization, a deferred tax asset will arise, against which the Company intends to record full valuation allowance. The consummation of each of the Restructuring Transactions is cross conditioned. Holders of Existing Notes may choose to exchange their Existing Notes for either the Units or the New Convertible Notes. Accordingly, actual results may differ from those presented.

        You should read this table together with "Summary Financial Data" included herein and our consolidated financial statements and related notes incorporated herein by reference.

	As of June 30, 2002
	Actual	As Adjusted
	(in thousands)
Cash and cash equivalents	$2,216	$5,875

Total Debt
Borrowings outstanding under revolving line of credit	$10,716	$—
Term loans under senior credit facility	39,971	15,000
Discount on term loans	—	(100)
Second Lien Note	—	40,851
Capital lease obligations	2,612	2,612
5 1/4% Senior Notes due 2008	—	56,450
12% Pay-In-Kind Senior Convertible Notes due 2008	—	43,550
10 1/2% Senior Subordinated Notes due 2009	100,000	—

Total debt	$153,299	$158,363

Members'/Shareholders' Equity (Deficit)
Class A units	$354	$—
Class B units	37,038	—
Common stock	—	86
Paid-in capital	5,330	42,636
Retained earnings (deficit)	(121,096)	(123,495)
Accumulated other comprehensive income	491	491

	$(77,883)	$(80,282)

THE EXCHANGE OFFER AND CONSENT SOLICITATION

General

        We are extending the Exchange Offer to you in reliance on the exemption from registration provided by Section 3(a)(9) of the Securities Act. The Exchange Offer has not been registered with the SEC. The new securities you receive in the Exchange Offer should be freely tradeable, except by persons who are considered our affiliates, as that term is defined in the Securities Act, or persons who hold Existing Notes that were previously held by an affiliate of ours.

Purpose and Effects of the Exchange Offer and Consent Solicitation

        We are undertaking the Exchange Offer and Consent Solicitation in part to comply with certain amendments to our existing senior credit facility. In addition, we believe that without a restructuring of our existing debt, our cash flow from operations and available borrowing capacity under the existing senior credit facility will not be adequate to meet our anticipated cash requirements in the future. As of September 30, 2002, we were not in compliance with certain financial covenants under our existing senior credit facility, and, if the Restructuring Transactions are not completed, we will not be able to meet the required financial test necessary for us to be permitted to make the November 1, 2002 regularly scheduled interest payment on the Existing Notes.

        In September 2001, we amended our existing senior credit facility to waive our failure to comply with certain financial covenants and to, among other things: (1) require that some Membership Interest Holders, or their equity members, guarantee up to $10.5 million of our obligations under the existing senior credit facility in exchange for our ability to make the November 2001 and the March 2002 scheduled interest payments on the Existing Notes, (2) modify certain financial covenants and (3) restrict our ability to make the November 2002 interest payment on the Existing Notes.

        In August 2002, we further amended our existing senior credit facility to, among other things, waive compliance with certain covenants, including certain financial covenants for June 30, 2002. In connection with the waiver, certain Membership Interest Holders, or their equity members, paid to the lenders the remaining $8.7 million of the $10.5 million guarantee, $1.8 million of which previously had been paid on July 1, 2002, to enable us to meet the scheduled amortization payment under the existing senior credit facility. In connection therewith, we agreed to (a) restructure the Existing Notes in a manner satisfactory to the required lenders under the existing senior credit facility, (b) deliver periodic term sheets regarding the restructuring to such lenders, (c) shorten the maturity date of the existing senior credit facility from April 30, 2005 to January 8, 2004, (d) reduce the size of the revolving loan commitment from $25 million to $20 million and (e) provide that approximately $8.1 million of payments under the $10.5 million guarantee will be applied to reduce term loans, with the remainder applied to reduce revolving loans and overadvance borrowings. If we fail to restructure the Existing Notes as agreed with our lenders, we will be in default of our existing senior credit facility. The $8.7 million guarantee payment made in connection with the waiver otherwise would have been payable in August 2002 as a result of our expected breach of the financial covenants under the existing senior credit facility discussed above. The guarantor Membership Interest Holders are subrogated to the rights of the lenders under the existing senior credit facility.

        As a result of the amendments to our existing senior credit facility described above, coupled with the uncertainties of our financial condition, we have reclassified the long-term portion of our existing senior credit facility, as well as the Existing Notes and certain capital lease obligations, from noncurrent to current liabilities at June 30, 2002. Accordingly, if the Restructuring Transactions are not consummated, we may not be able to continue to operate our business as a going concern, and we may have to seek bankruptcy protection or commence liquidation or administrative proceedings.

        We anticipate that the securities issued in the Exchange Offer and Consent Solicitation, together with the expected refinancing of our existing senior credit facility described below, will reduce our near-term cash debt service requirements and will provide the time and financial flexibility to implement our business plan, improve our operating and financial performance and bolster our liquidity and capital resources. In addition, upon consummation of the Exchange Offer and Consent Solicitation, we intend to make the interest payment that was due on the Existing Notes on November 1, 2002. The lenders under the existing senior credit facility have agreed to the Exchange Offer and Consent Solicitation on the terms described herein. In addition, they have agreed to waive our non-compliance with certain financial covenants as of September 30, 2002 and the requirement that we restructure the Existing Notes prior to October 15, 2002. If we do not complete the Restructuring Transactions, we will continue to be in default under our existing senior credit facility, and we will be in default under the Existing Notes and our existing senior credit facility as a result of the inability to make the November 1, 2002 regularly scheduled interest payment. Even if the Exchange Offer and Consent Solicitation is completed on the terms described herein, however, our operating and financial performance may not improve, and the other expected benefits of the Restructuring Transactions may not be realized.

        We have engaged and will continue to engage in discussions with certain Holders of the Existing Notes regarding the terms of the Exchange Offer and Consent Solicitation. In October 2002, we entered into the Exchange Agreement with Holders of approximately 59.55% of the aggregate outstanding principal amount of Existing Notes, pursuant to which such Holders agreed to tender their Existing Notes and to deliver the required Consents to the Proposed Amendments. Accordingly, we expect that the Minimum Tender and Minimum Consent conditions will be met, and, if all other terms and conditions set forth herein are satisfied or waived, that we will consummate the Exchange Offer and Consent Solicitation. Upon such consummation, the Proposed Amendments will become operative. In the Exchange Offer, we expect to issue to such Holders in exchange for their tendered Existing Notes $22,000,000 aggregate principal amount of New Senior Notes and $37,550,000 aggregate principal amount of New Convertible Notes.

Terms of the Exchange Offer

        We are offering to exchange, on the terms and subject to the conditions set forth in this Offering Circular and the accompanying Consent and Letter of Transmittal, for each $1,000 principal amount of Existing Notes, validly tendered, accepted and not properly withdrawn, as described below, at the option of each Holder, either of the following forms of Consideration, but not a combination thereof:

  •
  1 Unit, consisting of $1,000 principal amount of New Senior Notes and 1 Warrant, exercisable for $.01 per share, to purchase initially between 119.3995 and 183.7512 shares of our common stock, determined as provided below; or

  •
  $1,000 principal amount of New Convertible Notes, which will be convertible into a number of shares of our common stock that will vary depending upon the number of Units issued in the Exchange Offer (which shall not exceed 30,903,646 shares in the aggregate), determined as provided below.

        Only whole Units or New Convertible Notes, as the case may be, will be issued. Any fractional Units or New Convertible Notes otherwise issuable in this Exchange Offer and Consent Solicitation will be paid in cash.

        In addition, on the Closing Date, we will pay the interest, in cash, to holders of Existing Notes tendered and accepted for exchange in the Exchange Offer that was due to such holders on November 1, 2002. Payment of any interest that has accrued since November 1, 2002 on Existing Notes tendered and accepted in exchange for New Senior Notes or New Convertible Notes, as applicable, will be paid on the next regularly scheduled interest payment date, which is May 1, 2003 for the New

Senior Notes and November 1, 2003 for the New Convertible Notes, at the rate applicable to the New Senior Notes and New Convertible Notes, respectively. We also will pay, on the Closing Date, interest, in cash, on Existing Notes not tendered or accepted for exchange in the Exchange Offer that was due to such holders on November 1, 2002. Payment of any interest that has accrued since November 1, 2002 on such non-tendered or non-accepted Existing Notes will be paid on the next regularly scheduled interest payment date, which is May 1, 2003, at the rate applicable to the Existing Notes.

        To tender Existing Notes in the Exchange Offer, a Holder must also consent to the Proposed Amendments or, if such Holder was not the Record Date Holder, deliver a Consent to the Proposed Amendments from the Record Date Holder with respect to the Existing Notes tendered by delivering the Consent and Letter of Transmittal, subject to the terms and conditions set forth herein and in the Consent and Letter of Transmittal. Similarly, to deliver such Consent in the Consent Solicitation with respect to Existing Notes, a Holder must tender those Existing Notes for exchange in the Exchange Offer. A Holder may not validly revoke such Consent with respect to tendered Existing Notes without withdrawing the previously tendered Existing Notes to which such Consent relates.

        Notwithstanding any other provision of the Exchange Offer and Consent Solicitation, our obligation to accept for exchange, and to exchange Existing Notes validly tendered, is conditioned upon, among other things, waiver or satisfaction of the Minimum Tender condition and the Minimum Consent condition, the execution and delivery of the Supplemental Indenture and the consummation of the other Restructuring Transactions. See "—Conditions to the Exchange Offer and Consent Solicitation."

        Holders participating in the Exchange Offer and Consent Solicitation will not be required to pay brokerage commissions or fees or, subject to the instructions in the Consent and Letter of Transmittal, transfer taxes associated with the receipt of securities upon completion of the Exchange Offer and Consent Solicitation. We will pay all charges and expenses, other than certain taxes as discussed in the Consent and Letter of Transmittal, in connection with the Exchange Offer and Consent Solicitation.

        We reserve the right, in our sole discretion, to purchase any Existing Notes after the Expiration Time, from time to time, through open market or privately negotiated transactions, one or more additional exchange or tender offers, or otherwise, as permitted by law, the Existing Indenture and our other debt agreements. Following consummation of this Exchange Offer and Consent Solicitation, the terms of any such purchases or offers could differ materially from the terms set forth herein.

The Consent Solicitation

        Concurrently with the Exchange Offer, we are soliciting Consents to the Proposed Amendments from the Record Date Holders. The Proposed Amendments to the Existing Indenture constitute a single proposal and consent to the Proposed Amendments must be given as an entirety and not selectively with respect to certain of such Proposed Amendments. Holders who validly tender Existing Notes pursuant to any of the procedures described herein must also deliver a properly executed Consent and Letter of Transmittal duly signed by it and the Record Date Holder in order to deliver the required Consent to the Proposed Amendments with respect to such Existing Notes; provided, that we reserve the right to accept Consents delivered to us in any form so long as such Consents approve, at a minimum, the Proposed Amendments and are signed by the applicable Record Date Holder. Consents may be revoked at any time prior to the Expiration Time by the Record Date Holder by delivering to the Exchange Agent written notice of revocation, and the Existing Notes to which such Consent relates must be withdrawn by the tendering Holder in accordance with the instructions for such withdrawal set forth below under "—Withdrawal Rights and Revocation of Consents." You should read the form of Supplemental Indenture, included herein as Exhibit A, which contains the terms of the Proposed Amendments. In addition, we urge you to read the terms of the Existing Indenture, copies of which may be obtained by contacting the Exchange Agent or Information Agent at the telephone numbers set forth on the last page of this Offering Circular.

        The Proposed Amendments, as set forth in the Supplemental Indenture, would remove, among other provisions, the following restrictive covenants from the Existing Indenture:

  •
  the limitation on restricted payments;

  •
  the limitation on restrictions on distributions from restricted subsidiaries;

  •
  the limitation on transactions with affiliates;

  •
  the limitation on indebtedness;

  •
  the limitation on the sale of assets and subsidiary stock; and

  •
  the obligation to file annual, quarterly and other reports with the SEC.

The Supplemental Indenture also will eliminate certain restrictions on our ability to enter into mergers, consolidations or sell all or substantially all of our assets and will eliminate certain events of default. The Proposed Amendments will be approved at the time Record Date Holders representing not less than a majority in aggregate outstanding principal amount of the Existing Notes as of the Record Date (excluding Existing Notes then held by us or any of our affiliates) have delivered their Consent in accordance with the procedures set forth herein, and will apply to all Existing Notes whether or not a Consent was delivered with respect thereto. We expect that the Proposed Amendments will become effective because Holders owning in excess of a majority in aggregate principal amount of Existing Notes have agreed to tender their Existing Notes and deliver Consents from the applicable Record Date Holders.

        At the Expiration Time and upon receipt of the requisite Consents, we intend to cause the Existing Trustee to join with us in executing and delivering the Supplemental Indenture containing the Proposed Amendments. The Supplemental Indenture will be effective and binding upon execution but it will not become operative unless and until we consummate the Exchange Offer and Consent Solicitation.

        Holders of Existing Notes that do not participate in the Exchange Offer and Consent Solicitation will continue to be subject to the provisions of the Existing Indenture, as supplemented and amended by the Supplemental Indenture. In the event that the Supplemental Indenture does not become effective for any reason, the Proposed Amendments will not become effective, the Exchange Offer and Consent Solicitation will not be consummated, the Existing Indenture will remain in effect in its current form without giving effect to the Proposed Amendments, and the Existing Notes will not be exchanged for any of the Consideration. We will, however, remain obligated to pay the interest due on the Existing Notes on November 1, 2002, which we do not expect to be able to pay unless and until the Restructuring Transactions are consummated.

Expiration, Extension, Amendment and Termination

        The Expiration Time is midnight, New York City time, on November 25, 2002, unless extended by us in our reasonable discretion in accordance with the terms set forth herein, in which case the Expiration Time shall be the latest date to which we so extend. We may terminate the Exchange Offer and Consent Solicitation as provided below.

        To extend the Expiration Time, we will notify the Exchange Agent of any extension by oral or written notice prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Time, and we will notify the Holders of Existing Notes, or cause them to be notified, as promptly as practicable thereafter.

        We reserve the right, at any time or from time to time, to (1) extend the Exchange Offer and Consent Solicitation, and thereby delay acceptance of any Existing Notes, or to terminate the Exchange Offer and Consent Solicitation and not accept Existing Notes not previously accepted if any of the conditions set forth herein under "—Conditions to the Exchange Offer and Consent Solicitation" shall not have been satisfied or waived by us prior to the Expiration Time, by giving oral or written notice of such extension and delay or termination to the Exchange Agent; and (2) amend the Exchange Offer and Consent Solicitation in any respect by giving oral or written notice of such amendment to the Exchange Agent. If the Exchange Offer and Consent Solicitation is amended in a manner determined by us to constitute a material change, we will promptly disclose such amendment in a manner reasonably calculated to inform the Holders of Existing Notes of such amendment.

        If we extend this Exchange Offer and Consent Solicitation, or if, for any reason, the acceptance for exchange of Existing Notes is delayed or we are unable to accept for exchange Existing Notes tendered, then, without prejudice to our rights under the Exchange Offer and Consent Solicitation, the Exchange Agent may retain tendered Existing Notes on our behalf, and such Existing Notes may not be withdrawn, except to the extent tendering Holders are entitled to withdrawal rights as described under "—Withdrawal Rights and Revocation of Consents." However, our ability to delay the exchange of Existing Notes which we have accepted for exchange is limited by Rule 14e-1(c) under the Securities Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after termination or withdrawal of a tender offer.

        In the event that we terminate the Exchange Offer and Consent Solicitation, all Existing Notes theretofore tendered shall be returned promptly to the tendering Holders thereof, and the related Consents will be deemed revoked. In the event that the Exchange Offer and Consent Solicitation are withdrawn or otherwise not completed, Existing Notes otherwise validly tendered for exchange will not be exchanged, and the Proposed Amendments will not become operative. See "—Withdrawal Rights and Revocation of Consents."

Acceptance of Existing Notes for Exchange

        Upon the terms and subject to the conditions of the Exchange Offer and Consent Solicitation, we will accept for exchange and will issue the applicable securities with respect to all Existing Notes validly tendered and not properly withdrawn at or prior to the Expiration Time. See "—Conditions to the Exchange Offer and Consent Solicitation" and "—Withdrawal Rights and Revocation of Consents."

        In all cases, the issuance of securities with respect to Existing Notes exchanged pursuant to the Exchange Offer and Consent Solicitation will be made only after timely receipt by the Exchange Agent of (1) certificates representing such Existing Notes or confirmation of a book-entry transfer of such Existing Notes into the Exchange Agent's account at DTC, (2) a validly completed and duly executed Consent and Letter of Transmittal, or a manually signed facsimile copy thereof, with any required signature guarantees, and (3) any other documents required by the Consent and Letter of Transmittal, in each case pursuant to the procedures set forth under "—Procedures for Tendering Existing Notes and Delivering Consents." We reserve the right to accept Consents delivered to us in any form so long as such Consents approve, at a minimum, the Proposed Amendments and are signed by the applicable Record Date Holder.

        For purposes of the Exchange Offer, validly tendered Existing Notes (or defectively tendered Existing Notes with respect to which we have waived, or have caused to be waived, such defect) will be deemed to have been accepted for exchange if, as and when we give oral or written notice of such acceptance to the Exchange Agent. We will issue securities with respect to Existing Notes so accepted by depositing such securities sufficient to satisfy our obligations with respect to Holders participating in the Exchange Offer and Consent Solicitation, with the Exchange Agent, which will act as agent for the tendering Holders for the purpose of receiving securities and cash from us and transmitting such securities to the tendering Holders. Tenders of Existing Notes will be accepted only in principal amounts of $1,000, or integral multiples thereof. Under no circumstances will any interest be payable because of any delay in the transmission of securities or cash to the Holders of exchanged Existing Notes or otherwise.

        For purposes of the Consent Solicitation, Consents will be deemed to have been accepted, and the Proposed Amendments will be effective if, as and when we and the Trustee execute the Supplemental Indenture. The Proposed Amendments will become operative when we have accepted the Existing Notes for exchange pursuant to the Exchange Offer.

        If any tendered Existing Notes are not accepted for any reason, such unaccepted or such non-exchanged Existing Notes will be returned without expense to the tendering Holder thereof (if in certificated form) or credited to an account maintained with DTC (if in book-entry form) as promptly as practicable after the expiration or termination of this Exchange Offer and Consent Solicitation, and Consents related to such returned Existing Notes shall be deemed revoked. In such event, such Holder will not receive any Consideration but it will be entitled to receive the interest payment that was due on such Existing Notes on November 1, 2002.

Procedures for Tendering Existing Notes and Delivering Consents

        Existing Notes may be tendered and the related Consents delivered by any of the following procedures. The tender of Existing Notes by a Holder pursuant to one of the procedures set forth below will constitute, if and when accepted by us in accordance with the terms and subject to the conditions set forth in this Offering Circular and the Consent and Letter of Transmittal, a binding agreement between such Holder (or authorized proxy holder (as defined below)) and us in accordance with the terms and subject to the conditions set forth in this Offering Circular, the Consent and Letter of Transmittal and, if applicable, the related notice of guaranteed delivery (the "Notice of Guaranteed Delivery"). Without limiting the foregoing, any Holder so tendering Existing Notes shall be required to deliver its Consent to the Proposed Amendments with respect to all of the Existing Notes tendered by such Holder, provided, that if such Holder is not the Record Date Holder, it must deliver the Consent of the applicable Record Date Holder, in either case as provided in the Consent and Letter of Transmittal. The procedures by which Existing Notes may be tendered and Consents delivered by persons other than the person in whose name the Existing Notes are registered will depend on how the Existing Notes are held.

        The method of delivery of Existing Notes, Consents and/or any other required documents, including delivery through DTC, and any signature guarantees, and all other aspects of any of the following procedures, are at the election and risk of the Holder tendering Existing Notes and delivering the related Consent and, except as otherwise provided in this Offering Circular and in the Consent and Letter of Transmittal, delivery will be deemed made only when actually received by the Exchange Agent. Without limiting the foregoing, if any delivery is to be by mail, it is suggested that the Holder (or authorized proxy holder) use properly insured, registered mail with return receipt requested, and that the mailing be made sufficiently in advance of the Expiration Time to permit delivery to the Exchange Agent on or prior to such time. Holders tendering Existing Notes through DTC's ATOP (as defined below) system must allow sufficient time for completion of the ATOP procedures during the normal business hours of DTC on the Expiration Time.

        Delivery of Consent.    Regardless of whether a Holder tenders Existing Notes in physical form or through DTC's book-entry system, such Holder must properly complete, execute and deliver the Consent and Letter of Transmittal with respect to the Existing Notes tendered to validly deliver the Consent of the Record Date Holder with respect to all such Existing Notes. However, we reserve the right to accept Consents delivered to us in any form so long as such Consents approve, at a minimum, the Proposed Amendments and are signed by the applicable Record Date Holder. Proper completion and execution of the Consent and Letter of Transmittal requires execution by the tendering Holder and by the Record Date Holder (or its duly appointed proxy) with respect to the tendered Existing Notes. The properly completed and executed Consent and Letter of Transmittal, together with any other required documentation, must be delivered to the Exchange Agent at its address set forth on the back page of this Offering Circular at or prior to the Expiration Time, and not to us or the Information Agent. A Consent will not be deemed validly delivered until such documents are received by the Exchange Agent.

        Only (1) Record Date Holders (Holders in whose name Existing Notes were registered as of September 12, 2002 in the registry maintained by the Existing Trustee under the Existing Indenture) and (2) persons who hold valid proxies authorizing such persons (or any persons claiming title by or through such persons) to furnish Consents with respect to the Consent Solicitation, are eligible to consent to the Proposed Amendments.

        Beneficial owners of Existing Notes as of the Record Date having Existing Notes registered in the name of a Custodian must contact such Custodian promptly and instruct such Custodian, as Record Date Holder, to deliver a Consent in respect of such Existing Notes. Such beneficial owners must either (1) arrange for the Record Date Holder to execute a Consent and Letter of Transmittal that is delivered to the Exchange Agent on such beneficial owner's behalf, or (2) obtain a duly executed proxy from the Record Date Holder authorizing such beneficial owner to execute and deliver a Consent and Letter of Transmittal with respect to the Existing Notes on behalf of such Record Date Holder and deliver the executed proxy to the Exchange Agent with the Consent and Letter of Transmittal executed by the beneficial owner. A form of proxy that may be used for such purpose is included in the Consent and Letter of Transmittal.

        The Consent and Letter of Transmittal executed by the Record Date Holder should be executed in exactly the same manner as the name(s) appear(s) on the Existing Notes as of the Record Date. If Existing Notes to which a Consent relates were held by two or more joint Holders as of the Record Date, all such Holders (or their duly appointed proxies) should sign the Consent and Letter of Transmittal.

        DTC Participants.    We anticipate that DTC, as nominee holder of the Existing Notes, will execute an omnibus proxy that will authorize each DTC Participant to consent with respect to the Existing Notes owned by it on the Record Date and held in the name of Cede & Co., as specified on the DTC security position listing as of the Record Date. In such case, all references to the Record Date Holder shall, unless otherwise specified, include such DTC Participants. A Consent and Letter of Transmittal signed by a DTC Participant whose Existing Notes are registered in the name of Cede & Co. should be signed in the manner in which their names appear on the position listing of Cede & Co. with respect to the Existing Notes.

        Tender of Notes Held in Physical Form.    To validly tender Existing Notes held in physical form, a Holder must complete and sign (and have the Record Date Holder (or its duly appointed proxy) sign) the Consent and Letter of Transmittal (or a facsimile thereof) in accordance with the instructions to the Consent and Letter of Transmittal, have the signature thereon guaranteed, if required by such instructions, and deliver the Consent and Letter of Transmittal, together with certificates representing such Existing Notes and any other documents required by the instructions to the Consent and Letter of Transmittal, to the Exchange Agent at its address set forth on the back page of this Offering Circular at or prior to the Expiration Time. A Holder who desires to tender Existing Notes and who cannot comply with the procedures set forth herein for tender on a timely basis or whose Existing Notes are not immediately available must comply with the procedures for guaranteed delivery set forth below. The Consent and Letter of Transmittal and any certificates evidencing Existing Notes tendered pursuant to the Exchange Offer must be sent only to the Exchange Agent, and not to us or the

Information Agent. Tenders of Existing Notes will not be deemed validly made until such documents are received by the Exchange Agent.

        If Existing Notes are to be tendered by any person other than the person in whose name the Existing Notes are registered, the Existing Notes must be endorsed or accompanied by an appropriate written instrument or instruments of transfer executed exactly as the name or names of the Holder or Holders appear on the Existing Notes, with the signature(s) on the Existing Notes or instruments of transfer guaranteed as provided below.

        Tender of Notes Held Through DTC.    Holders also may request a DTC Participant to, on their behalf, electronically transmit their acceptance of the Exchange Offer and their Consent to the Proposed Amendments through DTC's Automated Tender Offer Program ("ATOP"), for which the transaction will be eligible. When transmitting their acceptance through DTC's ATOP system, the DTC participant must separately specify the Consideration election being made with respect to such Existing Notes. In accordance with ATOP procedures, DTC will then verify the acceptance of the Exchange Offer and send an Agent's Message to the Exchange Agent for its acceptance. The term "Agent's Message" means a message transmitted by DTC to, and received by, the Exchange Agent and forming a part of the Book-Entry Confirmation (defined below), which states that DTC has received an express acknowledgment from the DTC Participant tendering Existing Notes on behalf of the Holder that such participant (1) has received and agrees to be bound by the terms and conditions of the Exchange Offer and Consent solicitation as set forth herein and in the Consent and Letter of Transmittal and that we may enforce such agreement against such participants and (2) consents to the Proposed Amendments. Notwithstanding a Holder's use of DTC's ATOP system for tendering Existing Notes, such Holder must nevertheless properly complete and sign (and have the Record Date Holder (or its duly appointed proxy) sign) the Consent and Letter of Transmittal as provided herein and in the Consent and Letter of Transmittal in order to validly deliver a Consent to the Proposed Amendments.

        If a Holder transmits its acceptance through ATOP, delivery of such tendered Existing Notes must be made to the Exchange Agent, either physically or pursuant to the book-entry delivery procedures set forth below, or the tendering DTC Participant must comply with the guaranteed delivery procedures set forth below. Except as provided below, unless such Holder delivers Existing Notes being tendered to the Exchange Agent at or prior to the Expiration Time, we may, at our option, treat such tender as defective for purposes of delivery of Consents, acceptance for exchange and the right to receive any Consideration. Delivery of documents to DTC does not constitute delivery to the Exchange Agent.

        Book-Entry Delivery Procedures.    The Exchange Agent has established or will, within two business days after the date of this Offering Circular, establish an account with respect to the Existing Notes at DTC for purposes of the Exchange Offer. Any DTC Participant may make book-entry delivery of Existing Notes by causing DTC to transfer such Existing Notes into the Exchange Agent's account at DTC in accordance with DTC's procedures for such transfer. Timely book-entry delivery of Existing Notes requires receipt by DTC of a confirmation (a "Book-Entry Confirmation") at or prior to the Expiration Time.

        In addition, although delivery of Existing Notes may be effected through book-entry delivery into the Exchange Agent's account at DTC, a properly completed Consent and Letter of Transmittal (or a manually signed facsimile copy thereof), duly executed by the tendering Holder and the Record Date Holder, together with any required signature guarantees, and any and all other documents required by the Consent and Letter of Transmittal, must, in any case, be delivered or transmitted to and received by the Exchange Agent at its address set forth on the back page of this Offering Circular at or prior to the Expiration Time, or the guaranteed delivery procedures described below must be complied with, for tendered Existing Notes to be considered for purposes of the Consent Solicitation and for acceptance for exchange. Tenders of Existing Notes will not be deemed validly made until such documents are received by the Exchange Agent. Delivery of documents to DTC does not constitute delivery to the Exchange Agent.

        Election Procedures.    Holders have the option to exchange each $1,000 principal amount of Existing Notes for either of the following, but not a combination thereof:

  •
  1 Unit, consisting of $1,000 principal amount of New Senior Notes and 1 Warrant to purchase shares of our common stock; or

  •
  $1,000 principal amount of New Convertible Notes.

        To make a valid election, you must select one of the two Consideration options for the entire principal amount of Existing Notes you are tendering. If you fail to make a valid election, your Existing Notes will not be accepted for exchange. To make a selection, you must mark the appropriate box in the Consent and Letter of Transmittal (indicating the alternate choice in the event of an oversubscription of the cash option, if applicable) or, if you are tendering through ATOP, properly transmit an Agent's Message. If you are a beneficial owner whose Existing Notes are registered in the name of a Custodian, you should instruct such Holder as to your election. You may change your Consideration election at any time at or prior to the Expiration Time.

        Signatures.    Signatures on all Consents and Letters of Transmittal must be guaranteed by a financial institution that is a member of the Securities Transfer Agents' Medallion Program, the Stock Exchange Medallion Program or the New York Stock Exchange Medallion Signature Program, unless the Existing Notes tendered thereby are tendered (1) by a Holder of Existing Notes (or by a DTC Participant whose name appears on a security position listing as the owner of such Existing Notes) who has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Issuance Instructions" contained in the Consent and Letter of Transmittal, or (2) for the account of a firm or other entity identified in Rule 17Ad-15 of the Securities Exchange Act (an "Eligible Guarantor Institution"), including (as each of the following terms are defined in such Rule), (i) a bank, (ii) a broker, dealer, municipal securities dealer or government securities dealer or government securities broker, (iii) a credit union, (iv) a national securities exchange, registered securities association or clearing agency, or (v) a savings institution that is a participant in a Securities Transfer Association recognized program. If Existing Notes are registered in the name of a person other than the person executing the Consent and Letter of Transmittal or if Existing Notes not accepted for exchange or not tendered are to be returned to a person other than the Holder, then the signatures on the Consent and Letter of Transmittal accompanying the tendered Existing Notes must be guaranteed by an Eligible Guarantor Institution as described above.

        If a Consent and Letter of Transmittal is signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such person should so indicate when signing and, unless waived by us, evidence satisfactory to us of their authority to so act must be submitted with such Consent and Letter of Transmittal.

        Guaranteed Delivery.    If a Holder desires to tender Existing Notes and deliver a Consent and time will not permit the Consent and Letter of Transmittal, certificates representing such Existing Notes and any and all other required documents to reach the Exchange Agent, or the procedures for book-entry delivery cannot be completed, in each case, at or prior to the Expiration Time, such Holder may nevertheless tender Existing Notes and deliver Consents if all the following conditions are satisfied:

  •
  the tender is made through an Eligible Institution;

  •
  prior to the Expiration Time, the Exchange Agent receives by facsimile transmission, mail or hand delivery from such Eligible Institution a validly completed and duly executed Consent and

    Letter of Transmittal (or facsimile thereof) and a Notice of Guaranteed Delivery, substantially in the form provided with the Offering Circular, which:

    (1)
    sets forth the name and address of the Holder of the Existing Notes and the amount of Existing Notes tendered;

    (2)
    states that the tender is being made thereby; and

    (3)
    guarantees that within three NYSE trading days after the date of execution of the Notice of Guaranteed delivery, the certificates for all physically tendered Existing Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and any other documents required by the Consent and Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent; and

  •
  the certificates for all physically tendered Existing Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and all other documents required by the Consent and Letter of Transmittal are received by the Exchange Agent within three NYSE trading days after the date of execution of the Notice of Guaranteed Delivery.

        The Notice of Guaranteed Delivery may be sent by hand delivery, facsimile transmission or mail to the Exchange Agent and must include a signature guarantee by an Eligible Guarantor Institution in the form set forth in the Notice of Guaranteed Delivery.

        Under no circumstances will interest be paid by us by reason of any delay in providing securities to any person using the guaranteed delivery procedures or otherwise, and the securities exchanged for Existing Notes tendered pursuant to the guaranteed delivery procedures will be the same as the securities exchanged for Existing Notes delivered to the Exchange Agent at or prior to the Expiration Time.

        Backup Federal Income Tax Withholding.    To prevent backup federal income tax withholding, each tendering Holder of Existing Notes must provide the Exchange Agent with such Holder's correct taxpayer identification number and certify that such Holder is not subject to backup federal income tax withholding by completing the Substitute Form W-9 included in the Consent and Letter of Transmittal.

        Determination of Validity.    In order for any tender of Existing Notes and delivery of the related Consents to be valid, such tender and Consent must be in proper form. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tendered Existing Notes or delivered Consents will be determined by us, in our sole discretion (which determination will be final and binding). We reserve the absolute right to reject any and all tenders of Existing Notes or deliveries of Consents determined by us not to be in proper form or if the acceptance for exchange of such Existing Notes or the acceptance of such Consents may, in the view of our counsel, be unlawful. We also reserve the absolute right, in our sole discretion, to waive any of the conditions to completion of the Exchange Offer and/or the Consent Solicitation or any defect or irregularity in any tender of Existing Notes or delivery of a Consent, of any particular Holder, whether or not similar defects or irregularities are waived in the case of any other Holder, including a Consent delivered to us other than in the form included in the Consent and Letter of Transmittal so long as any such Consent approves, at a minimum, the Proposed Amendments and is signed by the Record Date Holder. Our interpretation of the terms and conditions of the Exchange Offer and Consent Solicitation (including, without limitation, the Consent and Letter of Transmittal and the Instructions thereto) will be final and binding. None of us, the Exchange Agent, the Information Agent, the Existing Trustee or any other person will be under any duty to give notification of any defects or irregularities in tenders or Consents or will incur any liability for failure to give any such notification. Tenders of Existing Notes and delivery of Consents will not be deemed to have been made until such irregularities have been cured or waived. If we waive our right to reject a defective tender of Existing Notes and delivery of the related Consent, the tendering Holder will be entitled to receive the applicable Consideration and the related accrued interest payment, provided that all other conditions to the Exchange Offer and Consent Solicitation are satisfied and the Exchange Offer and Consent Solicitation is completed. Any Existing Notes received by the Exchange Agent that are not validly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost to such Holder by the Exchange Agent, unless otherwise provided in the Consent and Letter of Transmittal, as soon as practicable following the Expiration Time, and the related Consent will be deemed revoked.

        Lost or Missing Certificates.    If a Holder desires to tender Existing Notes pursuant to the Exchange Offer and to deliver Consents pursuant to the Consent Solicitation, but the certificates representing such Existing Notes have been mutilated, lost, stolen or destroyed, such Holder should write to or telephone the Trustee at the telephone and facsimile numbers listed on the back page of this Offering Circular, about procedures for obtaining replacement certificates for such Existing Notes or arranging for indemnification or any other matters that require handling by the Trustee.

        Stockholder's Agreement.    By tendering Existing Notes in the Exchange Offer and delivering the requisite Consent in the Consent Solicitation, a holder will automatically become a party to the Stockholders' Agreement. A Holder's signature on the Consent and Letter of Transmittal will be deemed to constitute such Holder's execution of the Stockholders' Agreement. For a summary of some of the rights and obligations our stockholders have under the Stockholders' Agreement, see "Description of Capital Stock—Stockholders' Agreement."

Withdrawal Rights and Revocation of Consents

        Existing Notes tendered pursuant to the Exchange Offer may be withdrawn by the tendering Holder and the related Consents revoked by the Record Date Holder at any time at or prior to the Expiration Time. A Record Date Holder may not revoke a Consent with respect to tendered Existing Notes without the tendering Holder also withdrawing from tender the Existing Notes to which such Consent relates. A Holder who validly withdraws previously tendered Existing Notes will not receive any Consideration with respect to such withdrawn Existing Notes, but it will be entitled to receive the interest payment that was due such Holder on November 1, 2002.

        For a withdrawal of a tender of Existing Notes and a concurrent revocation of Consents to be effective, a written notice of withdrawal must be delivered by hand, overnight by courier or by mail to, or a manually signed facsimile transmission or a properly transmitted Request Message (defined below) through DTC's ATOP system must be received by, the Exchange Agent at its address set forth on the back page of this Offering Circular at or prior to the Expiration Time and a written notice of revocation must accompany any such withdrawl notice. Any such notice of withdrawal must:

  •
  specify the name of the person who tendered the Existing Notes to be withdrawn;

  •
  contain the description of the Existing Notes to be withdrawn and identify the certificate number or numbers shown on the particular certificates evidencing such Existing Notes (unless such Existing Notes were tendered by book-entry delivery) and the aggregate principal amount represented by such Existing Notes;

  •
  in the case of Existing Notes tendered by book-entry transfer, specify the number of the account at DTC from which the Existing Notes were tendered and specify the name and number of the account at DTC to be credited with the properly withdrawn Existing Notes and otherwise comply with the procedures of such facility;

  •
  contain a statement that such Holder is withdrawing its election to have such Existing Notes exchanged for the applicable Consideration;

  •
  other than a notice transmitted through DTC's ATOP system, (a) be signed by the Holder of such Existing Notes in the same manner as the original signature on the Consent and Letter of

    Transmittal by which such Existing Notes were tendered (including any required signature guarantee) or (b) be accompanied by documents of transfer to have the Existing Trustee register the transfer of the Existing Notes into the name of the person withdrawing such Existing Notes and a properly completed irrevocable proxy that authorized such person to effect such revocation on behalf of such Holder; and

  •
  specify the name in which such Existing Notes are registered, if different from the person who tendered such Existing Notes.

        In lieu of submitting a written or facsimile transmission notice of withdrawal, DTC participants may electronically transmit a request for withdrawal to DTC. DTC will then process the request and send a Request Message to the Exchange Agent. The term "Request Message" means a message transmitted by DTC and received by the Exchange Agent, which states that DTC has received a request for withdrawal from a DTC participant and identifies the Existing Notes to which such request relates. If the Existing Notes to be withdrawn have been delivered or otherwise identified to the Exchange Agent, a properly completed and presented written or facsimile notice of withdrawal or a Request Message is effective immediately upon receipt thereof, even if physical release is not yet effected. Notwithstanding electronic delivery of withdrawal, a written revocation of Consent, duly executed by the Record Date Holder (or its duly appointed proxy), with respect to the Existing Notes to be withdrawn must be delivered to the Exchange Agent.

        A withdrawal of Existing Notes and a revocation of Consents can only be accomplished in accordance with the foregoing procedures.

        All questions as to the form and validity (including time of receipt) of notices of withdrawal, including Request Messages, and revocation of Consents will be determined by us, in our sole discretion (which determination will be final and binding). None of us, the Exchange Agent, the Information Agent, the Existing Trustee or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal, including any Request Message, or incur any liability for failure to give any such notification.

        Any Existing Notes and Consents properly withdrawn and revoked will be deemed not validly tendered for purposes of the Exchange Offer and the related Consent will be deemed not properly delivered for purposes of the Consent Solicitation. Withdrawn Existing Notes may be retendered, and revoked Consents may be redelivered, by following one of the procedures described under "—Procedures for Tendering Notes and Delivering Consents" at any time at or prior to the Expiration Time.

        There are no appraisal or other similar statutory rights available to the Holders of Existing Notes in connection with this Exchange Offer and Consent Solicitation.

Conditions to the Exchange Offer and Consent Solicitation

        Notwithstanding any other provision of the Exchange Offer and Consent Solicitation, any extension of the Exchange Offer and Consent Solicitation, and without limiting our right to otherwise extend or amend the Exchange Offer and the Consent Solicitation, we shall not be required to accept for exchange any Existing Notes (or accept any related Consents), or issue any Consideration, and we may terminate the Exchange Offer and Consent Solicitation, if, at any time prior to the consummation of the Exchange Offer and Consent Solicitation, we determine that any of the following conditions has not been satisfied prior to or concurrently with such consummation:

  •
  the Minimum Tender shall have been received;

  •
  the Minimum Consent shall have been received;

  •
  the Senior Credit Facility shall have been entered into;

  •
  the Second Lien Note shall have been issued;

  •
  there shall not have occurred or be likely to occur any event affecting our business, condition (financial or otherwise), income, operations, properties, assets, liabilities or prospects, that would or might prohibit, prevent, restrict or delay consummation of the Exchange Offer, the Consent Solicitation, the Proposed Amendments, or that would or might impair the contemplated benefits to us of the Exchange Offer, the Consent Solicitation or the Proposed Amendments or that would or might be material to Holders of Existing Notes in deciding whether to participate in the Exchange Offer, deliver their Consent or make an investment in any of the securities offered hereby;

  •
  there shall not have been any action taken or threatened, or any statute, rule, regulation, judgment, order, stay, decree or injunction promulgated, enacted, entered, enforced or deemed applicable to the Exchange Offer, the exchange of Existing Notes for the applicable Consideration pursuant to the Exchange Offer, the Consent Solicitation or the Proposed Amendments by or before any court or governmental regulatory or administrative agency or authority, tribunal, domestic or foreign, which (1) challenges the making of the Exchange Offer, the Consent Solicitation, the Proposed Amendments or the exchange of Existing Notes for the applicable Consideration or would or might, directly or indirectly, prohibit, prevent, restrict or delay consummation of, or would or might otherwise adversely affect in any material manner, the Exchange Offer, the Consent Solicitation, the Proposed Amendments or the exchange of Existing Notes for the applicable Consideration or (2) would or might materially adversely affect our business, condition (financial or otherwise), income, operations, properties, assets, liabilities or prospects, or materially impair the contemplated benefits of the Exchange Offer, the Consent Solicitation or the Proposed Amendments to us or would or might be material to Holders of Existing Notes in deciding whether to participate in the Exchange Offer, deliver their Consent or make an investment in any of the securities offered hereby; and

  •
  the Existing Trustee shall have executed and delivered the Supplemental Indenture and shall not have objected in any respect to, or taken any action that would or might adversely affect the Exchange Offer, the Consent Solicitation or our ability to effect the Proposed Amendments nor shall the Existing Trustee have taken any action that challenges the validity or effectiveness of the procedures used by us in soliciting Consents (including the form thereof) or in making the Exchange Offer or the Consent Solicitation.

        The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition or may be waived by us in whole or in part at any time and from time to time in our reasonable discretion in accordance with the terms set forth herein. The failure by us at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time by us. Notwithstanding any termination of the Exchange Offer and Consent Solicitation, we will remain obligated to pay the interest due on the Existing Notes on November 1, 2002.

Exchange Agent

        U.S. Bank, N.A. has been appointed as Exchange Agent for the Exchange Offer and Consent Solicitation. The Consent and Letter of Transmittal, Agent's Messages and Request Messages through DTC's ATOP System, Notices of Guaranteed Delivery and all correspondence in connection with the Exchange Offer and Consent Solicitation should be sent or delivered by each Holder or a beneficial owner's Custodian to the Exchange Agent at the appropriate address or telephone number set forth on the back page of this Offering Circular. Any Holder or beneficial owner that has questions concerning tender or consent procedures or whose Existing Notes have been mutilated, lost, stolen or destroyed should contact the Exchange Agent at the address or telephone number set forth on the back page of this Offering Circular. We will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

        Requests for assistance or additional copies of this Offering Circular, the Consent and Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Exchange Agent at the address or telephone numbers set forth on the back page of this Offering Circular. Holders of Existing Notes may also contact their Custodian for assistance concerning the Exchange Offer and Consent Solicitation.

Information Agent

        Georgeson Shareholder Communications Inc. has been appointed the Information Agent with respect to the Exchange Offer and Consent Solicitation. We will pay the Information Agent customary fees for its services and reimburse the Information Agent for its reasonable out-of-pocket expenses in connection therewith. We have also agreed to indemnify the Information Agent for certain liabilities. Requests for additional copies of this Offering Circular, the Consent and Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Information Agent at the address or telephone numbers set forth on the back page of this Offering Circular.

Fees and Expenses

        We will not pay any fees or commissions to any broker, dealer or other person in connection with the Exchange Offer and Consent Solicitation. We will, however, pay the reasonable and customary fees and out-of-pocket expenses of the Exchange Agent, the Information Agent, the Existing Trustee, and legal, accounting and related fees and expenses. We may also pay brokerage houses and other custodians, nominees and fiduciaries their reasonable out-of-pocket expenses incurred in forwarding copies of this Offering Circular and related documents to the beneficial owners of the Existing Notes, and in handling or forwarding tenders for exchange.

        We will also pay all transfer taxes, if any, applicable to the exchange of Existing Notes in the Exchange Offer and Consent Solicitation. If, however, Existing Notes are to be issued for principal amounts not tendered or accepted for exchange in the name of any person other than the Holders of the Existing Notes tendered, or if tendered Existing Notes are registered in the name of any person other than the person signing the Consent and Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of Existing Notes pursuant to the terms hereof, then the amount of any such transfer taxes, whether imposed on the Holder or any other person, will be payable by the tendering Holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Consent and Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering Holder.

Consequences of Failure to Exchange

        Existing Notes not tendered in the Exchange Offer and Consent Solicitation will remain outstanding. If the Proposed Amendments are approved and become operative (which we expect based on the Exchange Agreements), substantially all of the restrictive covenants, certain events of default and certain restrictions on our ability to enter into merger transactions or sell all or substantially all of our assets, among other provisions, contained in the Existing Indenture will be eliminated. The Existing Indenture, as so amended, will continue to govern the terms of all Existing Notes that remain outstanding after the consummation of the Exchange Offer and Consent Solicitation. The elimination of these provisions would permit us, insofar as the Existing Indenture is concerned, to, among other things, incur indebtedness, pay dividends or make other restricted payments, incur liens or make investments which would otherwise not have been permitted pursuant to the Existing Indenture. Any such actions that we would be permitted to take as a result of the changes to the Existing Indenture effected by the Supplemental Indenture may increase the credit risk with respect to us faced by the non-tendering Holders or otherwise adversely affect the interests of the non-tendering Holders. Additionally, the trading market for unexchanged Existing Notes could become limited or nonexistent due to the reduction in the amount of the Existing Notes outstanding after completion of the Exchange Offer and Consent Solicitation, and the elimination of the restrictive covenants and other provisions described above, which may adversely affect the market price and price volatility of such Existing Notes. In addition, any Existing Notes that remain outstanding after the Exchange Offer and Consent Solicitation will rank junior in right of payment to the New Notes issued in the exchange and the Senior Loan Agreements and will not have the benefit of any security. Each of the New Notes and the Senior Loan Agreements will be secured by a lien on substantially all of our assets. See "Risk Factors—Risks of Failure to Exchange."

Release of Legal Claims by Tendering Existing Holders

        By tendering your Existing Notes in the Exchange Offer and delivering your Consent to the Proposed Amendments, you will be deemed to have released and waived any and all claims or causes of action of any kind whatsoever, whether known or unknown, that, directly or indirectly, arise out of, are based on, or are in any manner connected with, you or your successors' and assigns' ownership or acquisition of the Existing Notes, including any related transaction, event, circumstance, action, failure to act or occurrence of any sort or type, including without limitation any approval or acceptance given or denied, which occurred, existed, was taken, permitted or began prior to the date of such release, in each case, that you, your successors and your assigns have or may have had against (i) us, our subsidiaries, our affiliates and our Membership Interest Holders, and (ii) our and our subsidiaries', affiliates' and Membership Interest Holders' directors, officers, partners, fiduciaries, employees, attorneys, accountants, advisors, agents and representatives, in each case whether current or former, whether those claims arose under federal or state securities laws or otherwise.

PRINCIPAL SECURITYHOLDERS

        The following table sets forth the beneficial ownership of the outstanding Membership Interests of Cherokee LLC as of September 30, 2002, and the expected beneficial ownership of the outstanding common stock of Cherokee on a pro forma basis after giving effect to the Restructuring Transactions by: (1) each person who was known by us to own beneficially more than 5% of the outstanding Membership Interests; (2) each of our Management Committee members and named executive officers; and (3) all of our Management Committee members and named executive officers as a group.

        In computing the number of shares and the percentage ownership of each person, shares of common stock subject to options or other securities convertible into or exercisable or exchangeable for shares of common stock held by that person are deemed outstanding. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person.

        Percentage ownership upon consummation of the Restructuring Transactions is based on 8,633,687 shares of common stock to be outstanding at such time, or 53,900,350 on a fully diluted basis. Of these shares, 4,841,401 shares, or approximately 8.982% of the total outstanding shares on a fully diluted basis, will be reserved for issuance pursuant to options to be granted to members of management. We expect to grant these options post-closing, but prior to the end of the fiscal year.

	Membership Interests Beneficially Owned(1)
	Class A (Voting)		Class B (Non-Voting)		Shares of Common Stock To Be Beneficially Owned(1)
Name
	Number	Percent	Number	Percent	Number	Percent
Cherokee Investor Partners, LLC(2)(3)	242,275	69.69%	24,637,454	68.37%	5,528,829	64.04%
OCM Principal Opportunities Fund(2)(4)	—	—	—	—	16,873,259	66.15%
Bikor Corporation(4)	23,719	6.82%	2,415,486	6.70%	542,046	6.28%
OCM/GFI Cherokee Investors II(2)(3)	10,520	3.03%	1,299,987	3.61%	1,471,905	15.00%
GFI Two LLC(2)(3)	—	—	—	—	160,059	1.82%
GSC Partners(4)	—	—	—	—	16,744,988	65.98%
RIT Capital Partners, plc(2)	—	—	—	—	1,146,255	11.72%
Oxford Cherokee Inc.(2)(4)	—	—	—	—	313,496	3.50%
CSFB Cherokee Equity Investors(4)	—	—	—	—	37,936	*
Manju Patel(4)(5)	71,157	20.47%	1,756,717	4.88%	406,194	4.70%
Ganpat Patel(4)(6)(12)	71,517	20.47%	1,756,717	4.88%	406,194	4.70%
Jeff Frank(4)	—	*	—	*	—	*
Bud Patel(4)(7)(12)	23,719	6.82%	2,415,486	6.70%	542,046	6.28%
Dennis Pouliot(4)(12)	—	*	50,000	*	74,074	*
Howard Ribaudo(4)(12)	—	*	87,139	*	129,095	1.47%
Van Holland(4)(12)	—	*	98,873	*	146,479	1.70%
Ian Schapiro(3)(8)	252,795	72.71%	25,937,441	71.98%	7,160,792	46.19%
Stephen Kaplan(9)(10)	252,795	72.71%	25,937,441	71.98%	23,873,992	89.46%
Tony Bloom(3)(11)	252,795	72.71%	25,937,441	71.98%	1,146,255	11.72%
Chris Brothers(9)(10)	252,795	72.71%	25,937,441	71.98%	23,873,992	89.46%
Ken King(4)	—	*	12,500	*	16,519	*
All Management Committee members and named executive officers as a group (11 persons)	347,671	100.00%	30,358,156	84.25%	26,496,714	94.65%

*
Less than one percent

(1)
The Class A Membership Interests and Class B Membership Interests are identical, except that Class A Membership Interests have voting rights and Class B Membership Interests have no voting rights. Upon consummation of the Reorganization, all of the Class A Membership Interests and Class B Membership Interests of Cherokee LLC will be converted into common stock of Cherokee. As used in the footnotes to this table, "Securities" means, collectively, the Class A Membership Interests and Class B Member Interest of Cherokee LLC and shares of common stock of Cherokee.

(2)
The owners of Cherokee Investors Partners, LLC and OCM/GFI Cherokee Investors II include an affiliate of GFI Energy Ventures LLC ("GFI"), an affiliate of Oaktree Capital Management, LLC ("Oaktree"), Oxford Cherokee Inc., RIT Capital Partners, plc ("RIT") and an affiliate of Credit Suisse First Boston Corporation. By virtue of their ownership of equity of Cherokee Investors, these entities may be deemed to share beneficial ownership of our Securities owned by Cherokee Investors. GFI, Oaktree, RIT and Credit Suisse First Boston Corporation, and their affiliates, if appropriate, expressly disclaim beneficial ownership of such Securities.

(3)
c/o GFI Energy Ventures LLC, 11611 San Vicente Boulevard, Suite 710, Los Angeles, CA 90049.

(4)
c/o Cherokee International, LLC, 2841 Dow Avenue, Tustin, California 92780.

(5)
Consists entirely of Securities that Manju Patel holds jointly with her husband, Pat Patel, as trustees of the Patel Family Trust (see note 6). Manju Patel expressly disclaims beneficial ownership of any Securities beneficially owned by her as trustee of that trust.

(6)
Consists entirely of Securities that Mr. Patel holds jointly with his wife, Manju Patel, as trustees of the Patel Family Trust (see note 5). Mr. Patel expressly disclaims beneficial ownership of any Securities beneficially owned by him as trustee of that trust.

(7)
Bud Patel may be deemed to share beneficial ownership of the Securities owned by Bikor, by virtue of his ownership of Bikor's common stock. Bud Patel expressly disclaims beneficial ownership of any Securities beneficially owned by him by virtue of his ownership of Bikor's common stock.

(8)
Ian Schapiro may be deemed to share beneficial ownership of the Securities owned by Cherokee Investors, OCM/GFI Cherokee Investors II and GFI Two LLC by virtue of his status as a principal of GFI, which, through an affiliate holds an equity interest in Cherokee Investors. Mr. Schapiro expressly disclaims beneficial ownership of any Securities beneficially owned by him by virtue of his status as a principal of GFI.

(9)
c/o Oaktree Capital Management, LLC, 333 South Grand Avenue, Los Angeles, California 90071.

(10)
Stephen Kaplan and Chris Brothers may be deemed to share beneficial ownership of the Securities owned by Cherokee Investors, OCM Principal Opportunities Fund, L.P. and OCM/GFI Cherokee Investors II by virtue of their status as principals of Oaktree, which, through an affiliate holds an equity interest in Cherokee Investors. Mr. Kaplan and Mr. Brothers expressly disclaim beneficial ownership of any Securities beneficially owned by them by virtue of their status as principals of Oaktree.

(11)
Tony Bloom may be deemed to share beneficial ownership of the Securities owned by Cherokee Investors, OCM/GFI Cherokee Investors II and RIT by virtue of his status as a principal of RIT, which holds an equity interest in Cherokee Investors. Mr. Bloom expressly disclaims beneficial ownership of any Securities beneficially owned by him by virtue of his status as a principal of RIT.

(12)
Effective March 15, 2002, each of these employees accepted our offer to cancel all of their outstanding options to purchase Class B Membership Interests with an exercise price equal to or greater than $4.00 per Membership Interests in reliance on the our intent to grant to the employee an option to purchase the same number of Class B Membership Interests sometime in the future. To fulfill this intention, we intend to grant these employees options to purchase shares of common stock of Cherokee after consummation of the Restructuring Transactions but prior to the end of fiscal 2002.

        Our existing senior credit facility is secured by a non-recourse pledge of 100% of the outstanding Membership Interests of Cherokee LLC (other than those issued to certain employees upon exercise of options or other rights to purchase in the aggregate up to ten percent (10%) of the outstanding Membership Interests). We expect that upon consummation of the Restructuring Transactions, our members that pledged their Membership Interests and who will become stockholders of Cherokee will pledge their shares of common stock to secure our Senior Credit Facility.

DESCRIPTION OF CERTAIN OTHER INDEBTEDNESS AND
RELATED PARTY TRANSACTIONS IN CONNECTION
WITH THE RESTRUCTURING TRANSACTIONS

Proposed Senior Credit Facility

        As part of the Restructuring Transactions, we currently have a commitment from a lender under our existing credit facility and an affiliate of GSC Partners to provide us with the Senior Credit Facility, which would replace a portion of our existing senior credit facility. We will not be able to borrow under the Senior Credit Facility until definitive documentation is negotiated and executed.

        The Senior Credit Facility will consist of the Amended Credit Facility and the Senior Term Loan. The Amended Credit Facility will consist of two term loans in an aggregate principal amount of $5 million and a revolving credit facility with a commitment equal to the lesser of (i) $7.6 million and (ii) a borrowing base equal to 85% of our eligible accounts receivable and 50% of our eligible inventory. The Amended Credit Facility will mature on November 30, 2005. Term loan A, in an aggregate principal amount of $4 million, will bear interest at an annual rate of LIBOR plus 4.25% and will be payable in quarterly installments of $166,667, with the balance due at maturity. Term loan B, in an aggregate principal amount of $1 million, will bear interest at an annual rate of LIBOR plus 4.75% and will be payable in quarterly installments of $4,167, with the balance due at maturity. The revolving credit facility will bear interest at an annual rate of LIBOR plus 4.0% and will be subject to an unused commitment fee.

        The Senior Term Loan, which matures on November 30, 2005, consists of two term loans. Term loan A, in an aggregate principal amount of $8 million, will bear interest at an annual rate of LIBOR plus 4.25% and will be payable in quarterly installments of $333,333, with the balance due at maturity. Term loan B, in an aggregate principal amount of $2 million, will bear interest at an annual rate of LIBOR plus 4.75% and will be payable in quarterly installments of $8,333, with the balance due at maturity. The Senior Term Loan will mature on November 30, 2005.

        Our obligations under the Senior Credit Facility will be secured by a first priority lien on substantially all of our domestic assets, and each of the lenders thereunder may be entitled to a security interest in certain foreign assets not included in the collateral securing the New Notes. We expect that the Senior Credit Facility will contain financial and other covenants customary for credit facilities provided to similarly situated companies. Execution of the Senior Credit Facility is a condition to the completion of the Exchange Offer and Consent Solicitation.

Proposed Second Lien Note and Warrants

        As part of the Restructuring Transactions, we currently have commitments from certain of our affiliates; including affiliates of Oaktree Capital Management, LLC and GFI Energy Ventures LLC, and an affiliate of GSC Partners, to provide the Second Lien Note in an aggregate principal amount equal to $40,850,825, which would replace a portion of our existing credit facility. The Second Lien Note will bear interest initially at an annual rate equal to 14.5%, which will be payable in kind until the second anniversary of its issuance. After such time, interest will be payable in cash at an annual rate equal to 12.5% if we are in compliance with specified financial covenants set forth therein for the period immediately preceding the applicable interest payment date, or, if we are not so in compliance, in kind at the annual rate of 14.5% for each such interest payment. Our obligations under the Second Lien Note will be secured by a second-priority lien on substantially all of our domestic assets. The Second Lien Note will mature on February 28, 2006 and will contain financial and other covenants customary for similar lending arrangements.

        In connection with the issuance of the Second Lien Note, we will issue to the lenders thereunder warrants to purchase up to 9,521,616 shares of our common stock in the aggregate, representing approximately 17.665% of the total outstanding shares of our common stock on a fully diluted basis immediately upon consummation of the Restructuring Transactions. The warrants will expire on the earlier of an initial public offering by us and November 1, 2008 and will be exercisable at a price equal to $.01 per share at any time prior to their expiration. The exercise price and number of shares of our common stock issuable upon exercise of the warrants will be subject to adjustment upon the occurrence of certain dilutive events.

        The issuance of the Second Lien Note is a condition to the completion of the Exchange Offer and Consent Solicitation.

DESCRIPTION OF THE SECURITIES

        For purposes of this section, the words "Company," "we," "us," and "our" refer only to Cherokee and not to any of its subsidiaries.

Description of the Units

        Each Unit offered hereby consists of $1,000 principal amount of our New Senior Notes and one Warrant to purchase initially between 119.3995 and 183.7512 Warrant Shares (determined as provided below under "—Description of Warrants") at an exercise price equal to $0.01 per Warrant Share. Upon exercise, holders of the Warrants will be entitled to purchase, in the aggregate, between up to approximately 7.50% and 22.152% of our outstanding Common Stock on a fully diluted basis immediately after giving effect to the Exchange Offer and Consent Solicitation, based on the number of shares of Common Stock to be outstanding as of the Issue Date, subject to adjustment as described herein. The New Senior Notes and the Warrants will automatically separate and become separately transferable upon issuance.

Description of the New Senior Notes

  General

        The New Senior Notes will be issued pursuant to the New Senior Indenture, to be entered into by and between Cherokee (the "Company") and U.S. Bank, N.A., as trustee (the "Trustee"). The terms of the New Senior Notes include those stated in the New Senior Indenture and those made part of the New Senior Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The New Senior Notes are subject to all such terms, and holders of New Senior Notes are referred to the New Senior Indenture and the Trust Indenture Act for a statement thereof. The following summary of certain provisions of the New Senior Indenture does not purport to be complete and is qualified in its entirety by reference to the New Senior Indenture, including the definitions therein of certain terms used below. The definitions of certain capitalized terms used in the following summary are set forth below under "—Certain Definitions." A copy of the form of the New Senior Indenture will be filed with the SEC.

        The New Senior Indenture also contains provisions that would allow the Company to issue additional New Senior Notes having the same terms and conditions as the New Senior Notes described in this section (the "Additional Notes"), subject to compliance with the covenant described below under "—Limitation on Indebtedness" and any other applicable provisions of the New Senior Indenture. If any Additional Notes are issued, they will be considered part of the same issue as the New Senior Notes, and will vote on all matters with the New Senior Notes. For purposes of this "Description of Notes" section, reference to the "New Senior Notes" includes the Additional Notes, except as otherwise indicated.

  Brief Description of the New Senior Notes

        The New Senior Notes will be:

  •
  senior secured general obligations of the Company, secured by a third-priority lien on substantially all of the assets of the Company;

  •
  senior in right of payment to any existing and future subordinated Indebtedness of the Company, including the Existing Notes;

  •
  equal in right of payment to any existing and future Indebtedness of the Company that is not subordinated to the New Senior Notes, including Indebtedness Incurred under the Credit Agreement, the Second Lien Note and the New Convertible Notes; and

  •
  effectively subordinated to all liabilities of the Company's Subsidiaries (other than any future Guarantors), including trade payables.

        The New Senior Notes will constitute Designated Senior Indebtedness as such term is defined in the Existing Indenture.

  Principal, Maturity and Interest

        An aggregate of up to $100 million principal amount of New Senior Notes is being offered in the Exchange Offer. The New Senior Notes issued on the Issue Date will be limited in aggregate principal equal to the principal amount of Existing Notes tendered in the Exchange Offer for which the respective Holder has elected to receive Units in exchange therefor. The New Senior Notes will mature on November 1, 2008. Interest on the New Senior Notes will accrue at the rate of 5 1/4% per year and will be payable in cash semi-annually in arrears on May 1 and November 1 of each year, commencing on May 1, 2003, to holders of record of the New Senior Notes on the immediately preceding April 15 and October 15. Interest on the New Senior Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date the New Senior Notes were first issued under the New Senior Indenture or, in the case of Additional Notes, from the date of issuance of such Additional Notes. Interest will be computed on the basis of the number of days elapsed in a 360-day year comprised of twelve 30-day months.

        The New Senior Notes will be payable as to principal, premium, if any, and interest, and the New Senior Notes may be presented for registration of transfer or exchange, at the office or agency of the Company maintained for such purpose or, at the option of the Company, payment of interest may be made by check mailed to the holders of the New Senior Notes at their respective addresses set forth in the register of holders of New Senior Notes, except as described under "—Same-Day Settlement and Payment." No service charge will be made for any registration of transfer or exchange of New Senior Notes, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. Until otherwise designated by the Company, the Company's office or agency will be the office of the Trustee maintained for such purpose. The New Senior Notes will be issued in registered form without coupons.

  Optional Redemption

        We will be entitled, at our option, at any time and from time to time, to redeem all or any portion of the New Senior Notes upon not less than 30 nor more than 60 days' notice at 100% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the applicable redemption date.

  Selection and Notice of Redemption

        If we are redeeming less than all of the New Senior Notes at any time, the Trustee will select New Senior Notes on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate.

        We will redeem New Senior Notes of $1,000 or less in whole and not in part. We will cause notices of redemption to be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each holder of New Senior Notes to be redeemed at its registered address.

        If any New Senior Note is to be redeemed in part only, the notice of redemption that relates to that New Senior Note shall state the portion of the principal amount thereof to be redeemed. We will issue a New Senior Note in principal amount equal to the unredeemed portion of the original New Senior Note in the name of the holder thereof upon cancellation of the original New Senior Note. New Senior Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on New Senior Notes or portions of them called for redemption.

  Security

        The New Senior Notes and the Guarantees thereof, if any, will be secured by a third-priority Lien on substantially all of the Company's and each Guarantor's domestic assets, other than the Excluded Assets (the "Collateral"). The Collateral also will secure our obligations under the Credit Agreement, the Second Lien Note and the New Convertible Notes. The lenders under the Credit Agreement may be entitled to a security interest in certain foreign assets to secure obligations under the Credit Agreement. The Lien on the Collateral securing our obligations under the New Senior Notes and any related Guarantees will be a third-priority security interest that is junior to the Lien on the Collateral securing our obligations under the Senior Loan Agreements and will be senior to the Lien on the Collateral securing our obligations under the New Convertible Notes and any related Guarantees.

        The New Senior Indenture and the Collateral Agreements will require that the Company and any Guarantor grant a security interest in and/or pledge substantially all After-Acquired Property not then subject to a perfected lien under the Collateral Agreements and related lien-perfection filings or instruments as Collateral under the New Senior Indenture and the Collateral Agreements, including granting a mortgage on material real property the Company or any Guarantor may acquire after the issuance of the New Senior Notes. If, however, the Company or any Guarantor becomes a debtor in a case under the United States Bankruptcy Code, it is likely that After-Acquired Property acquired on or after bankruptcy proceedings have been initiated (other than proceeds of Collateral) would not become Collateral. In addition, the bankruptcy court may avoid as a preference (that is, cancel) any security interest in After-Acquired Property granted within 90 days before the commencement of such a case.

        The security interest in favor of the Trustee for the benefit of the holders of the New Senior Notes will be granted in the Collateral pursuant to the Collateral Agreements. These documents will contain covenants prohibiting the Company and any Guarantor from selling or otherwise transferring any interest in the Collateral, except as permitted under the New Senior Indenture. In addition, the Trustee, the Convertible Notes Trustee, the lenders under the Second Lien Note and the lenders under the Credit Agreement will enter into the Intercreditor Agreement, which will, among other things, substantially limit the ability of holders of the New Senior Notes to proceed against the Collateral. The Intercreditor Agreement also will similarly limit the rights of holders of the Second Lien Note and the New Convertible Notes. Under the Intercreditor Agreement, the lenders under the Credit Agreement will be entitled to sell or dispose or direct the Company or any Guarantor to sell or dispose of these assets upon an event of default under the Credit Agreement free and clear of the Liens under the Second Lien Note and under the New Indentures and the related collateral agreements. Under such circumstances, the agent will be required to deliver promptly to the Second Lien Note lenders any proceeds remaining from such sale, transfer or other disposition of these assets after payment and satisfaction of all obligations under the Credit Agreement, except in certain circumstances relating to a sale by the Company or any Guarantor. Similarly, the Second Lien Note lenders will be required to deliver promptly to the Trustee any such proceeds remaining after payment and satisfaction of all obligations under the Second Lien Note, and the Trustee will be required to deliver promptly to the Convertible Notes Trustee any such proceeds remaining after payment and satisfaction of all obligations under the New Senior Notes and the New Senior Indenture, except in certain circumstances relating to a sale by the Company or any Guarantor. Moreover, the Second Lien Note lenders, the Trustee, on behalf of itself and the holders of the New Senior Notes, and the Convertible Notes Trustee, on behalf of itself and the holders of the New Convertible Notes, will agree to release the Liens under the Second Lien Note and the New Indentures, as applicable, and the related collateral agreements on the Collateral to allow any such sale or disposition. The Intercreditor Agreement also will limit the rights of the Second Lien Note lenders, the Trustee and the Convertible Notes Trustee with respect to the

Collateral after the occurrence of an event of default under the Second Lien Note or either of the New Indentures. The Intercreditor Agreement will provide that if the Second Lien Note or either series of the New Notes becomes due and payable prior to its Stated Maturity or is not paid in full at its Stated Maturity at a time during which we have obligations outstanding under the Credit Agreement, none of the Second Lien Note lenders, the Trustee or the Convertible Notes Trustee will have the right to foreclose or otherwise realize upon the Collateral unless and until the lenders under the Credit Agreement fail to commence the exercise of remedies with respect to or in connection with the Collateral within 180 days (which period will be extended indefinitely in the event of a bankruptcy or insolvency proceeding or other event which prevents the exercise of remedies during such period) following notice to such agent of the occurrence of an event of default under the Second Lien Note, the New Senior Indenture or the New Convertible Indenture, as applicable (the "Default Period"). In addition, in such case, and in the event the applicable event of default is under the New Senior Indenture, the Trustee will not have the right to foreclose upon the Collateral unless and until the Second Lien Note lenders fail to take such steps to exercise remedies within 60 days (which period will be extended indefinitely in the event of a bankruptcy or insolvency proceeding or other event which prevents the exercise of remedies during such period) following the end of the Default Period, and, in the event the applicable event of default is under the New Convertible Indenture, the Convertible Notes Trustee will not have the right to foreclose upon the Collateral unless and until the Trustee fails to take such steps to exercise remedies within 120 days (which period will be extended indefinitely in the event of a bankruptcy or insolvency proceeding or other event which prevents the exercise of remedies during such period) following the end of the Default Period. The Intercreditor Agreement also will substantially limit the rights of the Second Lien Note lenders, the Trustee, the Convertible Notes Trustee and the holders of either series of New Notes in an insolvency proceeding. The Intercreditor Agreement will require the net proceeds from the sale of Collateral to be applied first to our obligations outstanding under the Credit Agreement, second to our obligations outstanding under the Second Lien Note, third to our obligations outstanding under the New Senior Notes and fourth to our obligations outstanding under the New Convertible Notes.

        Upon the occurrence and during the continuance of an Event of Default, the Trustee will have the right to exercise on behalf of the holders of the New Senior Notes such remedies, including, subject to the Intercreditor Agreement, remedies with respect to the Collateral, as are available under the New Senior Indenture, the Collateral Agreements and at law, such as the institution of sale or foreclosure proceedings. The right of the Trustee to repossess and dispose of the Collateral upon the occurrence of an Event of Default under the New Senior Indenture is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy proceeding were to be commenced by or against the Company or any Guarantor. See "—Certain Bankruptcy Limitations" below. Subject to the Intercreditor Agreement, all funds distributed under the Collateral Agreements and received by the Trustee for the benefit of the holders of the New Senior Notes will be distributed by the Trustee in accordance with the provisions of the New Senior Indenture.

        We have not conducted third-party appraisals of the Collateral in connection with this Exchange Offer and Consent Solicitation. The value of the Collateral in the event of a liquidation will depend upon market and economic conditions, including the availability of buyers, and similar factors. By its nature, some or all of the Collateral will be illiquid and may have no readily ascertainable market value. Likewise, the Collateral may not be saleable, or, if saleable, subject to substantial delays in its liquidation. A substantial portion of our asset value is goodwill. The fact that the lenders under the Senior Loan Agreements have senior Liens on the assets constituting the Collateral could have a material adverse effect on the amount that would be realized by the holders of the New Senior Notes upon a liquidation of the Collateral because any amounts received after liquidation of the Collateral would first be used to repay obligations outstanding under the Credit Agreement and second to obligations outstanding under the Second Lien Note. Accordingly, the proceeds of any sale of the Collateral pursuant to the New Senior Indenture and the related Collateral Agreements following an

Event of Default may be substantially less than amounts due under the New Senior Notes. See "Risk Factors—The value of the collateral securing the New Senior Notes and the New Convertible Notes may not be sufficient to satisfy all amounts we owe under all of our secured debt." If the proceeds from the sale of any of the Collateral were not sufficient to repay all amounts due on the New Senior Notes, the holders of the New Senior Notes (to the extent not repaid from the proceeds of the sale of the Collateral) would only have an unsecured claim against our and any Guarantors' remaining assets, which are not expected to be material.

        The New Senior Indenture will permit the release of all or specified portions of the Collateral as set forth under "—Possession, Use and Release of Collateral."

Certain Bankruptcy Limitations

  Subsidiaries

        We conduct a portion of our operations through our subsidiaries. Accordingly, our ability to meet our cash obligations is partially dependent upon the ability of our subsidiaries to make cash distributions to us. Furthermore, any right we have to receive the assets of any subsidiary upon its liquidation or reorganization effectively will be subordinated by operation of law to the claims of such subsidiary's creditors (including trade creditors) and holders of its preferred stock. Holders of the New Senior Notes will be direct creditors of each Guarantor, if any, by virtue of its Guarantee of the New Senior Notes. As of the Issue Date, the New Senior Notes will not be Guaranteed by any of our subsidiaries.

        At June 30, 2002, the total liabilities of Cherokee International, LLC's subsidiaries (other than Cherokee International Finance, Inc.) were approximately $81.8 million, including trade payables. Although the New Senior Indenture limits the Incurrence of Indebtedness and preferred stock of certain of our subsidiaries, such limitation is subject to a number of significant qualifications. Moreover, the New Senior Indenture does not impose any limitation on the Incurrence by such subsidiaries of liabilities that are not considered Indebtedness under the New Senior Indenture.

  Collateral

        The right of the Trustee to repossess and dispose of the Collateral upon the occurrence and continuance of an Event of Default is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy proceeding were to be commenced by or against the Company or any Guarantor. The Bankruptcy Code prohibits a debtor's secured creditor from exercising its rights with respect to the secured creditor's collateral without bankruptcy court authorization. Thus, if the Company and its Subsidiaries became debtors in bankruptcy cases, the Trustee could not exercise its rights under the New Senior Indenture to repossess and dispose of the Collateral without first seeking court approval. It is uncertain whether or when the court would grant that approval. The Bankruptcy Code permits a debtor, in certain circumstances, to retain and to use collateral (and the proceeds thereof), so long as the secured creditor receives "adequate protection" of its interest in the collateral. Due to the junior nature of the Lien on the New Senior Notes, holders may not be entitled to "adequate protection." Moreover, because the term "adequate protection" lacks a precise definition, and because the bankruptcy court has broad discretionary powers, it is impossible to predict if and to what extent holders of New Senior Notes would be compensated for any delay in payment or depreciation in the Collateral's value.

        In most instances, the Bankruptcy Code prohibits the accrual of interest after a case's commencement, except with respect to claims that are over-secured. Accordingly, unless the bankruptcy court concluded that the Collateral securing the New Senior Notes exceeded the principal amount outstanding thereunder and under the Senior Loan Agreements, the amount of your claims, based on the New Senior Notes, would be fixed as of the time of bankruptcy, regardless of the length of the bankruptcy case and the delay in payment.

        The Bankruptcy Code generally provides for the payment of secured claims (in the amount determined as of the commencement of the bankruptcy case) in full. If, however, the court determined that the value of the Collateral securing the New Senior Notes was less than the amount due thereunder, claims of the holders of New Senior Notes would be deemed to be secured only to the extent of the Collateral's value, and the deficiency would constitute an unsecured claim. In most bankruptcy cases, holders of unsecured claims receive significantly less than the face amount of their claims.

  Change of Control

        Upon the occurrence of any of the following events (each a "Change of Control"), each holder shall have the right to require that we purchase such holder's New Senior Notes at a purchase price in cash equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, thereon to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date):

          (1)  any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (1) such person shall be deemed to have beneficial ownership of all shares that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the total voting power of the then outstanding Voting Stock of the Company; provided, however, that no Change of Control shall be deemed to have occurred under this paragraph (1) if the Permitted Holders either (a) beneficially own (as defined above), directly or indirectly, (x) in the aggregate more than 40% of the total voting power of the then outstanding Voting Stock of the Company and (y) a greater percentage of the total voting power of the then outstanding Voting Stock of the Company than any other person or (b) have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors;

          (2)  after an initial Public Equity Offering, during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new members of the Board of Directors whose election by such Board of Directors or whose nomination for election by the equityholders of the Company was approved by a vote of the majority of the members of the Board of Directors of the Company then still in office who were either members of the Board of Directors at the beginning of such period or whose election or nomination for election was previously so approved, including new members of the Board of Directors designated in or provided for in an agreement regarding the merger, consolidation or sale, transfer or other conveyance, of all or substantially all of our assets, if such agreement was approved by a vote of such majority of members of the Board of Directors) cease for any reason to constitute a majority of the Board of Directors then in office;

          (3)  the adoption by the holders of Capital Stock of the Company of any plan or proposal for the liquidation or dissolution of the Company (whether or not otherwise in compliance with the New Senior Indenture), by way of merger, consolidation or otherwise; or

          (4)  the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company, or the sale of all or substantially all the assets of the Company and its Subsidiaries, taken as a whole, to another Person (other than to a Restricted Subsidiary of the Company or to one or more Permitted Holders or any entity controlled by one or more Permitted Holders), in which, in the case of any such merger, consolidation or sale, the securities of the Company that are outstanding immediately prior to such transaction and that represent 100% of the aggregate Voting Stock of the Company are changed into or exchanged for cash, securities or property; provided, however, that no Change of Control shall be deemed to have occurred under this paragraph (4) if pursuant to such transaction the securities of the Company are changed into or exchanged for, in addition to any other consideration, securities of the surviving Person that represent immediately after such transaction, (a) at least 30% of the aggregate voting power of the Voting Stock of the surviving Person and (b) a greater percentage of the Voting Stock of the surviving Person than the percentage of such Voting Stock beneficially owned by any other person (as defined in paragraph (1) above).

        The Senior Loan Agreements contain, and future Indebtedness of the Company may contain, prohibitions on the occurrence of certain events that would constitute a Change of Control or require such Indebtedness to be repaid or repurchased upon a Change of Control. A Change of Control also will constitute a "change of control" under the New Convertible Indenture, enabling the holders of the New Convertible Notes to require us to repurchase their notes, and certain events that would constitute a Change of Control also will constitute an "event of default" under the Senior Loan Agreements, enabling the lenders thereunder to accelerate our obligations thereunder. Moreover, the exercise by the holders of their right to require the Company to purchase the New Senior Notes could cause a default under such Indebtedness, even if the Change of Control itself does not, due to the financial effect of such purchase on the Company. Finally, the Company's ability to pay cash to the holders of the New Senior Notes following the occurrence of a Change of Control may be limited by the Company's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. For more details, see the section "Risk Factors" under the heading "Limitations on Repurchases of Notes Upon a Change of Control."

        Within 30 days following any Change of Control, unless notice of redemption of the New Senior Notes has been given pursuant to the provisions of the New Senior Indenture described under "—Optional Redemption" above, the Company shall mail a notice to each holder with a copy to the Trustee (the "Change of Control Offer") stating:

          (1)  that a Change of Control has occurred and that such holder has the right to require the Company to purchase such holder's New Senior Notes at a purchase price in cash equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, thereon to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest on the relevant interest payment date);

          (2)  the circumstances and relevant facts regarding such Change of Control;

          (3)  the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

          (4)  the instructions determined by the Company, consistent with the covenant described hereunder, that a holder must follow in order to have its New Senior Notes purchased.

        The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the New Senior Indenture applicable to a Change of Control Offer made by the Company and purchases all New Senior Notes validly tendered and not withdrawn under such Change of Control Offer.

        The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the purchase of New Senior Notes pursuant to the covenant described hereunder. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, the

Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the covenant described hereunder by virtue thereof.

        The Company could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the New Senior Indenture, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect the Company's capital structure or credit ratings. Restrictions on the ability of the Company and its Restricted Subsidiaries to incur additional Indebtedness are contained in the covenant described below under "Certain Covenants—Limitation on Indebtedness." Such restrictions can only be waived with the consent of the holders of a majority in principal amount of the New Senior Notes then outstanding. Except for the limitations contained in such covenants, however, the New Senior Indenture will not contain any covenants or provisions that may afford holders of the New Senior Notes protection in the event of a highly leveraged transaction.

        The provisions under the New Senior Indenture relating to the Company's obligation to make an offer to purchase the New Senior Notes as a result of a Change of Control may be waived or modified with the written consent of the holders of a majority in principal amount of the New Senior Notes.

        The Change of Control purchase feature of the New Senior Notes may make more difficult or discourage a takeover of us, and, thus, the removal of incumbent management.

        The phrase "all or substantially all" of our assets will likely be interpreted under applicable state law and will be dependent upon particular facts and circumstances. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer of "all or substantially all" of our assets has occurred.

  Certain Covenants

        The New Senior Indenture contains covenants including, among others, the following:

  Limitation on Indebtedness

        (a)  The Company will not, and will not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Indebtedness; provided, however, that the Company and its Restricted Subsidiaries may Incur Indebtedness, if, on the date of such Incurrence and after giving effect thereto, the Consolidated Coverage Ratio would be at least 2.00 to 1.00.

        (b)  Notwithstanding the foregoing paragraph (a), the Company and any Restricted Subsidiary, as applicable, may Incur any or all of the following Indebtedness:

          (1)  Indebtedness of the Company or any Restricted Subsidiary Incurred pursuant to the Credit Agreement or the Second Lien Note (other than as payment of interest thereon in accordance with the terms thereof) in an aggregate principal amount outstanding at any time of up to $75 million, less the aggregate amount of Net Available Cash from any Asset Disposition applied to permanently reduce the outstanding amounts or the commitments with respect to such Indebtedness pursuant to the covenant "Limitation on Sales of Assets and Subsidiary Stock;" provided, however, that the maximum amount permitted to be outstanding under this clause (1) of this paragraph (b) shall not be deemed to limit additional Indebtedness under the Credit Agreement to the extent such additional Indebtedness is permitted pursuant to the Consolidated Coverage Ratio or otherwise under this covenant;

          (2)  Indebtedness owed to and held by the Company or a Restricted Subsidiary; provided, however, that (A) any subsequent issuance or transfer of any Capital Stock which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to the Company or a Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the obligor thereon and (B) if the Company is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to the New Senior Notes and the New Senior Indenture and the Senior Loan Agreements;

          (3)  Indebtedness evidenced by the New Senior Notes issued pursuant to the New Senior Indenture up to the amounts issued on the Issue Date, and any Guarantees thereof, less any amounts repaid or retired;

          (4)  Indebtedness evidenced by the New Convertible Notes issued pursuant to the New Convertible Indenture up to the amounts issued on the Issue Date, and any Guarantees thereof, plus any additional Indebtedness Incurred thereunder as payment of interest thereon in accordance with the terms thereof, and any Guarantees thereof, less any amounts repaid or retired;

          (5)  Indebtedness outstanding on the Issue Date (other than Indebtedness described in clause (1), (2), (3), or (4) of this covenant);

          (6)  Indebtedness of a Restricted Subsidiary Incurred and outstanding on or prior to the date on which such Restricted Subsidiary was acquired by the Company (other than Indebtedness Incurred in connection with, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company); provided, however, that on the date of acquisition, and after giving effect thereto, the Company would have been able to Incur at least $1.00 of additional Indebtedness pursuant to clause (a);

          (7)  Refinancing Indebtedness in respect of Indebtedness Incurred pursuant to paragraph (a) or pursuant to clause (3), (4), (5), (6) or (13) of this paragraph (b);

          (8)  Indebtedness of the Company or a Restricted Subsidiary in respect of bids, performance bonds, letters of credit and surety or appeal bonds and obligations entered into by the Company or any Restricted Subsidiary in the ordinary course of business;

          (9)  Indebtedness of the Company or any Restricted Subsidiary which constitutes Hedging Obligations consisting of either (A) Interest Rate Agreements directly related to Indebtedness permitted to be Incurred by the Company or a Restricted Subsidiary pursuant to the New Senior Indenture or (B) Currency Agreements for the purpose of limiting exchange rate risks in connection with a Related Business;

        (10)  Indebtedness of the Company or a Restricted Subsidiary which constitutes Capital Lease Obligations or Purchase Money Indebtedness, and Refinancing Indebtedness thereof, in an aggregate principal amount not exceeding $10 million at any one time outstanding;

        (11)  Indebtedness incurred by the Company constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including, without limitation, letters of credit in respect of customs duties, equipment leases, workers' compensation claims or self-insurance, or other Indebtedness with respect to reimbursement obligations regarding workers' compensation claims; provided, however, that upon the drawing of such letters of credit or the Incurrence of such Indebtedness, such obligations are reimbursed or refinanced within 30 days following such drawing or Incurrence; and

        (12)  Indebtedness of the Company or any Restricted Subsidiary in an aggregate principal amount which does not, together with all other outstanding Indebtedness Incurred pursuant to this clause (12), exceed $25 million at any one time outstanding; and

        (13)  Indebtedness Incurred under the Second Lien Note as payment of interest thereon in accordance with the terms thereof;

        (c)  Notwithstanding the foregoing, neither the Company nor any Restricted Subsidiary shall Incur any Indebtedness pursuant to the foregoing paragraph (b) if the proceeds thereof are used, directly or indirectly, to Refinance any Subordinated Obligations (other than the Existing Notes) unless such Indebtedness shall be subordinated to the New Senior Notes or any Guarantees thereof, as applicable, to at least the same extent as such Subordinated Obligations.

        (d)  For purposes of determining compliance with the foregoing covenant, (1) in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described above, the Company, in its sole discretion, will classify such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of the above clauses and (2) an item of Indebtedness may be reclassified on a later date and may be divided and classified in more than one of the types of Indebtedness described above. A Guarantee of Indebtedness permitted by this covenant to be Incurred by the Company or a Restricted Subsidiary otherwise permitted to be Incurred pursuant to this covenant is not considered a separate Incurrence for purposes of this covenant.

  Limitation on Restricted Payments

        (a)  The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, make a Restricted Payment if at the time the Company or such Restricted Subsidiary makes such Restricted Payment:

          (1)  a Default shall have occurred and be continuing (or would result therefrom);

          (2)  the Company is not able to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described above under the heading "—Limitation on Indebtedness"; or

          (3)  the aggregate amount of such Restricted Payment and all other Restricted Payments since the Issue Date would exceed the sum of:

            (A)  50% of the Consolidated Net Income of the Company accrued during the period (treated as one accounting period) beginning on the first day of the fiscal quarter commencing immediately following the Issue Date and ending on the last day of the most recent full fiscal quarter for which financial statements are available prior to the date of such Restricted Payment (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit);

            (B)  the aggregate Net Cash Proceeds received by the Company from capital contributions or the issuance or sale of its Capital Stock (other than Disqualified Stock) subsequent to the Issue Date or any options, warrants or rights to purchase its Capital Stock (other than Disqualified Stock) together with the aggregate cash received by the Company at the time of the exercise of such options, warrants or rights (other than an issuance or sale to a Subsidiary of the Company);

            (C)  the amount by which Indebtedness of the Company is reduced on the Company's balance sheet upon the conversion or exchange (other than by a Subsidiary of the Company) subsequent to the Issue Date of any Indebtedness of the Company convertible into or exchangeable or exercisable for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash, or the fair value of any other property, distributed by the Company upon such conversion or exchange); and

            (D)  an amount equal to the sum of (x) the net amount of any Investments made after the Issue Date constituting a Restricted Payment that are returned to the Company or any Restricted Subsidiary by way of dividend, distribution, repayment of loans or advances or otherwise and (y) the portion (proportionate to the Company's equity interest in such

    Subsidiary) of the fair market value of the net assets of an Unrestricted Subsidiary (other than Unrestricted Subsidiaries referred to in clause (1) of the definition thereof, except to the extent of Investments made or deemed made in such Unrestricted Subsidiaries on or after the Issue Date) at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; provided, however, that the foregoing sum shall not exceed the aggregate amount of Investments previously made (and treated as a Restricted Payment) by the Company or any Restricted Subsidiary.

        (b)  The provisions of the foregoing paragraph (a) shall not prohibit:

          (1)  any redemption, repurchase or other acquisition of any Capital Stock of the Company made out of the proceeds of the substantially concurrent sale of, or made by exchange for, Capital Stock of the Company (other than (A) Disqualified Stock or, (B) Capital Stock issued or sold to a Subsidiary of the Company) or out of the proceeds of a substantially concurrent capital contribution to the Company; provided, however, that the Net Cash Proceeds from such sale of Capital Stock or capital contribution shall be excluded from clause (3)(B) of paragraph (a) above;

          (2)  any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Obligations made in exchange for, or out of the proceeds of the substantially concurrent sale of, Indebtedness of the Company which is permitted to be Incurred pursuant to the covenant described above under the heading "—Limitation on Indebtedness";

          (3)  any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Obligations made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company (other than (A) Disqualified Stock or, (B) Capital Stock issued or sold to a Subsidiary of the Company) or out of the proceeds of a substantially concurrent capital contribution to the Company; provided, however, that the Net Cash Proceeds from such sale of Capital Stock or capital contribution shall be excluded from clause (3)(B) of paragraph (a) above;

          (4)  dividends or distributions paid within 60 days after the date of declaration thereof if at such date of declaration such dividend or distributions would have complied with this covenant;

          (5)  the payment of any dividend or distribution on any Disqualified Stock that the Company or any Guarantor is permitted to issue or Incur pursuant to the terms of the covenant "—Limitation on Indebtedness";

          (6)  any repurchase or other acquisition of shares of, or options to purchase, Capital Stock of the Company from directors (or similar persons), officers or employees of the Company pursuant to the terms of an employee benefit plan or employment or other agreement approved by the Board of Directors; provided, however, that the aggregate amount of all such repurchases shall not exceed $1 million in any fiscal year and $5 million in the aggregate;

          (7)  Investments in Unrestricted Subsidiaries, or joint ventures in which the Company has at least a 25% economic ownership interest, in an aggregate amount not to exceed $7.5 million at any time outstanding;

          (8)  any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of the Existing Notes; and

          (9)  other Restricted Payments in an amount not to exceed $3 million at any time outstanding.

        In determining the aggregate amount of Restricted Payments made subsequent to the Issue Date in accordance with clause (a)(3) above, amounts expended pursuant to clauses (4), (7) and (9) (but not pursuant to clause (1), (2), (3), (5), (6) or (8)) of the immediately preceding paragraph shall be included in such calculation.

  Limitation on Restrictions on Distributions from Restricted Subsidiaries

        The Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (a) pay dividends or make any other distributions on its Capital Stock to the Company or a Restricted Subsidiary or pay any Indebtedness owed to the Company, (b) make any loans or advances to the Company or (c) transfer any of its property or assets to the Company, except:

          (1)  any encumbrance or restriction in respect of any Restricted Subsidiary (x) pursuant to an agreement in effect at or entered into on the Issue Date as in effect on the Issue Date (including the Senior Loan Agreements, the New Convertible Indenture, the New Convertible Notes (and any Guarantees thereof), any collateral agreement relating to any of the foregoing and the Intercreditor Agreement) or (y) no more restrictive on such Restricted Subsidiary than under clause (x);

          (2)  any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness Incurred by such Restricted Subsidiary on or prior to the date on which such Restricted Subsidiary was acquired by the Company (other than Indebtedness Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company) and outstanding on such date;

          (3)  any encumbrance or restriction pursuant to an agreement effecting a Refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (1) or (2) of this covenant or this clause (3) or contained in any amendment to an agreement referred to in clause (1) or (2) of this covenant or this clause (3); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such refinancing agreement or amendment are no less favorable to the noteholders than encumbrances and restrictions with respect to such Restricted Subsidiary contained in such predecessor agreements;

          (4)  any such encumbrance or restriction (A) consisting of customary non-assignment provisions in leases to the extent such provisions restrict the subletting, assignment or transfer of the lease or the property leased thereunder or in purchase money financings or (B) by virtue of any Indebtedness, transfer, option or right with respect to, or any Lien on, any property or assets of the Company or any Restricted Subsidiary not otherwise prohibited by the New Senior Indenture;

          (5)  in the case of clause (c) above, restrictions contained in security agreements or mortgages securing Indebtedness of a Restricted Subsidiary to the extent such restrictions restrict the transfer of the property subject to such security agreements or mortgages;

          (6)  any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition;

          (7)  encumbrances or restrictions imposed by operation of any applicable law, rule, regulation or order;

          (8)  Capital Lease Obligations that are otherwise permitted hereunder; provided, however, that such encumbrance or restriction does not extend to any property other than that subject to the underlying lease;

          (9)  any encumbrance or restriction under or relating to an agreement relating to the acquisition of assets or property so long as such encumbrances and restriction relate solely to the assets so acquired (and any improvements thereon); and

          (10) restrictions imposed by the New Senior Notes (and any Guarantees thereof), the New Senior Indenture or the Collateral Agreements.

  Limitation on Sales of Assets and Subsidiary Stock

        (a)  The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Disposition unless:

          (1)  the Company or such Restricted Subsidiary receives consideration at the time of such Asset Disposition at least equal to the fair market value (including the value of all non-cash consideration), as determined in good faith by the Company's Board of Directors, of the shares and assets subject to such Asset Disposition;

          (2)  at least 75% of the consideration thereof received by the Company or such Restricted Subsidiary in connection with such Asset Disposition consists of cash, Temporary Cash Investments or other cash equivalents;

          (3)  subject to the Intercreditor Agreement, if such Asset Sale involves the disposition of Collateral, the Company or such Restricted Subsidiary, as applicable, has complied with the provisions described under "Possession, Use and Release of Collateral;" and

          (4)  an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company (or such Restricted Subsidiary, as the case may be):

            (A)  to either (x) prepay, repay, purchase or redeem Purchase Money Indebtedness secured by the asset that was the subject of the Asset Sale or Indebtedness outstanding under the Senior Loan Agreements, and, in the case of Indebtedness outstanding under the Senior Loan Agreements, to permanently reduce the amount of such Indebtedness outstanding on the Issue Date or permitted pursuant to the covenant "—Limitation on Indebtedness" (including that in the case of repayment of amounts outstanding under a revolver or similar arrangement that makes credit available, such commitment is so permanently reduced by such amount) or (y) to the extent the Company elects, to acquire Additional Assets, in each case within one year from the later of the date of such Asset Disposition or the receipt of such Net Available Cash; or

            (B)  to make an offer pursuant to paragraph (b) below to the holders to purchase New Senior Notes pursuant to and subject to the conditions contained in the New Senior Indenture and to repurchase or redeem our other Indebtedness ranking on a parity with the New Senior Notes and with similar provisions requiring us to repurchase or redeem such Indebtedness with the proceeds from such Asset Disposition, pro rata in proportion to the respective principal amounts (or accreted values in the case of Indebtedness issued with an original issue discount) of the New Senior Notes and such other Indebtedness then outstanding; and

            (C)  to the extent of the balance of such Net Available Cash after application in accordance with clause (A) or (B), to any other application or use not prohibited by the New Senior Indenture.

        Pending the final application of any Net Available Cash as provided in (a)(4) above, the Company may temporarily reduce revolving credit borrowings or otherwise invest the Net Available Cash in any manner not prohibited by the New Senior Indenture. Until so applied, such Net Available Cash shall constitute Collateral under the New Senior Indenture and the Collateral Agreements.

        Notwithstanding the foregoing provisions of this paragraph, the Company and the Restricted Subsidiaries shall not be required to apply any Net Available Cash in accordance with this paragraph except to the extent that the aggregate Net Available Cash from all Asset Dispositions which is not applied in accordance with this paragraph exceeds $5 million (at which time, the entire unutilized Net

Available Cash, and not just the amount in excess of $5 million, shall be applied pursuant to this paragraph).

        For the purposes of this covenant, the following are deemed to be cash or cash equivalents: (x) the assumption of Indebtedness of the Company or any Restricted Subsidiary and the release of the Company or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition and (y) securities received by the Company or any Restricted Subsidiary from the transferee that are converted by the Company or such Restricted Subsidiary into cash within 90 days of closing the transaction.

        (b)  In the event of an Asset Disposition that requires the purchase of the New Senior Notes pursuant to clause (a)(4)(B) above, the Company will be required to purchase notes tendered pursuant to an offer by the Company for the New Senior Notes at a purchase price of 100% of their principal amount (without premium) plus accrued but unpaid interest, if any, thereon in accordance with the procedures (including prorating in the event of over subscription) set forth in the New Senior Indenture.

        (c)  The Company shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this clause by virtue thereof.

  Limitation on Liens Securing Indebtedness

        The Company will not, and will not permit any of its Restricted Subsidiaries to, create, Incur, assume or suffer to exist any Lien of any kind, other than Permitted Liens, upon any of their respective assets now owned or acquired on or after the date of the New Senior Indenture, or upon any income or profits therefrom, securing any Indebtedness of the Company or any Indebtedness of any Restricted Subsidiary.

  Limitation on Transactions with Affiliates

        (a)  The Company will not, and will not permit any Restricted Subsidiary to, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with, or for the benefit of, any Affiliate of the Company (an "Affiliate Transaction") unless the terms thereof:

          (1)  are no less favorable to the Company or such Restricted Subsidiary than those that could be obtained at the time of such transaction in a comparable transaction in arm's-length dealings with a Person who is not such an Affiliate;

          (2)  if such Affiliate Transaction involves an amount in excess of $2.5 million, have been approved by a majority of the members of the Company's Board of Directors having no material personal financial stake in such Affiliate Transaction; and

          (3)  if such Affiliate Transaction involves an amount in excess of $10 million, have been determined by a nationally recognized investment banking firm or nationally recognized independent appraisal firm qualified to perform such task, to be fair, from a financial standpoint, to the Company or such Restricted Subsidiary, as the case may be.

        (b)  The provisions of the foregoing paragraph (a) shall not prohibit:

          (1)  any Permitted Investment or Restricted Payment permitted to be made pursuant to the covenant described above under the heading "—Limitation on Restricted Payments," or any payment or transaction specifically excepted from the definition of Restricted Payment;

          (2)  transactions exclusively between or among the Company and one or more Restricted Subsidiaries or exclusively between or among Restricted Subsidiaries;

          (3)  customary directors' (or similar persons') fees, indemnification and similar arrangements (and payments pursuant thereto), employee salaries, bonuses or employment agreements, compensation or retirement or employee benefit arrangements and incentive arrangements with any officer, director (or similar person), employee or member of the Company or any Restricted Subsidiary entered into in the ordinary course of business;

          (4)  agreements (and transactions pursuant to agreements), in effect on the Issue Date, as such agreements are in effect on such date or as thereafter amended in a manner not materially adverse to holders of the New Senior Notes in the good faith judgment of the Company's Board of Directors;

          (5)  issuances of Capital Stock (other than Disqualified Stock) of the Company or of Disqualified Stock of the Company that constitutes Refinancing Indebtedness;

          (6)  loans and advances to officers, directors (and similar persons) and employees of the Company or any Restricted Subsidiary for travel, entertainment, moving and other relocation expenses, in each case made in the ordinary course of business;

          (7)  agreements (and transactions pursuant to agreements) making manufacturing capacity of other Persons available to the Company or making the Company's manufacturing capacity available to other Persons; provided, the Company complies with the requirements of clauses (a)(1) and (2) above in connection with any such agreement;

          (8)  transactions in respect of the Senior Loan Agreements, so long as such transactions comply with (A) clauses (1) and (2) of paragraph (a) of this covenant, or (B) the terms of the Second Lien Note existing on the Issue Date or as amended, restructured, refinanced or replaced in accordance with clauses (1) and (2) of paragraph (a) of this covenant; or

          (9)  transactions in respect of any New Convertible Notes held by an Affiliate, so long as such transactions comply with (A) clauses (1) and (2) of paragraph (a) of this covenant, or (B) the terms of the New Convertible Notes existing on the Issue Date or as amended, restructured, refinanced or replaced in accordance with clauses (1) and (2) of paragraph (a) of this covenant.

  Merger and Consolidation

        The Company will not consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all its assets to, any Person, unless:

          (1)  the Company shall be the surviving Person, or the resulting, surviving or transferee Person (the "Successor Company") shall be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Company) shall expressly assume, by an indenture supplemental thereto, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the New Senior Notes, the New Senior Indenture and the Collateral Agreements; provided that if the Successor Company is a limited partnership for tax purposes, there shall be a co-issuer of the New Senior Notes that is a corporation;

          (2)  the Collateral subject to the New Senior Indenture and the Collateral Agreements at the time of such transaction shall, upon consummation of such transaction, (A) continue to constitute Collateral under the New Senior Indenture and the Collateral Agreements, (B) be subject to the Lien in favor of the Trustee for the benefit of the holders of the New Senior Notes, and (C) not be subject to any Lien other than Permitted Liens;

          (3)  the property and assets of the Person that is merged or consolidated with or into the consolidated, resulting, surviving or transferee entity, to the extent that they are property or assets of the types that would constitute Collateral under the New Senior Indenture and the Collateral Agreements, shall be treated as After-Acquired Property and such entity shall take such action as may be necessary to cause such property and assets to be made subject to the Lien under the New Senior Indenture and the Collateral Agreements in the manner and to the extent required thereby;

          (4)  immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any Subsidiary as a result of such transaction as having been Incurred by such Successor Company or such Subsidiary at the time of such transaction), no Default shall have occurred and be continuing; and

          (5)  immediately after giving effect to such transaction, the Successor Company would (A) be able to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described above under the heading "—Limitation on Indebtedness," or (B) together with its Subsidiaries that would constitute Restricted Subsidiaries under the New Senior Indenture immediately after succeeding thereto, have a higher Consolidated Coverage Ratio than the Consolidated Coverage Ratio of the Company and its Restricted Subsidiaries immediately prior to such transaction.

        The Successor Company shall be the successor to the Company and shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the New Senior Indenture, and, except in the case of a lease, the Company shall not be released from the obligations under the New Senior Notes and the New Senior Indenture.

        Notwithstanding the foregoing, (1) any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to the Company, and (2) the Company may merge with or transfer all or substantially all of its assets to an Affiliate solely for the purpose of reincorporating or reforming the Company in another jurisdiction; provided, in each case, the surviving entity will assume all the obligations of such Person under the New Senior Notes, the New Senior Indenture and the Collateral Agreements. The Trustee may require any such surviving entity to ensure, by executing and delivering appropriate instruments and opinions of counsel, that the Trustee continues to hold a Lien, having the same relative priority as was the case immediately prior to such transaction, on all Collateral for the benefit of the holders of the New Senior Notes.

        The Company will not permit any Guarantor to consolidate with or merge with or into, or convey, transfer, lease, in one transaction or a series of transactions, all or substantially all of its assets to, any Person unless:

          (1)  the resulting, surviving or transferee Person shall be a Person organized and existing under the laws of the jurisdiction under which the Guarantor was organized or under the laws of the United States of America, any State thereof or the District of Columbia, and such Person (if not the Guarantor) shall expressly assume, by a Guaranty Agreement, executed and delivered to the Trustee, in a form satisfactory to the Trustee, all the obligations of the Guarantor, if any, under its Guarantee;

          (2)  the property and assets of the Person that is merged or consolidated with or into the consolidated, resulting, surviving or transferee entity, to the extent that they are property or assets of the types that would constitute Collateral under the New Senior Indenture and the Collateral

  Agreements, shall be treated as After-Acquired Property and such entity shall take such action as may be necessary to cause such property and assets to be made subject to the Lien under the New Senior Indenture and the Collateral Agreements in the manner and to the extent required thereby; and

          (3)  immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the resulting, surviving or transferee Person as a result of such transaction as having been issued by such Person at the time of such transaction), no Default shall have occurred and be continuing.

        The provision of clauses (1), (2) and (3) shall not apply to any transactions that constitute an Asset Disposition if the Company complied with the applicable provisions of the covenant described above under the heading "—Limitation on Sales of Assets and Subsidiary Stock." The foregoing shall not prohibit any consolidation or merger of, or transfer of all or part of the property and assets of, any Restricted Subsidiary with or to the Company.

  Limitation on Business Activities

        The Company will not, and will not permit any Restricted Subsidiary to, engage in any business other than in businesses conducted by the Company and their Restricted Subsidiaries on the Issue Date and businesses which, in the good faith determination of the Company's Board of Directors, are reasonably related, ancillary or complementary thereto.

  Future Guarantors

        The Company will not permit any Restricted Subsidiary that is not a Guarantor to Guarantee any other Indebtedness (other than Indebtedness under the Senior Loan Agreements) of the Company or any Guarantor unless such Restricted Subsidiary simultaneously executes a supplemental indenture to the New Senior Indenture providing for the Guarantee of the payment of the principal of, premium, if any, and interest on the New Senior Notes by such Restricted Subsidiary, on a senior basis, as well as such additional documents evidencing the grant of a security interest in and/or pledge of the Collateral and After-Acquired Property, as applicable, owned by such Restricted Subsidiary to secure such obligations on the terms set forth in the Collateral Agreements and the Intercreditor Agreement, as applicable. Such Restricted Subsidiary shall be deemed released from its obligations under its Guarantee of the payment of the New Senior Notes at any such time that such Restricted Subsidiary is released from all of its obligations under its Guarantee of such other Indebtedness.

        The obligations of the Company pursuant to the New Senior Notes, including the repurchase obligations resulting from a Change of Control, will be unconditionally Guaranteed, on a senior secured basis, by any Guarantors. The Guarantors will agree to pay, in addition to the amount stated above, any and all expenses (including reasonable counsel fees and expenses) incurred by the Trustee and the holders of the New Senior Notes in enforcing any rights under the applicable Guarantee. Each Guarantee will be limited in amount to an amount not to exceed the maximum amount that can be Guaranteed by such Guarantor, after giving effect to all of its other contingent and fixed liabilities (including, without limitation, any Guarantees under the Senior Loan Agreements) without rendering the Guarantees voidable, under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. If any Guarantee were to be rendered voidable, it could be subordinated by a court to all other Indebtedness (including Guarantees and other contingent liabilities) of the relevant Guarantor, and, depending on the amount of such Indebtedness, the Guarantor's liability on its Guarantee could be reduced to zero.

        Pursuant to the New Senior Indenture, a Guarantor may consolidate with, merge with or into, or transfer all or substantially all its assets to any other Person to the extent described above under the heading "—Merger and Consolidation." Upon the sale or disposition (whether by merger, stock purchase, Asset Disposition or otherwise) of a Guarantor (as an entirety) to an entity which is not, and is not required to become, a Guarantor, or the designation of a Subsidiary to become an Unrestricted Subsidiary, which transaction is otherwise in compliance with the New Senior Indenture (including, without limitation, the provisions of the covenant "—Limitations on Sales of Assets and Subsidiary Stock"), such Guarantor will be deemed released from its obligations under its Guarantee of the New Senior Notes and under the Collateral Agreements as set forth in "—Possession, Use and Release of Collateral."

  Impairment of Security Interests

        The New Senior Indenture will provide that, except as permitted in the New Senior Indenture, the Intercreditor Agreement and the Collateral Agreements, neither the Company nor any of its Restricted Subsidiaries will take or omit to take any action that would have the result of adversely affecting or impairing the Lien on the Collateral in favor of the Trustee for the benefit of the holders of the New Senior Notes.

  SEC Reports

        (a)  The New Senior Indenture will provide that if the Company is not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will provide to the Trustee and the holders of the New Senior Notes, within 30 days after the Company would have been required to file such with the SEC had it been subject to those reporting requirements, copies of the types of annual and quarterly reports and information, documents and other reports as are specified in Section 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections of the Exchange Act.

        (b)  The New Senior Indenture will provide that upon the Company becoming subject to Section 13 or 15(d) of the Exchange Act, the Company will provide to the Trustee and the holders of the New Senior Notes, within 15 days after filing with the SEC, copies of all annual and quarterly reports and information, documents and other reports which the Company is required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act. If thereafter, the Company ceases to be subject to Section 13 or 15(d) of the Exchange Act, the Company shall comply with paragraph (a) above.

        (c)  The Company shall provide the Trustee with a sufficient number of copies of all reports and other documents and information that the Trustee may be required to deliver to the holders of the New Senior Notes hereunder. The delivery of such reports, documents and information shall be at the sole expense of the Company. Notwithstanding anything to the contrary herein, the Company shall at all times comply with the provisions of Section 314(a) of the TIA.

  Events of Default

        Each of the following is an Event of Default:

          (1)  a default in the payment of interest on the New Senior Notes when due, continued for 30 days,

          (2)  a default in the payment of principal of any New Senior Note when due at its Stated Maturity, upon optional redemption, upon required repurchase (except as provided above under the heading "Change of Control"), upon acceleration or otherwise,

          (3)  the failure by the Company to comply with its obligations described above under the heading "Certain Covenants—Merger and Consolidation,"

          (4)  the failure by the Company to comply for 30 days after notice with any of its obligations in the covenants described above under the headings "Change of Control" (other than a failure to purchase New Senior Notes), "Certain Covenants—Limitation on Indebtedness," "Certain Covenants—Limitation on Restricted Payments," "Certain Covenants—Limitation on Restrictions on Distributions from Restricted Subsidiaries," "Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock," or "Certain Covenants—Limitation on Transactions with Affiliates,"

          (5)  the failure by the Company to comply for 60 days after notice with its other agreements contained in the New Senior Indenture or the Collateral Agreements,

          (6)  Indebtedness of the Company or any Significant Subsidiary is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default and the total amount of such Indebtedness unpaid or accelerated exceeds $5 million (the "cross-acceleration provision"),

          (7)  certain events of bankruptcy, insolvency or reorganization of the Company or any Significant Subsidiary (the "bankruptcy provisions"),

          (8)  any judgment or decree for the payment of money (except to the extent that a solvent insurance carrier has admitted in writing that such judgment or decree is covered by its applicable policy) in excess of $5 million is entered against the Company or any Significant Subsidiary, remains outstanding for a period of 60 days following entry of such judgment and is not discharged, bonded, waived or stayed within 30 days after notice (the "judgment default provision"),

          (9)  a Guarantee ceases to be in full force and effect or is declared to be null and void and unenforceable or the Guarantee is found to be invalid or a Guarantor denies its liability under its Guarantee (other than by reason of release of the Guarantor in accordance with the terms of the New Senior Indenture), or

          (10) any of the Collateral Agreements cease under any circumstances to create a valid, enforceable Lien on the assets to be pledged or secured thereunder, other than in accordance with the provisions under "—Possession, Use and Release of Collateral."

        However, a default under clause (4), (5), (6) or (8) will not constitute an Event of Default until the Trustee or the holders of 25% in principal amount of the New Senior Notes then outstanding notify the Company of the default and the Company does not cure such default within the time specified after receipt of such notice.

        If an Event of Default (other than an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization) occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the New Senior Notes then outstanding may declare the principal of and accrued but unpaid interest on all the New Senior Notes to be due and payable. Upon such a declaration, such principal and interest shall be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization occurs and is continuing, the principal of and interest on all the New Senior Notes will ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holders. Under certain circumstances, the holders of a majority in principal amount of the New Senior Notes then outstanding (which shall include New Senior Notes held by any affiliate of the Company as provided under "—Amendments and Waivers") may rescind any such acceleration with respect to the New Senior Notes and their consequences.

        Subject to the provisions of the New Senior Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the New Senior Indenture at the request or direction of any of the holders unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder of a New Senior Note may pursue any remedy with respect to the New Senior Indenture or the New Senior Notes unless:

          (1)  such holder has previously given the Trustee notice that an Event of Default is continuing;

          (2)  holders of at least 25% in principal amount of the New Senior Notes then outstanding have requested the Trustee to pursue the remedy;

          (3)  such holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense;

          (4)  the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

          (5)  the holders of a majority in principal amount of the New Senior Notes then outstanding have not given the Trustee a direction inconsistent with such request within such 60-day period.

        Subject to certain restrictions, the holders of a majority in principal amount of the New Senior Notes then outstanding (which shall include New Senior Notes held by any affiliate of the Company as provided under "—Amendments and Waivers") are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law, the New Senior Indenture, the Intercreditor Agreement or the Collateral Agreements, or that the Trustee determines is unduly prejudicial to the rights of any other holder or that would involve the Trustee in personal liability.

        The New Senior Indenture provides that if a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each holder notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of or interest on any New Senior Note, the Trustee may withhold notice if and so long as a committee of its trust officers determines that withholding notice is not opposed to the interest of the holders. In addition, the Company is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Company also is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action the Company is taking or proposes to take in respect thereof.

  Amendments and Waivers

        Subject to certain exceptions, the New Senior Indenture, any Collateral Agreement and the Intercreditor Agreement may be amended with the consent of the holders of a majority in principal amount of the New Senior Notes then outstanding (including consents obtained in connection with a tender offer or exchange for the New Senior Notes) and any past default or noncompliance with any provisions thereof may also be waived with the consent of the holders of a majority in principal amount of the New Senior Notes then outstanding. The New Senior Indenture will provide that TIA §316(a)(1) shall be expressly excluded from the terms thereof. Accordingly, when determining whether the required principal amount of New Senior Notes have concurred in any action, New Senior Notes held by any affiliate of the Company shall be included; provided, that if required by law, an additional count shall be taken with such securities being disregarded. However, without the consent of each holder of a New Senior Note affected thereby, no amendment may, among other things,

          (1)  reduce the amount of notes whose holders must consent to an amendment or waiver,

          (2)  reduce the rate of or extend the time for payment of interest on any New Senior Note,

          (3)  reduce the principal of or extend the Stated Maturity of any New Senior Note,

          (4)  reduce the amount payable upon the redemption of any New Senior Note or change the time at which any New Senior Note may be redeemed as described above under the heading "Optional Redemption,"

          (5)  make any New Senior Note payable in money other than that stated in the New Senior Note,

          (6)  impair the right of any holder to receive payment of principal of and interest on such holder's notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder's notes, or

          (7)  cause the New Senior Notes or any Guarantee thereof to become contractually subordinate in right of payment to any other Indebtedness of the Company or any Guarantor.

        Without the consent of any holder, the Company and the Trustee (and in the case of the Intercreditor Agreement, only with the consent of the other parties thereto) may amend the New Senior Indenture, the Collateral Agreements or the Intercreditor Agreement to (1) cure any ambiguity, omission, defect or inconsistency, (2) provide for the assumption by a successor Person of the obligations of the Company and any Guarantor under the New Senior Indenture in accordance with the covenant described above under the heading "Certain Covenants—Merger and Consolidation," (3) provide for uncertificated notes in addition to or in place of certificated notes (provided that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated notes are described in Section 163(f)(2)(B) of the Code), (4) add Guarantees with respect to the New Senior Notes, (5) provide for additional Collateral, (6) add to the covenants of the Company for the benefit of the holders or surrender any right or power conferred upon the Company, (7) make any change that does not adversely affect the rights of any holder or (8) comply with any requirement of the SEC in connection with the qualification of the New Senior Indenture under the Trust Indenture Act.

        The consent of the holders is not necessary under the New Senior Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

        After an amendment under the New Senior Indenture becomes effective, the Company is required to mail to holders a notice briefly describing such amendment. However, the failure to give such notice to all holders, or any defect therein, will not impair or affect the validity of the amendment.

  Possession, Use and Release of Collateral

        Subject to and in accordance with the provisions of the Collateral Agreements, the New Senior Indenture, the Intercreditor Agreement, the New Convertible Indenture and the Senior Loan Agreements, so long as none of the Trustee, the Convertible Notes Trustee, the Second Lien Note lenders or the lenders under the Credit Agreement has exercised its rights with respect to the Collateral upon the occurrence and continuance of an event of default under the applicable debt instrument, the Company and any Guarantors will have the right to remain in possession and retain exclusive control of the Collateral, to operate the Collateral, to alter or repair the Collateral and to collect, invest and dispose of any income thereon.

        The New Senior Indenture and the Collateral Agreements will provide that, in the cases of clauses (1), (3) and (5) below, all of the Collateral, and in the case of clauses (2), (4), (6) and (7) below, the Collateral specified therein, shall be released from the Liens created by the Collateral Agreements:

          (1)  upon payment in full of the New Senior Notes and all other obligations under the New Senior Indenture, the New Senior Notes, the Guarantees thereof, if any, and the Collateral Agreements then due and owing,

          (2)  unless an Event of Default shall have occurred and be continuing, upon the sale or other disposition of Collateral pursuant to the provisions of "Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock," solely with respect to the asset sold or otherwise disposed of pursuant to such provisions and the Net Available Cash received therefor upon application in accordance with the provisions of such covenant,

          (3)  upon the written consent of the holders of a majority in principal amount of the then outstanding New Senior Notes (including consents obtained in connection with a tender offer or exchange offer for such notes),

          (4)  as required pursuant to the terms of the Intercreditor Agreement,

          (5)  upon a legal defeasance or covenant defeasance,

          (6)  upon eminent domain, condemnation or similar circumstances, solely with respect to the Collateral taken thereby, or

          (7)  upon the release or deemed release of any Guarantor from its obligations under the New Senior Indenture and its Guarantee of the New Senior Notes in accordance with the terms thereof, solely with respect to the Collateral owned by such Guarantor.

        The Trustee will not be permitted to release any Lien on any Collateral unless and until it receives the documents, certificates and opinions required by the Collateral Agreements, the New Senior Indenture and the Trust Indenture Act; provided, however, with respect to compliance with Section 314(d) of the Trust Indenture Act, the Company and any Guarantor may, without any release or consent of the Trustee, sell or otherwise dispose of inventory and collect or dispose of accounts receivable, notes receivable and cash in the ordinary course of business if the Company or such Guarantor, as applicable, delivers to the Trustee semi-annually a certificate of an officer stating that the sale, collection and/or disposition of all inventory, accounts receivable, notes receivable and cash during the immediately preceding six-month period was in the ordinary course of business.

  Defeasance

        The Company at any time may terminate all their obligations under the New Senior Notes and the New Senior Indenture ("legal defeasance"), and the Guarantors may terminate their obligations under the Guarantees, except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the New Senior Notes, to replace mutilated, destroyed, lost or stolen notes and to maintain a registrar and paying agent in respect of the New Senior Notes. In addition, the Company at any time may elect to have its obligations released with respect to certain covenants and Events of Default under the New Senior Indenture, except as described otherwise in the New Senior Indenture ("covenant defeasance"), and thereafter any omission to comply with such obligations shall not constitute an Event of Default.

        The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, payment of the New Senior Notes may not be accelerated because of an Event of Default with respect thereto. If the Company exercises its covenant defeasance option, payment of the New Senior Notes may not be accelerated because of an Event of Default specified in clause (3), (4), (5), (6), (7) (with respect only to Significant Subsidiaries), (8), (9) or (10) as set forth above under the heading "Events of Default."

        In order to exercise either defeasance option, the Company must irrevocably deposit in trust (the "defeasance trust") with the Trustee money or U.S. Government Obligations, or a combination thereof, for the payment of principal of, premium, if any, and interest on the New Senior Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an opinion of counsel to the effect that holders will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such opinion of counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law).

  Satisfaction and Discharge

        The New Senior Indenture will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the New Senior Notes, as expressly provided for in the New Senior Indenture) as to all outstanding New Senior Notes when:

          (1)  either (a) all the New Senior Notes theretofore authenticated and delivered (except lost, stolen or destroyed notes which have been replaced or paid) have been delivered to the Trustee for cancellation or (b) all New Senior Notes not theretofore delivered to the Trustee for cancellation have become due and payable or shall become due and payable within one year and the Company has irrevocably deposited or caused to be deposited with the Trustee an amount in U.S. dollars sufficient to pay and discharge the entire indebtedness on the New Senior Notes not theretofore delivered to the Trustee for cancellation, for the principal of, premium, if any, and interest to the date of deposit;

          (2)  the Company has paid or caused to be paid all other sums payable under the New Senior Indenture by the Company; and

          (3)  the Company has delivered to the Trustee an officers' certificate and an opinion of counsel each stating that all conditions precedent under the New Senior Indenture relating to the satisfaction and discharge of the New Senior Indenture have been complied with.

  No Personal Liability of Directors, Officers, Employees and Stockholders

        No recourse for the payment of the principal of, premium, if any, or interest on any of the New Senior Notes or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Company in the New Senior Indenture, the New Senior Notes or the Collateral Agreements or because of the creation of any Indebtedness represented thereby, shall be had against any incorporator, stockholder, officer, director (or similar person), employee or controlling person of the Company or any successor Person thereof. Each holder, by accepting the New Senior Notes, waives and releases all such liability. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such waiver is against public policy.

  Book Entry, Delivery and Form

        The Existing Notes were initially issued in the form of one global note in definitive, fully registered form, without coupons (the "Existing Global Note"). The Existing Global Note was deposited with, or on behalf of, the Depositary and registered in the name of Cede & Co., as nominee of the Depositary (such nominee being referred to herein as the "Existing Global Note Holder").

        The Existing Notes, to the extent directed by their Holders in their Letters of Transmittal, will be exchanged through book-entry electronic transfer for one new global New Senior Note in definitive, fully registered form, without coupons (the "New Global Note"), registered in the name of Cede & Co., as nominee of the Depositary (such nominee being referred to herein as the "New Global Note Holder"). References to "Global Note Holder" shall be references to the New Global Note Holder and the Existing Global Note Holder. References to "Global Note" shall be references to the New Global Note and the Existing Global Note.

        The Depositary is a limited-purpose trust company which was created to hold securities for its participating organizations (individually, a "Participant," and collectively, the "Participants" or the "Depositary's Participants") and to facilitate the clearance and settlement of transactions in such securities between Participants through electronic book-entry changes in accounts of its Participants. The Depositary's Participants include securities brokers and dealers, banks and trust companies, clearing corporations and certain other organizations. Access to the Depositary's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants" or the "Depositary's Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of the Depositary only through the Depositary's Participants or the Depositary's Indirect Participants.

        The Company expects that pursuant to procedures established by the Depositary (i) upon deposit of the New Global Note, the Depositary will credit the accounts of Participants designated by the owners of the beneficial interests in the Existing Global Note with portions of the principal amount of the New Global Note and (ii) ownership of the New Senior Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by the Depositary (with respect to the interests of the Depositary's Participants), the Depositary's Participants and the Depositary's Indirect Participants. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own.

        So long as the New Global Note Holder is the registered holder and owner of the New Global Note, the New Global Note Holder will be considered the sole owner of the New Global Note for all purposes of the New Senior Notes under the New Senior Indenture. Except as provided below, owners of New Senior Notes will not be entitled to have New Senior Notes registered in their names, will not receive or be entitled to receive physical delivery of New Senior Notes in definitive form, and will not be considered the owners or holders thereof under the New Senior Indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the Trustee thereunder. As a result, the ability of a person having a beneficial interest in any New Senior Notes represented by the New Global Note to pledge such interest to persons or entities that do not participate in the Depositary's system or to otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate evidencing such interest.

        None of the Company, any Guarantors or the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of New Senior Notes by the Depositary, or for maintaining, supervising or reviewing any records of the Depositary relating to such New Senior Notes.

        Payments in respect of the principal of, premium, if any, and interest on any Global Note on the applicable record date will be payable by the Trustee to or at the direction of such Global Note Holder in its capacity as the registered holder and owner under the New Senior Indenture. Under the terms of the New Senior Indenture, the Company, any Guarantors and the Trustee may treat the persons in whose names the New Senior Notes, including each Global Note, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, none of the Company, any Guarantors or the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of New Senior Notes (including principal, premium, if any, and interest), although the Company understands that it is the Depositary's practice to immediately credit the accounts of the relevant Participants with such payment, in accounts proportionate to their respective holdings in principal amount of beneficial interests in the relevant security as shown on the records of the Depositary. Payments by the Depositary's Participants and the Depositary's Indirect Participants to the beneficial owners of New Senior Notes will be governed by standing instructions and customary practice and will be the responsibility of the Depositary's Participants or the Depositary's Indirect Participants.

  Certificated Securities

        If (i) the Company notifies the Trustee in writing that the Depositary is no longer willing or able to act as a depositary and the Company is unable to locate a qualified successor within 90 days or (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of New Senior Notes in definitive form under the New Senior Indenture, then, upon surrender by a Global Note Holder of a Global Note, New Senior Notes in such form will be issued to each person that such Global Note Holder and the Depositary identifies as the beneficial owner of the related New Senior Notes. In addition, subject to certain conditions, any person having a beneficial interest in a Global Note may, upon request to the Trustee, exchange such beneficial interest for New Senior Notes in definitive form. Upon any such issuance, the Trustee is required to register such New Senior Notes in the name of, and cause the same to be delivered to, such person or persons (or the nominee of any thereof). Such New Senior Notes would be issued in fully registered form.

        None of the Company, any Guarantor or the Trustee shall be liable for any delay by the related Global Note Holder or the Depositary in identifying the beneficial owners of the New Senior Notes and each such person may conclusively rely on, and shall be protected in relying on, instructions from such Global Note Holder or the Depositary for all purposes (including with respect to the registration and delivery, and the respective principal amounts, of the New Senior Notes to be issued).

  Same-Day Settlement and Payment

        The New Senior Indenture requires that payments in respect of the New Senior Notes (including principal, premium, if any, and interest) be made in immediately available funds. Secondary trading in long-term notes and debentures of corporate issuers is generally settled in clearing-house or next-day funds.

  Concerning the Trustee

        U.S. Bank, N.A. will be the Trustee under the New Senior Indenture. U.S. Bank, N.A. is also the Existing Trustee under the Existing Indenture, the Exchange Agent in the Exchange Offer and will be the Convertible Notes Trustee and the warrant agent under the Warrant Agreement. The New Senior Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company or any Guarantor to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

        The holders of a majority in principal amount of the then outstanding New Senior Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The New Senior Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the New Senior Indenture at the request of any holder of New Senior Notes, unless such holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

  Governing Law

        The New Senior Indenture, the New Senior Notes and the Collateral Agreements will be governed by, and construed in accordance with, the laws of the State of New York, including, without limitation, Section 5-1401 and 5-1402 of the New York General Obligations Law and New York Civil Practice Laws and Rules 327(b).

  Certain Definitions

        "Additional Assets" means:

          (1)  any property or assets (other than Indebtedness and Capital Stock) in a Related Business;

          (2)  the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or a Restricted Subsidiary; or

          (3)  Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary; provided, however, that any such Restricted Subsidiary described in clause (2) above or this clause (3) is primarily engaged in a Related Business.

        "Affiliate" of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

        "After-Acquired Property" means assets or property of the type that constitutes or would constitute Collateral that is acquired after the date of the New Senior Indenture.

        "Asset Disposition" means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) by the Company or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a "disposition"), of

          (1)  any shares of Capital Stock of a Restricted Subsidiary (other than directors' qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary),

          (2)  all or substantially all the assets of any division or line of business of the Company or any Restricted Subsidiary, or

          (3)  any other assets of the Company or any Restricted Subsidiary outside of the ordinary course of business of the Company or such Restricted Subsidiary

        (other than, in the case of (1), (2) and (3) above, (u) a disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Restricted Subsidiary, (v) for purposes of the covenant described above under the heading "Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock" only, a disposition that constitutes a Restricted Payment permitted by the covenant described above under the heading "Certain Covenants—Limitation on Restricted Payments" or a disposition specifically excepted from the definition of Restricted Payment), (w) a transaction or series of related transactions for which the Company or its Restricted Subsidiaries receive aggregate consideration less than or equal to $1 million, (x) the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of the Company as permitted by the covenant described above under the heading "Certain Covenants—Merger and Consolidation", (y) the disposition of Temporary Cash Investments or (z) an exchange of assets by the Company or any Restricted Subsidiary for like or similar assets held by any Person; provided that (I) the assets received by the Company or such Restricted Subsidiary in any such exchange in the good faith reasonable judgment of the Board of Directors of the Company will immediately constitute, be a part of, or be used in, a Related Business of the Company or such Restricted Subsidiary, (II) the Board of Directors of the Company has determined that the terms of any exchange are fair and reasonable, and (III) any such exchange shall be deemed to be an Asset Disposition to the extent of any cash or cash equivalents received by the Company or any Restricted Subsidiary that exceed $1 million.

        "Average Life" means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (x) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (y) the sum of all such payments.

        "Board of Directors" means:

          (a)  in the case of a Person that is a limited partnership, the board of directors of its corporate general partner or any committee authorized to act therefor (or, if the general partner is itself a limited partnership, the board of directors of such general partner's corporate general partner or any committee authorized to act therefor);

          (b)  in the case of a Person that is a corporation, the board of directors of such Person or any committee authorized to act therefor; and

          (c)  in the case of any other Person, the board of directors, management committee or similar governing body or any authorized committee thereof responsible for the management of the business and affairs of such Person.

        "Business Day" means each day which is not a Legal Holiday.

        "Capital lease Obligations" means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

        "Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Collateral Agreements" mean, collectively, the security pledges, agreements, financing statements, filings or other documents that grant or evidence the Lien in favor of the Trustee for the benefit of the holders of the New Senior Notes in the Collateral.

        "Consolidated Coverage Ratio" as of any date of determination means the ratio of (x) the aggregate amount of Consolidated EBITDA for the period of the most recent four consecutive fiscal quarters for which financial information is available ending prior to the date of such determination to (y) the aggregate amount of Consolidated Interest Expense for such four fiscal quarters; provided, however, that

          (1)  if the Company or any Restricted Subsidiary (x) has Incurred any Indebtedness since the beginning of such period that remains outstanding or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, or both, Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period (and, if such Indebtedness is revolving Indebtedness, the amount of Indebtedness deemed to be outstanding for such period shall be the average outstanding amount of such Indebtedness during such period) and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period or (y) has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of the period (including, without limitation, Indebtedness that has been repaid, repurchased, defeased or otherwise discharged in connection with an Asset Disposition) that is no longer outstanding on such date of determination, or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio involves a discharge of Indebtedness (other than Indebtedness Incurred for working capital purposes unless such Indebtedness has been permanently repaid and has not been replaced), Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect to such discharge of such Indebtedness, including with the proceeds of such new Indebtedness, as if such discharge had occurred on the first day of such period,

          (2)  if since the beginning of such period the Company or any Restricted Subsidiary shall have made any Asset Disposition, the Consolidated EBITDA for such period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Disposition for such period, or increased by an amount equal to the Consolidated EBITDA (if negative) directly attributable thereto for such period,

          (3)  if since the beginning of such period the Company or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction requiring a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business, Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such Investment or acquisition occurred on the first day of such period,

          (4)  if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made any Asset Disposition, Investment or acquisition of assets that would have required an adjustment pursuant to clause (2) or (3) above if made by the Company or a Restricted Subsidiary during such period, Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition occurred on the first day of such period.

        For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection therewith, the pro forma calculations shall be made in accordance with Article 11 of Regulation S-X promulgated under the Securities Act. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such

Indebtedness shall be calculated as if the average rate in effect during the period had been the applicable rate for the entire period (taking into account any fixed rate established by an Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months, in which case such fixed rate shall be used).

        "Consolidated EBITDA" for any period means the sum of Consolidated Net Income plus the following to the extent deducted in calculating such Consolidated Net Income:

          (1)  Consolidated Interest Expense;

          (2)  all income tax expense of the Company and its Restricted Subsidiaries;

          (3)  depreciation expense of the Company and its Restricted Subsidiaries;

          (4)  amortization expense of the Company and its Restricted Subsidiaries; and

          (5)  all other non-cash items reducing such Consolidated Net Income (excluding any non-cash item to the extent it represents an accrual of, or reserve for, cash disbursement for any subsequent period) less all non-cash items increasing such Consolidated Net Income (it being understood that such items do not include the accrual of revenues in the ordinary course of business), in each case for such period (such amount calculated pursuant to this clause (5) not to be less than zero).

        Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization of, a Subsidiary of the Company shall be added to Consolidated Net Income to compute Consolidated EBITDA only to the extent (and in the same proportion) that the net income of such Subsidiary was included in calculating Consolidated Net Income.

        "Consolidated Interest Expense" means, for any period, the total interest expense of the Company and its consolidated Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, plus, to the extent not included in such total interest expense, and to the extent incurred by the Company or its Restricted Subsidiaries and attributable to such period, without duplication:

          (1)  interest expense attributable to Capital Lease Obligations (which shall be deemed to accrue at an interest rate reasonably determined in good faith by us to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP);

          (2)  amortization of debt discount and debt issuance costs;

          (3)  capitalized interest;

          (4)  non-cash interest expense;

          (5)  commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing;

          (6)  net costs associated with Hedging Obligations (including amortization of fees);

          (7)  dividends paid or payable in respect of any Disqualified Stock of the Company;

          (8)  cash dividends paid or payable by the Company and all dividends paid or payable by Restricted Subsidiaries, in each case in respect of all Preferred Stock of a Restricted Subsidiary held by Persons other than the Company or a Wholly Owned Subsidiary; and

          (9)  interest accruing on any Indebtedness of any other Person to the extent such Indebtedness is guaranteed by the Company or any Restricted Subsidiary.

        "Consolidated Net Income" means, for any period, the net income of the Company and its consolidated Subsidiaries for such period determined on a consolidated basis in accordance with

GAAP; provided, however, that there shall not be included in such Consolidated Net Income to the extent included in computing such net income (without duplication):

          (1)  any net income, if positive, of any Person if such Person is not a Restricted Subsidiary, except that subject to the exclusion contained in clause (4) below, the Company's equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to a Restricted Subsidiary, to the limitations contained in clause (3) below);

          (2)  any net income (or loss) of any Person acquired by the Company or a Subsidiary of the Company in a pooling of interests transaction for any period prior to the date of such acquisition;

          (3)  any net income, if positive, of any Restricted Subsidiary to the extent that such Restricted Subsidiary is subject to restrictions, directly or indirectly, prohibiting the payment of dividends, the repayment of intercompany debt and the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that subject to the exclusion contained in clause (4) below, the Company's equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to another Restricted Subsidiary, to the limitation contained in this clause);

          (4)  any gain or loss realized upon the sale or other disposition of any assets of the Company or its consolidated Subsidiaries (including pursuant to any sale-and-leaseback arrangement) which is not sold or otherwise disposed of in the ordinary course of business and any gain or loss realized upon the sale or other disposition of any Capital Stock of any Person;

          (5)  extraordinary gains or losses; and

          (6)  the cumulative effect of a change in accounting principles.

        "Convertible Notes Trustee" means U.S. Bank, N.A., as trustee under the New Convertible Indenture.

        "Credit Agreement" means, collectively, the Term Loan Facility and the Revolving Credit Facility and any other bank credit agreement or similar facility entered into in the future by the Company or any Restricted Subsidiary and all documents, instruments and agreements ancillary thereto, including security agreements and financing statements, as any of the same, in whole or in part, may be amended, renewed, extended, increased (but only so long as such increase is permitted under the terms of the New Senior Indenture), substituted, refinanced, restructured or replaced (including, without limitation, any successive renewals, extensions, increases, substitutions, refinancings, restructurings, replacements, supplements or other modifications of the foregoing).

        "Currency Agreement" means in respect of a Person, any foreign exchange contract, currency swap agreement or other similar agreement designed to protect such Person against fluctuations in currency values.

        "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

        "Depositary" means The Depository Trust Company, its nominees and their respective successors.

        "Disqualified Stock" means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event

          (1)  matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise,

          (2)  is convertible or exchangeable for Indebtedness or Disqualified Stock, or

          (3)  is redeemable or must be repurchased, in either case, at the option of the holder thereof, in whole or in part,

        in each case on or prior to the Stated Maturity of the New Senior Notes; provided, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to purchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the Stated Maturity of the New Senior Notes shall not constitute Disqualified Stock if the "asset sale" or "change of control" provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the provisions described above under the headings "Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock" and "Change of Control."

        "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        "Excluded Assets" means (a) cash and cash equivalents to the extent a lien thereon may not be perfected through the filing of a UCC financing statement or that, after commercially reasonable efforts, the Company is unable to cause the Trustee to obtain "control" (as defined in the Uniform Commercial Code) for the benefit of the noteholders; (b) assets securing Purchase Money Indebtedness; (c) any license, contract or agreement to the extent that a grant of a Lien on such license, contract or agreement is prohibited by law, results in a breach or termination of terms thereof, or constitutes a default under or termination of such license, contract or agreement (other than to the extent that any such term would be rendered ineffective pursuant to Section 9-406, 9-407 or 9-408 of the Uniform Commercial Code (or any successor provision or provisions) of any relevant jurisdiction) and, in any event, immediately upon the ineffectiveness, lapse or termination of any such terms of or default under such license, contract or agreement, the Excluded Assets shall not include, and such debtor shall be deemed to have granted a security interest in, all such licenses, contracts or agreements as if such terms or defaults had never been in effect; (d) the Capital Stock of Foreign Subsidiaries directly owned by us or by any Guarantor that exceeds 65% of the outstanding Capital Stock of such Foreign Subsidiaries and all of the Capital Stock of our other Foreign Subsidiaries; and (e) certain real property interests that are not to be pledged to the lenders under the Credit Agreement; provided, that Excluded Assets do not include the proceeds thereof to the extent such proceeds do not otherwise constitute Excluded Assets.

        "Existing Indenture" means the indenture, dated April 30, 1999, between Cherokee International, LLC and Cherokee Finance, Inc., as issuers, and the Existing Trustee, as trustee, pursuant to which the Existing Notes were issued.

        "Existing Notes" means the 10 1/2% Senior Subordinated Notes due 2009, issued under the Existing Indenture.

        "Existing Trustee" means U.S. Bank, N.A., as successor to Firstar Bank of Minnesota, N.A. under the Existing Indenture.

        "Foreign Subsidiary" means any Subsidiary of the Company that (i) is not organized under the laws of the United States, any state thereof or the District of Columbia and (ii) conducts substantially all of its business operations outside the United States of America.

        "GAAP" means generally accepted accounting principles in the United States of America as in effect from time to time, including those set forth in

          (1)  the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants,

          (2)  statements and pronouncements of the Financial Accounting Standards Board,

          (3)  such other statements by such other entity as approved by a significant segment of the accounting profession, and

          (4)  the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

        "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

          (1)  to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such Person (whether arising by virtue of agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or

          (2)  entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

        provided, however, that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

        "Guarantors" means each of the Company's Restricted Subsidiaries that in the future executes a Guarantee pursuant to and in accordance with the requirements of the New Senior Indenture in which such Restricted Subsidiary unconditionally Guarantees on a senior basis the Company's obligations under the New Senior Notes and the New Senior Indenture; provided that any Person constituting a Guarantor as described above shall cease to constitute a Guarantor when its respective Guarantee is released in accordance with the terms of the New Senior Indenture.

        "Hedging Obligations" of any Person means the obligations of such Person pursuant to any Interest Rate Agreement or Currency Agreement.

        "Incur" means issue, assume, guarantee, incur or otherwise become liable; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary. The term "Incurrence" when used as a noun shall have a correlative meaning. The accretion of principal of a non-interest bearing or other discount security shall not be deemed the Incurrence of Indebtedness.

        "Indebtedness" means, with respect to any Person on any date of determination (without duplication):

          (1)  the principal of and premium (if any) in respect of

            (A)  indebtedness of such Person for money borrowed, and

            (B)  indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable;

          (2)  all Capital Lease Obligations of such Person;

          (3)  all obligations of such Person issued or assumed as the deferred purchase price of property (which purchase price is due more than one year after taking title of such property), all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement;

          (4)  all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (1) through (3) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon, or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit);

          (5)  the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary of such Person, any Preferred Stock (but excluding, in each case, any accrued dividends);

          (6)  all obligations of the type referred to in clauses (1) through (5) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any guarantee (but only to the extent of the amount actually guaranteed);

          (7)  all obligations of the type referred to in clauses (1) through (6) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such property or assets or the amount of the obligation so secured; and

          (8)  to the extent not otherwise included in this definition, Hedging Obligations of such Person.

        For purposes of the preceding sentence, the maximum fixed repurchase price of any Disqualified Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were repurchased on any date on which Indebtedness shall be required to be determined pursuant to the New Senior Indenture; provided, however, that if such Disqualified Stock is not then permitted to be repurchased, the repurchase price shall be the book value of such Disqualified Stock. Indebtedness shall not include (1) undrawn commitments under the Credit Agreement or other revolving credit facilities and (2) trade accounts payable arising in the ordinary course of business.

        "Intercreditor Agreement" means the Intercreditor Agreement, dated the date of the New Senior Indenture, between the Trustee, the Convertible Notes Trustee, the Second Lien Notes lenders and the lenders under the Credit Agreement, as amended from time to time.

        "Interest Rate Agreement" means in respect of a Person any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement designed to protect such Person against fluctuations in interest rates.

        "Investment" in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the Person making the advance or loan) or other extensions of credit (including by way of guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person. For purposes of the definition of "Unrestricted Subsidiary," the definition of "Restricted Payment" and the covenant described above under the heading "Certain Covenants—Limitation on Restricted Payments,"

          (1)  "Investment" shall include the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value as determined in good faith by the Board of Directors of the Company of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that if such designation is made in connection with the acquisition of such Subsidiary or the assets owned by such Subsidiary, the "Investment" in such Subsidiary shall be deemed to be the consideration paid in connection with such acquisition, and

          (2)  any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value as determined in good faith by the Board of Directors of the Company at the time of such transfer.

        "Issue Date" means the date on which the New Senior Notes are first issued.

        "Legal Holiday" means a Saturday, a Sunday or a day on which banking institutions in the State of New York are authorized or required by law to close. If a payment date is a Legal Holiday, payment shall be made on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period. If a regular record date is a Legal Holiday, the record shall not be affected.

        "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

        "Moody's" means Moody's Investors Service, Inc.

        "Net Available Cash" from an Asset Disposition means cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to such properties or assets or received in any other noncash form) in each case net of

          (1)  all legal, title and recording tax expenses, brokerage commissions, underwriting discounts or commissions or sales commissions and other reasonable fees and expenses (including, without limitation, fees and expenses of counsel, accountants and investment bankers) related to such Asset Disposition or converting to cash any other proceeds received, and any relocation and severance expenses as a result thereof, and all Federal, state, provincial, foreign and local taxes required to be accrued or paid as a liability under GAAP, as a consequence of such Asset Disposition,

          (2)  all payments made on any Indebtedness or other obligations which is secured by any assets subject to such Asset Disposition or made in order to obtain a necessary consent to such Asset Disposition or to comply with applicable law,

          (3)  all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition, and

          (4)  appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed of in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition, including, without limitation, pension and other post-employment benefit abilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Disposition. Further, with respect to an Asset Disposition by a

  Subsidiary which is not a Wholly Owned Subsidiary, Net Available Cash shall be reduced pro rata for the portion of the equity of such Subsidiary which is not owned by the Company.

        The amounts in clauses (1) through (4) above, to the extent estimates are necessary, shall be estimated reasonably and in good faith by us.

        "Net Cash Proceeds," with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

        "New Convertible Indenture" means the indenture, dated the Issue Date, between the Company and the Convertible Notes Trustee, under which the New Convertible Notes will be issued.

        "New Convertible Notes" means the Company's 12% Pay-In-Kind Senior Convertible Notes due 2008, to be issued under the New Convertible Indenture.

        "New Senior Indenture" means the indenture, dated the Issue Date, between the Company and the Trustee, under which the New Senior Notes will be issued.

        "New Senior Notes" means the Company's 5 1/4% Senior Notes due 2008, to be issued under the New Senior Indenture.

        "Permitted Holders" means Cherokee Investor Partners, LLC, GFI Energy Ventures LLC, OCM Principal Opportunities Fund, L.P., GFI Two LLC, Oxford Cherokee Inc., RIT Capital Partners plc, OCM/GFI Power Opportunities Fund, L.P., OCM/GFI Cherokee Investments II, Inc., GSC Recovery II, L.P., GSC Recovery IIA, L.P., GSC Partners CDO Fund, Limited, GSC Partners CDO Fund II, Limited, and their respective Affiliates.

        "Permitted Investment" means an Investment by the Company or any Restricted Subsidiary in:

          (1)  a Restricted Subsidiary or a Person that will, upon the making of such Investment, become a Restricted Subsidiary; provided, however, that the primary business of such Restricted Subsidiary is a Related Business;

          (2)  another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary; provided, however, that such Person's primary business is a Related Business;

          (3)  Temporary Cash Investments;

          (4)  receivables owing to the Company or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

          (5)  payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

          (6)  loans or advances to (x) employees made in the ordinary course of business of the Company or such Restricted Subsidiary or (y) to executive officers of the Company to purchase Capital Stock of the Company not to exceed in the aggregate $3 million at any time outstanding;

          (7)  stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments or pursuant to a plan of reorganization or similar arrangement upon the bankruptcy or insolvency of trade debtors or customers of the Company or any Restricted Subsidiary or upon the foreclosure, perfection or enforcement of a Lien in favor of the Company or any Restricted Subsidiary that arose in the ordinary course of business of the Company or such Restricted Subsidiary;

          (8)  any Person to the extent such Investment represents the non-cash portion of the consideration received for a disposition of Assets as permitted pursuant to the covenant described above under the heading "Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock," and

          (9)  other Investments in any Person or Persons, provided, that after giving pro forma effect to each such Investment, the aggregate amount of all such Investments made on and after the Issue Date pursuant to this clause (9) that are outstanding (after giving effect to any such Investments that are returned to the Company or any Restricted Subsidiary that made such prior Investment, without restriction, in cash on or prior to the date of any such calculation) at any time does not in the aggregate exceed $10 million (measured by the value attributed to the Investment at the time made or returned, as applicable).

        "Permitted Lien" means:

          (1)  Liens existing on the Issue Date;

          (2)  Liens imposed by governmental authorities for taxes, assessments or other charges not yet subject to penalty or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the Company in accordance with GAAP;

          (3)  statutory liens of carriers, warehousemen, mechanics, material men, landlords, repairmen or other like Liens arising by operation of law in the ordinary course of business provided that (1) the underlying obligations are not overdue for a period of more than 60 days, or (2) such Liens are being contested in good faith and by appropriate proceedings and adequate reserves with respect thereto are maintained on the books of the Company in accordance with GAAP;

          (4)  Liens securing the performance of bids, trade contracts (other than borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature Incurred in the ordinary course of business;

          (5)  easements, rights-of-way, zoning, similar restrictions and other similar encumbrances or title defects which, singly or in the aggregate, do not in any case materially detract from the value of the property, subject thereto (as such property is used by the Company or any of its Subsidiaries) or interfere with the ordinary conduct of the business of the Company or any of its Subsidiaries;

          (6)  Liens arising by operation of law in connection with judgments, only to the extent, for an amount and for a period not resulting in an Event of Default with respect thereto;

          (7)  pledges or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security legislation;

          (8)  Liens securing Indebtedness represented by the New Senior Notes (and any Guarantees thereof), including under the Collateral Agreements, Incurred in accordance with the terms of the covenant "Limitation on Indebtedness";

          (9)  Liens securing Indebtedness of a Person existing at the time such Person becomes a Subsidiary of, or is merged with or into, the Company or a Subsidiary of the Company, provided, that such Liens were in existence prior to the date of such acquisition, merger or consolidation, were not Incurred in anticipation thereof, and do not extend to any other assets;

        (10)  Liens arising from Purchase Money Indebtedness permitted to be Incurred pursuant to the covenant "Limitation on Indebtedness," provided, such Liens relate solely to the property which is subject to such Purchase Money Indebtedness;

        (11)  leases or subleases granted to other Persons in the ordinary course of business not materially interfering with the conduct of the business of the Company or any of its Subsidiaries or materially detracting from the value of the relative assets of the Company or any such Subsidiary;

        (12)  Liens arising from precautionary Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company or any of its Subsidiaries in the ordinary course of business;

        (13)  Liens securing Refinancing Indebtedness Incurred to refinance any Indebtedness that was previously so secured in a manner no more adverse to the holders of the New Senior Notes than the terms of the Liens securing such refinanced Indebtedness, and provided that the amount of the Indebtedness secured is not increased and the Lien is not extended to any additional assets or property that would not have been security for the Indebtedness refinanced;

        (14)  Liens securing Indebtedness Incurred under the Credit Agreement in accordance with the terms of the covenant "Limitation on Indebtedness";

        (15)  Liens securing Indebtedness represented by the New Convertible Notes (and any Guarantees thereof), including under the collateral agreements relating thereto, Incurred in accordance with the terms of the covenant "Limitation on Indebtedness"; and

        (16)  Liens securing Indebtedness Incurred under the Second Lien Note in accordance with the terms of the covenant "Limitation on Indebtedness."

        "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

        "Preferred Stock," as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

        "Principal" of a note means the principal of the note plus the premium, if any, payable on the note which is due or overdue or is to become due at the relevant time.

        "Public Equity Offering" means an underwritten primary public offering of common stock of the Company pursuant to an effective registration statement under the Securities Act that results in gross proceeds of at least $50 million to the Company.

        "Purchase Money Indebtedness" means any Indebtedness incurred in the ordinary course of business by a Person to finance the cost (including the cost of construction) of an item of assets (including in the case of a Capital Lease Obligation, the lease) which is incurred concurrently with (or within 270 days following) such acquisition and is secured only by the assets so financed.

        "Refinance" means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness. "Refinanced" and "Refinancing" shall have correlative meanings.

        "Refinancing Indebtedness" means Indebtedness that Refinances any Indebtedness of the Company or any Restricted Subsidiary, including Indebtedness that Refinances Refinancing Indebtedness; provided, however, that

          (1)  such Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced,

          (2)  such Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced, and

          (3)  such Refinancing Indebtedness has an aggregate principal amount, (or if Incurred with original issue discount, an aggregate issue price), including any additional principal amount that is permitted to be Incurred thereunder as payment of interest thereon, that is equal to or less than the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value), then outstanding or committed, including any additional principal amount that is permitted to be Incurred thereunder as payment of interest thereon (plus fees and expenses, including any premium and defeasance costs) under the Indebtedness being Refinanced; provided, that if such Refinancing Indebtedness constitutes Disqualified Stock, then references herein to principal amount shall mean liquidation preference and references herein to interest shall mean dividends;

        provided, further, however, that Refinancing Indebtedness shall not include (x) Indebtedness of a Restricted Subsidiary that Refinances Indebtedness of the Company or (y) Indebtedness of the Company or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary. Notwithstanding anything in the Indenture to the contrary, any Indebtedness incurred to Refinance Existing Notes shall be deemed "Refinancing Indebtedness" within the meaning of this definition, whether or not such Indebtedness complies with the conditions set forth in clauses (1), (2) and (3) of this definition.

        "Related Business" means any business, in the good faith judgment of the Board of Directors of the Company, reasonably related, ancillary or complementary to the businesses of the Company on the Issue Date.

        "Restricted Payment" with respect to any Person means:

          (1)  the declaration or payment of any dividends or any other distributions of any sort in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving such Person), other than (x) dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock), (y) dividends or distributions payable to the Company or a Restricted Subsidiary, and (z) pro rata dividends or other distributions made by a Subsidiary that is not a Wholly Owned Subsidiary to minority stockholders (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation);

          (2)  the purchase, redemption or other acquisition or retirement for value of any Capital Stock of the Company held by any Person or of any Capital Stock of a Restricted Subsidiary held by any Affiliate of the Company (other than a Restricted Subsidiary), including the exercise of any option to exchange any Capital Stock (other than into Capital Stock of the Company that is not Disqualified Stock);

          (3)  other than with the proceeds from the substantially concurrent sale of, or in exchange for, Refinancing Indebtedness, the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment of any Subordinated Obligations (other than the purchase, repurchase or other acquisition or Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of acquisition); or

          (4)  the making of any Investment in any Person (other than a Permitted Investment), including by designating any Subsidiary as an Unrestricted Subsidiary.

        "Restricted Subsidiary" means any Subsidiary of the Company that is not an Unrestricted Subsidiary.

        "Revolving Credit Facility" means the revolving credit facility to be provided to the Company pursuant to the Credit Agreement with initial aggregate commitments of the lesser of (A) $7.6 million and (B) the sum of (I) 50% of the net book value of the eligible inventory of the Company and its Restricted Subsidiaries and (II) 85% of the net book value of the eligible accounts receivable of the Company and its Restricted Subsidiaries.

        "SEC" means the Securities and Exchange Commission.

        "Second Lien Note" means the notes due February 28, 2006 to be issued by the Company on the Issue Date in favor of the lenders thereunder, in an initial aggregate principal amount equal to $40,850,825, and any other agreement entered into in the future by the Company or any Restricted Subsidiary and all documents, instruments and agreements ancillary thereto, including security agreements and financing statements, as any of the same, in whole or in part, may be amended, renewed, extended, increased (but only so long as such increase is permitted under the terms of the New Senior Indenture), substituted, refinanced, restructured or replaced (including, without limitation, any successive renewals, extensions, increases, substitutions, refinancings, restructurings, replacements, supplements or other modifications of the foregoing).

        "Senior Loan Agreements" means the Credit Agreement and the Second Lien Note.

        "Significant Subsidiary" means any Restricted Subsidiary that would be a "Significant Subsidiary" of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

        "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

        "Subordinated Obligation" means any Indebtedness of the Company or a Guarantor (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to the New Senior Notes or any Guarantees thereof, respectively, pursuant to a written agreement to that effect.

        "Subsidiary" means, in respect of any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors (or similar persons), managers, general partners or trustees thereof is at the time owned or controlled, directly or indirectly, by

          (1)  such Person,

          (2)  such Person and one or more Subsidiaries of such Person, or

          (3)  one or more Subsidiaries of such Person.

        "S&P" means Standard & Poor's Ratings Service.

        "Temporary Cash Investments" means any of the following:

          (1)  any investment in direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof,

          (2)  investments in time deposit accounts, certificates of deposit, and money market deposits maturing within one year of the date of acquisition thereof, issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50,000,000 (or the foreign currency equivalent thereof) and has outstanding debt which is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor,

          (3)  repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with a bank meeting the qualifications described in clause (2) above,

          (4)  investments in commercial paper, maturing not more than one year after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of "P-2" (or higher) according to Moody's or "A-2" (or higher) according to S&P,

          (5)  investments in securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and having one of the three highest ratings obtainable by either S&P or Moody's, and

          (6)  investments in money market funds substantially all of whose assets comprise securities of the types described in clauses (1) through (5) above.

        "Term Loan Facility" means the term loans to be provided to the Company pursuant to the Credit Agreement, initially consisting of four term loans in an aggregate principal amount equal to $15 million.

        "Unrestricted Subsidiary" means:

          (1)  any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Company's Board of Directors in the manner provided below; and

          (2)  any Subsidiary of an Unrestricted Subsidiary.

        The Board of Directors may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless at the time of designation such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or holds any Lien on any property of, the Company or any other Restricted Subsidiary of the Company; provided, however, that either (A) the Subsidiary to be so designated has total assets of $1,000 or less or (B) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the covenant described above under the heading "Certain Covenants—Limitation on Restricted Payments."

        The Company's Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation (x) if such Unrestricted Subsidiary at such time has Indebtedness, such Indebtedness shall be deemed an Incurrence of Indebtedness by a Restricted Subsidiary of the Company and such Indebtedness must be permitted to be Incurred under the covenant described above under the heading "Certain Covenants—Limitation on Indebtedness" and (y) no Default shall have occurred and be continuing. Any such designation by the Company's Board of Directors shall be evidenced by the Company to the Trustee by promptly filing with the Trustee a copy of the board resolution giving effect to such designation and an officers' certificate certifying that such designation complied with the foregoing provisions.

        "U.S. Government Obligations" means securities that are (x) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or (y) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such U.S. Government Obligation held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of principal of or interest on the U.S. Government Obligation evidenced by such depository receipt.

        "Voting Stock" of a Person means all classes of Capital Stock or other interests (including limited liability company or partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors (or similar persons), managers or trustees thereof.

        "Warrant Share" means the shares of common stock of the Company into which Warrants are convertible.

        "Wholly Owned Subsidiary" means each Restricted Subsidiary all the Capital Stock of which (other than directors' qualifying shares and shares held by other Persons to the extent such shares are required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary) is owned by the Company or one or more Wholly Owned Subsidiaries.

Description of Warrants

        The Units offered in the Exchange Offer and Consent Solicitation include Warrants to purchase an aggregate of up to between 4,042,526 and 11,939,951 shares of our common stock, determined as provided herein. We will issue the Warrants pursuant to a warrant agreement (the "Warrant Agreement") between us and U.S. Bank, N.A., as Warrant Agent (the "Warrant Agent"), a copy of which is available as set forth under the caption entitled "Where You Can Find More Information." The following description is a summary of the material provisions of the Warrant Agreement and does not purport to be complete and is qualified in its entirety by reference to the Warrant Agreement, including the definitions therein of certain terms used below. We urge you to read the Warrant Agreement because it defines your rights as a holder of the Warrants.

  General

        Each Warrant will be exercisable for between 119.3995 and 183.7512 Warrant Shares, determined as provided below, at a price equal to $.01 per Warrant Share (the "Exercise Price"), payable in cash or pursuant to a cashless exercise transaction. The Warrants are exercisable at any time on or after the closing of the Exchange Offer and Consent Solicitation and, unless exercised, will automatically expire on the earlier of an initial public offering by us and 5:00 p.m. New York City time on November 1, 2008 (the "Expiration Date"). The Exercise Price and number of Warrant Shares issuable upon exercise of the Warrants will be subject to certain adjustments as set forth below.

        The number of Warrant Shares initially issuable upon exercise of each Warrant will vary depending upon the aggregate principal amount of Existing Notes tendered and accepted in exchange for Units in the Exchange Offer. If $22,000,000 or less in aggregate principal amount of Existing Notes is tendered and accepted in exchange for Units, 183.7512 Warrant Shares will be initially issuable upon exercise of each Warrant. If $79,000,000 or more in aggregate principal amount of Existing Notes is tendered and accepted in exchange for Units, 119.3995 Warrant Shares will be initially issuable upon exercise of each

Warrant, and if between $22,000,000 and $79,000,000 in aggregate principal amount of Existing Notes is tendered and accepted in exchange for Units, the number of Warrant Shares initially issuable upon exercise of each Warrant shall be adjusted pro rata between 183.7512 and 119.3995 Warrant Shares.

        The Warrants may be exercised by surrendering the warrant certificates evidencing the Warrants to be exercised with the accompanying form of election to purchase that is properly completed and executed, together with payment of the Exercise Price. Payment of the Exercise Price may be made at the holder's election (i) in cash in United States dollars by wire transfer or by certified or official bank check to the order of Cherokee Corporate or (ii) without a cash payment being required, for such number of Warrant Shares equal to the product of (A) the number of Warrant Shares for which such Warrant is desired to be exercised as of the date of exercise (if the Exercise Price were being paid in cash) and (B) a fraction, the numerator of which is the Fair Market Value per share of common stock on the date of exercise minus the Exercise Price per share as of such date, and the denominator of which is the Fair Market Value per share of common stock on such date of exercise.

        Upon surrender of the warrant certificates and payment of the Exercise Price, we will deliver or cause to be delivered, to or upon the written order of such holder, stock certificates representing the number of whole Warrant Shares to which the holder is entitled. If less than all of the Warrants evidenced by a warrant certificate are to be exercised, a new warrant certificate will be issued for the remaining number of Warrants. Although holders of Warrants may always exercise their Warrants (prior to expiration) utilizing the cashless exercise provisions described above, holders of Warrants may not exercise their Warrants for cash unless a registration statement relating to the Warrant Shares underlying the Warrants is then in effect, or unless the issuance of such underlying Warrant Shares is exempt from the registration requirements of the Securities Act, and such securities are qualified for sale or exempt from qualification under the applicable securities laws of the states in which the various holders of Warrants or other persons to whom it is proposed that Warrant Shares be issued on exercise of the Warrants reside. All Warrant Shares or other securities issuable by us upon the exercise of the Warrants will be validly issued, fully paid and non-assessable.

        No fractional Warrant Shares will be issued upon exercise of the Warrants. We will pay to the holder of the Warrant at the time of exercise an amount in cash equal to the current market value of any such fractional Warrant Shares less a corresponding fraction of the Exercise Price.

        The holders of Warrants will have no right to vote on matters submitted to our stockholders and will have no right to receive dividends. The holders of Warrants will not be entitled to share in our assets in the event of liquidation, dissolution or the winding up of our affairs. In the event a bankruptcy or reorganization is commenced against us, a bankruptcy court may hold that unexercised Warrants are executory contracts which may be subject to rejection by us with approval of the bankruptcy court, and the holders of the Warrants may, even if sufficient funds are available, receive a lesser amount or nothing as a result of any such bankruptcy case than they would be entitled to if they had exercised their Warrants prior to the commencement of any such case.

        In the event of a taxable distribution to our common stockholders that results in an adjustment to the number of Warrant Shares or other consideration for which a Warrant may be exercised, the holders of the Warrants may, in certain circumstances, be deemed to have received a distribution subject to United States federal income tax as a dividend. See "Certain United States Federal Income Tax Considerations—New Notes and Warrants."

  Adjustments

        The number of Warrant Shares purchasable upon exercise of Warrants and the Exercise Price will be subject to adjustment in several circumstances including the following:

  •
  the payment by us of dividends and other distributions on our common stock in shares of our common stock;

  •
  subdivision, combinations, and reclassifications of our common stock;

  •
  the issuance to all holders of our common stock of rights, options or warrants entitling them to subscribe for our common stock or securities convertible into, or exchangeable or exercisable for, our common stock at a price which is less than the Fair Market Value per share of our common stock;

  •
  certain distributions to all holders of our common stock of any of our assets, debt securities or other securities or any rights or warrants to purchase any such securities (excluding those rights and warrants referred to in the preceding bullet point);

  •
  the issuance of shares of our common stock for consideration per share less than the then Fair Market Value per share of our common stock (excluding securities issued (a) upon exercise of the warrants issued to the lenders under the Second Lien Note; (b) upon conversion of the New Convertible Notes; and (c) in transactions referred to in the first four bullet points above, or the bullet point below); and

  •
  the issuance of securities convertible into or exchangeable for our common stock for a conversion or exchange price plus consideration received upon issuance less than the then Fair Market Value per share of our common stock at the time of issuance of such convertible or exchangeable security (excluding securities issued (a) in the Exchange Offer and (b) in transactions referred to in the first four bullet points above).

        No adjustment need be made for any of the foregoing transactions if holders of the Warrants are to participate in the transaction on a basis and with notice that our board of directors has determined to be fair and appropriate in light of the basis on which other holders of the common stock participate in the transaction. No adjustment in the Exercise Price will be required unless such adjustment would require an increase or decrease of at least one percent (1.0%) in the Exercise Price; provided however, that any adjustment that is not made will be carried forward and taken into account in any subsequent adjustment. In addition, the Warrant Agreement will specify certain transactions that shall not require any adjustments, including with respect to the adoption of a stockholder rights plan, and the issuance of rights thereunder, and certain transactions with respect to issuances and exercises of options and other incentive awards to employees, directors and consultants of the Company and its subsidiaries.

        The "Fair Market Value" per security at any date of determination as used in this section shall mean (1) in connection with a sale to a party that is not an affiliate of ours in an arm's-length transaction (a "Non-Affiliate Sale"), the price per security at which such security is sold and (2) in connection with any sale to an affiliate of ours, (a) the last price per security at which such security was sold in a Non-Affiliate Sale within the one-year period preceding such date of determination or (b) if clause (a) is not applicable, the fair market value of such security determined in good faith by (i) a majority of our board of directors, including a majority of the disinterested directors, and approved in a board resolution delivered to the Warrant Agent or (ii) a nationally recognized investment banking, appraisal or valuation firm. Our board of directors may, in its sole discretion, determine that the price set forth in (a) is not representative of the Fair Market Value of the applicable security and instead rely upon clause (b).

        A "disinterested director" is, in connection with any issuance of securities that gives rise to a determination of the Fair Market Value thereof, each member of our board of directors who is not an officer, employee, director or other affiliate of the party to whom we are proposing to issue the securities giving rise to such determination.

        In the case of certain consolidations or mergers of us, or the sale of all or substantially all of our assets to another corporation, (1) each Warrant will thereafter be exercisable for the right to receive the kind and amount of shares of stock or other securities or property to which such holder would have been entitled as a result of such consolidation, merger or sale had the Warrants been exercised immediately prior thereto and (2) the person formed by or surviving any such consolidation or merger (if other than us) or to which such sale shall have been made will assume our obligations under the Warrant Agreement.

  Reservation of Shares

        We have authorized and reserved for issuance and will at all times reserve and keep available such number of our shares of common stock as will be issuable upon the exercise of all outstanding Warrants.

  Amendment

        From time to time, we and the Warrant Agent, without the consent of the holders of the Warrants, may amend or supplement the Warrant Agreement for certain purposes, including curing defects or inconsistencies or making any change that does not adversely affect the legal rights of any holder. Any amendment or supplement to the Warrant Agreement that adversely affects the legal rights of the holders of the Warrants will require the written consent of the holders of a majority of the then outstanding Warrants. The consent of each holder of the Warrants affected will be required for any amendment pursuant to which the Exercise Price would be increased or the number of Warrant Shares purchasable upon exercise of Warrants would be decreased (other than pursuant to adjustments provided in the Warrant Agreement).

  Stockholders' Agreement

        In connection with the Exchange Offer and Consent Solicitation, each holder of a Warrant will become a party to the Stockholders' Agreement providing for customary rights among stockholders of a closely held corporation. The Stockholders' Agreement will provide for a right of first refusal on certain proposed transfers, tag along and drag along rights and that, upon exercise of the Warrants, holders will be entitled to customary piggyback registration rights with respect to their Warrant Shares. Please see "Description of Capital Stock-Stockholders' Agreement" for additional information regarding the material rights and obligations of our stockholders party to the Stockholders' Agreement.

Description of the New Convertible Notes

  General

        The New Convertible Notes will be issued pursuant to the New Convertible Indenture, to be entered into by and between us and U.S. Bank, N.A., as trustee (the "Convertible Notes Trustee"). The terms of the New Convertible Notes include those stated in the New Convertible Indenture and those made part of the New Convertible Indenture by reference to the Trust Indenture Act. The New Convertible Notes are subject to all such terms, and holders of New Convertible Notes are referred to the New Convertible Indenture and the Trust Indenture Act for a statement thereof. The following summary of certain provisions of the New Convertible Indenture does not purport to be complete and is qualified in its entirety by reference to the New Convertible Indenture, including the definitions therein of certain terms used below. The definitions of certain capitalized terms used in the following summary are set forth below under "—Certain Definitions." A copy of the form of the New Convertible Indenture will be filed with the SEC.

        The New Convertible Indenture also contains provisions that would allow the Company to issue additional New Convertible Notes having the same terms and conditions as the New Convertible Notes described in this section (the "Additional Notes"). If any Additional Notes are issued, they will be considered part of the same issue as the New Convertible Notes, and will vote on all matters with the New Convertible Notes. For purposes of this "Description of Notes" section, reference to the "New Convertible Notes" includes the Additional Notes, except as otherwise indicated.

  Brief Description of the New Convertible Notes

        The New Convertible Notes will be:

  •
  senior secured general obligations of the Company, secured by a fourth-priority lien on substantially all of the assets of the Company;

  •
  senior in right of payment to any existing and future subordinated Indebtedness of the Company, including the Existing Notes;

  •
  equal in right of payment to any existing and future Indebtedness of the Company that is not subordinated to the New Convertible Notes, including Indebtedness Incurred under the Credit Agreement, the Second Lien Note and the New Senior Notes; and

  •
  effectively subordinated to all liabilities of the Company's Subsidiaries (other than any future Guarantors), including trade payables.

        The New Convertible Notes will be issued in fully registered certificated form in denominations of $1,000 and integral multiples thereof. The New Convertible Notes will not be issued in the form of global notes and will not be deposited for transfer through the book-entry system.

        The New Convertible Notes will constitute Designated Senior Indebtedness as such term is defined in the Existing Indenture.

  Principal, Maturity and Interest

        An aggregate of up to $100 million principal amount of New Convertible Notes is being offered in the Exchange Offer. The New Convertible Notes issued on the Issue Date will be limited in aggregate principal equal to the principal amount of Existing Notes tendered in the Exchange Offer for which the respective Holder has elected to receive New Convertible Notes in exchange therefor. The New Convertible Notes will mature on November 1, 2008. Interest on the New Convertible Notes will accrue at the rate of 12% per year through, and will be payable annually in arrears in cash or, at the option of the Company, by increasing the principal amount of each New Convertible Note in an amount equal to the interest payment then due thereon, on, November 1 of each year, commencing on November 1, 2003, to holders of record of the New Convertible Notes on the immediately preceding October 15. The terms of the Credit Agreement will limit our ability to pay interest in cash. Interest on the New Convertible Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date the New Convertible Notes were first issued under the New Convertible Indenture or, in the case of Additional Notes, from the date of issuance of such Additional Notes. Interest will be computed on the basis of the number of days elapsed in a 360-day year comprised of twelve 30-day months.

        The New Convertible Notes will be payable as to principal, premium, if any, and interest, and the New Convertible Notes may be presented for registration of transfer or exchange, at the office or agency of the Company maintained for such purpose or, at the option of the Company, payment of interest, if in cash, may be made by check mailed to the holders of the New Convertible Notes at their respective addresses set forth in the register of holders of New Convertible Notes, except as described under "—Same-Day Settlement and Payment." No service charge will be made for any registration of transfer or exchange of New Convertible Notes, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. Until otherwise designated by the Company, the Company's office or agency will be the office of the Convertible Notes Trustee maintained for such purpose. The New Convertible Notes will be issued in registered form without coupons.

  Forced Conversion Upon Majority Vote

        Individual holders of New Convertible Notes will not have the right to convert such notes at their option. The New Convertible Notes only will be convertible upon the affirmative vote of not less than a majority in aggregate outstanding principal amount of New Convertible Notes.

        At any time prior to the close of business on the Business Day immediately prior to their Stated Maturity, upon the affirmative vote of the holders of not less than a majority in aggregate outstanding principal amount of New Convertible Notes (which shall include New Convertible Notes held by affiliates of the Company as provided under "—Amendments and Waivers"), all outstanding New Convertible Notes automatically will be converted at the conversion rate, unless previously redeemed or repurchased; provided, that such affirmative vote shall not be effective unless each holder of New Convertible Notes owning in excess of 20% of the aggregate outstanding principal amount of New Convertible Notes votes in favor of such conversion. In addition, the New Convertible Notes will convert automatically into shares of our common stock at the conversion price upon a Public Equity Offering or certain events constituting a Change of Control; provided, that the offering price per share in such Public Equity Offering or the consideration per share received by stockholders upon such Change of Control event is in excess of the then-applicable conversion price. The conversion rate per $1,000 principal amount at maturity of New Convertible Notes and the related conversion price are determined as provided below. Upon conversion, the principal amount of the New Convertible Notes in excess of the principal amount on initial issuance thereof shall be paid in cash. As a result, all interest paid other than in cash through the interest payment date next preceding the date of conversion will be paid in cash upon conversion. In addition, any accrued and unpaid interest from the interest payment date next preceding the conversion date to, but not including, the conversion date will be paid in cash upon conversion. Except as set forth below, the right to convert New Convertible Notes called for redemption or delivered for repurchase and not withdrawn will terminate at the close of business on the Business Day immediately prior to the redemption date or repurchase date, unless the Company fails to pay the applicable redemption price or repurchase price (in which case the conversion right shall terminate at the close of business on the date such default is cured and such New Convertible Note is redeemed or repurchased).

        The number of Conversion Shares initially issuable upon conversion of each $1,000 principal amount of New Convertible Notes will vary pro rata depending upon the aggregate principal amount of Existing Notes tendered and accepted in exchange for Units in the Exchange Offer, and no more than 30,903,646 Conversion Shares will be initially issuable in the aggregate. Accordingly, if all holders of Existing Notes exchange their Existing Notes for an aggregate of $100,000,000 principal amount of New Convertible Notes, 309.0365 Conversion Shares will be initially issuable upon conversion of each $1,000 principal amount of New Convertible Notes, which is equivalent to a conversion price of $3.24 per Conversion Share. The number of Conversion Shares initially issuable upon conversion of each $1,000 principal amount of New Convertible Notes will increase pro rata as the aggregate principal amount of New Convertible Notes issued in the Exchange Offer decreases. Accordingly, if, as assumed herein, $43,550,000 aggregate principal amount New Convertible Notes and $56,450,000 aggregate principal amount of New Senior Notes are issued in exchange for Existing Notes, then 541.9853 Conversion Shares will be initially issuable upon conversion of each $1,000 principal amount of New Convertible Notes, or 23,603,458 Conversion Shares in the aggregate, which is equivalent to a conversion price of $1.85 per Conversion Share.

        The Company will not issue any fractional shares of its common stock upon conversion. Instead, the Company will pay holders upon conversion an appropriate amount in cash based on the Fair Market Value of the common stock at the close of business on the Business Day immediately prior to the day of conversion.

        The Conversion Price will be subject to adjustment following the issuance of the New Convertible Notes upon certain events, including:

  •
  the payment by the Company of dividends and other distributions on its common stock in shares of its common stock;

  •
  subdivision, combinations, and reclassifications of the Company's common stock;

  •
  the issuance to all holders of common stock of the Company of rights, options or warrants entitling them to subscribe for shares of its common stock or securities convertible into, or exchangeable or exercisable for, its common stock at a price which is less than the Fair Market Value per share thereof;

  •
  certain distributions to all holders of common stock of the Company of any of the Company's assets, debt securities or other securities or any rights or warrants to purchase any such securities (excluding those rights and warrants referred to in the preceding bullet point);

  •
  the issuance of shares of the Company's common stock for consideration per share less than the then Fair Market Value per share thereof (excluding securities issued (a) upon exercise of the Warrants issued in the Exchange Offer and the warrants issued to the lenders under the Second Lien Note and (b) in transactions referred to in the first four bullet points above, or the bullet point below); and

  •
  the issuance of securities convertible into or exchangeable for shares of the Company's common stock for a conversion or exchange price plus consideration received upon issuance less than the then Fair Market Value per share at the time of issuance of such convertible or exchangeable security (excluding securities issued (a) in the Exchange Offer and (b) in transactions referred to in the first four bullet points above).

        No adjustment need be made for any of the foregoing transactions if holders of the New Convertible Notes are to participate in the transaction on a basis and with notice that the Board of Directors of the Company has determined to be fair and appropriate in light of the basis on which other holders of common stock of the Company participate in the transaction. No adjustment in the Conversion Price will be required unless such adjustment would require an increase or decrease of at least one percent (1.0%) in the Conversion Price; provided however, that any adjustment that is not made will be carried forward and taken into account in any subsequent adjustment. In addition, the New Convertible Indenture will specify certain transactions that shall not require any adjustments, including with respect to the adoption of a stockholder rights plan, and the issuance of rights thereunder, and certain transactions with respect to issuances and exercises of options and other incentive awards to employees, directors consultants of the Company and its subsidiaries.

        From time to time and to the extent permitted by law, the Company may reduce the Conversion Price by any amount for any period of at least 20 Business Days, if the Board of Directors of the Company has made a determination that such reduction would be in the best interests of the Company, which determination shall be conclusive. If the Company does so, it will give at least 15 days notice of such reduction to the holders of the New Convertible Notes and the Convertible Notes Trustee. The Company may, at its option, make such reductions in the Conversion Price, in addition to those set forth above, as the Board of Directors of the Company deems advisable to avoid or diminish any income tax to holders of the Company's common stock resulting from any dividend or distribution of shares of such common stock (or rights to acquire such common stock) or from any event treated as such for United States federal income tax purposes.

        In case of any reclassification or change of outstanding shares of Common Stock of the Company issuable upon conversion of the New Convertible Notes or consolidation or merger of the Company with or into another Person or any consolidation or merger of another Person with or into the Company (with certain exceptions), or in case of any sale, transfer or conveyance of all or substantially all of the assets of the Company, all in accordance with the provisions under "—Merger and Consolidation", each New Convertible Note then outstanding will, without the consent of the holder thereof, become convertible only into the kind and amount of securities, cash and other property receivable upon such reclassification, change, consolidation, merger, sale, transfer or conveyance by a holder of the number of shares of the Company's common stock into which such New Convertible Note was convertible immediately prior thereto after giving effect to any adjustment required to be made as set forth above, but if the kind or amount of securities, cash and other property is not the same for each share of common stock of the Company held immediately prior to such reclassification, change, consolidation, merger, sale, transfer, or conveyance, unless a holder of the New Convertible Notes exercises any right of election, such holder shall receive per share the kind and amount of securities, cash or other property received per share by a plurality of such shares.

        Holders of the New Convertible Notes may, in some circumstances, be deemed to have received a distribution or dividend subject to United States federal income tax as a result of an adjustment or the nonoccurrence of an adjustment to the Conversion Price.

  Optional Redemption

        We will be entitled, at our option, at any time and from time to time, to redeem all or any portion of the New Convertible Notes upon not less than 30 nor more than 60 days' notice at 100% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the applicable redemption date:

  Selection and Notice of Redemption

        If we are redeeming less than all of the New Convertible Notes at any time, the Convertible Notes Trustee will select New Convertible Notes on a pro rata basis, by lot or by such other method as the Convertible Notes Trustee in its sole discretion shall deem to be fair and appropriate.

        We will redeem New Convertible Notes of $1,000 or less in whole and not in part. We will cause notices of redemption to be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each holder of New Convertible Notes to be redeemed at its registered address.

        If any New Convertible Note is to be redeemed in part only, the notice of redemption that relates to that New Convertible Note shall state the portion of the principal amount thereof to be redeemed. We will issue a New Convertible Note in principal amount equal to the unredeemed portion of the original New Convertible Note in the name of the holder thereof upon cancellation of the original New Convertible Note. New Convertible Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on New Convertible Notes or portions of them called for redemption.

  Security

        The New Convertible Notes and the Guarantees thereof, if any, will be secured by a fourth-priority Lien on substantially all of the Company's and each Guarantor's domestic assets, other than the Excluded Assets (the "Collateral"). The Collateral also will secure our obligations under the Credit Agreement, the Second Lien Note and the New Senior Notes. The lenders under the Credit Agreement may be entitled to a security interest in certain foreign assets to secure obligations under the Credit Agreement. The Lien on the Collateral securing our obligations under the New Convertible Notes and any related Guarantees will be a fourth-priority security interest that is junior to the Lien on the Collateral securing our obligations under the Senior Loan Agreements and under the New Senior Notes and any related Guarantees.

        The New Convertible Indenture and the Collateral Agreements will require that the Company and any Guarantor grant a security interest in and/or pledge substantially all After-Acquired Property not then subject to a perfected lien under the Collateral Agreements and related lien-perfection filings or instruments as Collateral under the New Convertible Indenture and the Collateral Agreements, including granting a mortgage on material real property the Company or any Guarantor may acquire after the issuance of the New Convertible Notes. If, however, the Company or any Guarantor becomes a debtor in a case under the United States Bankruptcy Code, it is likely that After-Acquired Property acquired on or after bankruptcy proceedings have been initiated (other than proceeds of Collateral) would not become Collateral. In addition, the bankruptcy court may avoid as a preference (that is, cancel) any security interest in After-Acquired Property granted within 90 days before the commencement of such a case.

        The security interest in favor of the Convertible Notes Trustee for the benefit of the holders of the New Convertible Notes will be created in the Collateral pursuant to the Collateral Agreements. These documents will contain covenants prohibiting the Company and any Guarantor from selling or otherwise transferring any interest in the Collateral, except as permitted under the New Convertible Indenture. In addition, the Convertible Notes Trustee, the Senior Notes Trustee, the lenders under the Second Lien Note and the lenders under the Credit Agreement will enter into the Intercreditor Agreement, which will, among other things, substantially limit the ability of holders of the New Convertible Notes to proceed against the Collateral. The Intercreditor Agreement also will similarly limit the rights of holders of the Second Lien Note and the New Senior Notes. Under the Intercreditor Agreement, the lenders under the Credit Agreement will be entitled to sell or dispose or direct the Company or any Guarantor to sell or dispose of these assets upon an event of default under the Credit Agreement free and clear of the Liens under the Second Lien Note or under the New Indentures and the related collateral agreements. Under such circumstances, the agent will be required to deliver promptly to the Second Lien Note lenders any proceeds remaining from such sale, transfer or other disposition of these assets after payment and satisfaction of all obligations under the Credit Agreement, except in certain circumstances relating to a sale by the Company or any Guarantor. Similarly, the Second Lien Note lenders will be required to deliver promptly to the Senior Notes Trustee any such proceeds remaining after payment and satisfaction of all obligations under the Second Lien Note, and the Senior Notes Trustee will be required to deliver promptly to the Convertible Notes Trustee any such proceeds remaining after payment and satisfaction of all obligations under the New Senior Notes and the New Senior Indenture, except in certain circumstances relating to a sale by the Company or any Guarantor. Moreover, the Second Lien Note lenders, the Senior Notes Trustee, on behalf of itself and the holders of the New Senior Notes, and the Convertible Notes Trustee, on behalf of itself and the holders of the New Convertible Notes, will agree to release the Liens under the Second Lien Note and the New Indentures, as applicable, and the related collateral agreements on the Collateral to allow any such sale or disposition. The Intercreditor Agreement also will limit the rights of the Second Lien Note lenders, the Senior Notes Trustee and the Convertible Notes Trustee with respect to the Collateral after the occurrence of an event of default under the Second Lien Note or either of the New Indentures. The Intercreditor Agreement will provide that if the Second Lien Note or either series of the New Notes becomes due and payable prior to its Stated Maturity or is not paid in full at its Stated Maturity at a time during which we have obligations outstanding under the Credit Agreement, none of the Second Lien Note lenders, the Senior Notes Trustee or the Convertible Notes Trustee will have the right to foreclose or otherwise realize upon the Collateral unless and until the lenders under the Credit Agreement fail to commence the exercise of remedies with respect to or in connection with the Collateral within 180 days (which period will be extended indefinitely in the event of a bankruptcy or insolvency proceeding, or other event which prevents the exercise of remedies during such period) following notice to such agent of the occurrence of an event of default under the Second Lien Notes, the New Senior Indenture or the New Convertible Indenture, as applicable (the "Default Period"). In addition, in such case, and in the event the applicable event of default is under the New Senior Indenture, the Senior Notes Trustee will not have the right to foreclose upon the Collateral unless and until the Second Lien Note lenders fail to take such steps to exercise remedies within 60 days (which period will be extended indefinitely in the event of a bankruptcy or insolvency proceeding, or other event which prevents the exercise of remedies during such period) following the end of the Default Period, and, in the event the applicable event of default is under the New Convertible Indenture, the Convertible Notes Trustee will not have the right to foreclose upon the Collateral unless and until the Senior Notes Trustee fails to take such steps to exercise remedies within 120 days (which period will be extended indefinitely in the event of a bankruptcy or insolvency proceeding, or other event which prevents the exercise of remedies during such period) following the end of the Default Period. The Intercreditor Agreement also will substantially limit the rights of the Second Lien Note lenders, the Senior Notes Trustee, the Convertible Notes Trustee and the holders of either series of New Notes in an insolvency proceeding. The Intercreditor Agreement will require the net proceeds from the sale of Collateral to be applied first to our obligations outstanding under the Credit Agreement, second to our obligations outstanding under the Second Lien Note, third to our obligations outstanding under the New Senior Notes and fourth to our obligations outstanding under New Convertible Notes.

        Upon the occurrence and during the continuance of an Event of Default, the Convertible Notes Trustee will have the right to exercise on behalf of the holders of the New Convertible Notes such remedies, including, subject to the Intercreditor Agreement, remedies with respect to the Collateral, as are available under the New Convertible Indenture, the Collateral Agreements and at law, such as the institution of sale or foreclosure proceedings. The right of the Convertible Notes Trustee to repossess and dispose of the Collateral upon the occurrence of an Event of Default under the New Convertible Indenture is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy proceeding were to be commenced by or against the Company or any Guarantor. See "—Certain Bankruptcy Limitations" below. Subject to the Intercreditor Agreement, all funds distributed under the Collateral Agreements and received by the Convertible Notes Trustee for the benefit of the holders of the New Convertible Notes will be distributed by the Convertible Notes Trustee in accordance with the provisions of the New Convertible Indenture.

        We have not conducted third-party appraisals of the Collateral in connection with this Exchange Offer and Consent Solicitation. The value of the Collateral in the event of a liquidation will depend upon market and economic conditions, including the availability of buyers, and similar factors. By its nature, some or all of the Collateral will be illiquid and may have no readily ascertainable market value. Likewise, the Collateral may not be saleable, or, if saleable, subject to substantial delays in its liquidation. A substantial portion of our asset value is goodwill. The fact that the lenders under the Senior Loan Agreements and holders of New Senior Notes have senior Liens on the assets constituting the Collateral could have a material adverse effect on the amount that would be realized by the holders of the New Convertible Notes upon a liquidation of the Collateral because any amounts received after liquidation of the Collateral would first be used to repay obligations outstanding under the Credit Agreement, second to obligations outstanding under the Second Lien Note and third to amounts and obligations outstanding under the New Senior Notes. Accordingly, the proceeds of any sale of the Collateral pursuant to the New Convertible Indenture and the related Collateral Agreements following an Event of Default may be substantially less than amounts due under the New Convertible Notes. See "Risk Factors—The value of the collateral securing the New Senior Notes and the New Convertible Notes may not be sufficient to satisfy all amounts we owe under all of our secured debt." If the proceeds from the sale of any of the Collateral were not sufficient to repay all amounts due on the New Convertible Notes, the holders of the New Convertible Notes (to the extent not repaid from the proceeds of the sale of the Collateral) would only have an unsecured claim against our and any Guarantors' remaining assets, which are not expected to be material.

        The New Convertible Indenture will permit the release of all or specified portions of the Collateral as set forth under "—Possession, Use and Release of Collateral."

  Certain Bankruptcy Limitations

  Subsidiaries

        We conduct a portion of our operations through our subsidiaries. Accordingly, our ability to meet our cash obligations is partially dependent upon the ability of our subsidiaries to make cash distributions to us. Furthermore, any right we have to receive the assets of any subsidiary upon its liquidation or reorganization effectively will be subordinated by operation of law to the claims of such subsidiary's creditors (including trade creditors) and holders of its preferred stock. Holders of the New Convertible Notes will be direct creditors of each Guarantor, if any, by virtue of its Guarantee of the New Convertible Notes. As of the Issue Date, the New Convertible Notes will not be Guaranteed by any of our subsidiaries.

        At June 30, 2002, the total liabilities of Cherokee International, LLC's subsidiaries (other than Cherokee International Finance, Inc.) were approximately $81.8 million, including trade payables. The New Convertible Indenture does not impose any limitation on the Incurrence by such subsidiaries of Indebtedness or liabilities that are not considered Indebtedness under the New Convertible Indenture.

  Collateral

        The right of the Convertible Notes Trustee to repossess and dispose of the Collateral upon the occurrence and continuance of an Event of Default is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy proceeding were to be commenced by or against the Company or any Guarantor. The Bankruptcy Code prohibits a debtor's secured creditor from exercising its rights with respect to the secured creditor's collateral without bankruptcy court authorization. Thus, if the Company and its Subsidiaries became debtors in bankruptcy cases, the Convertible Notes Trustee could not exercise its rights under the New Convertible Indenture to repossess and dispose of the Collateral without first seeking court approval. It is uncertain whether or when the court would grant that approval. The Bankruptcy Code permits a debtor, in certain circumstances, to retain and to use collateral (and the proceeds thereof), so long as the secured creditor receives "adequate protection" of its interest in the collateral. Due to the junior nature of the Lien on the New Convertible Notes, holders may not be entitled to "adequate protection." Moreover, because the term "adequate protection" lacks a precise definition, and because the bankruptcy court has broad discretionary powers, it is impossible to predict if and to what extent holders of New Convertible Notes would be compensated for any delay in payment or depreciation in the Collateral's value.

        In most instances, the Bankruptcy Code prohibits the accrual of interest after a case's commencement, except with respect to claims that are over secured. Accordingly, unless the bankruptcy court concluded that the Collateral securing the New Convertible Notes exceeded the principal amount outstanding thereunder and under the Senior Loan Agreements and the New Senior Notes, the amount of your claims, based on the New Convertible Notes, would be fixed as of the time of bankruptcy, regardless of the length of the bankruptcy case and the delay in payment.

        The Bankruptcy Code generally provides for the payment of secured claims (in the amount determined as of the commencement of the bankruptcy case) in full. If, however, the court determined that the value of the Collateral securing the New Convertible Notes was less than the amount due thereunder, claims of the holders of New Convertible Notes would be deemed to be secured only to the extent of the Collateral's value, and the deficiency would constitute an unsecured claim. In most bankruptcy cases, holders of unsecured claims receive significantly less than the face amount of their claims.

  Change of Control

        Upon the occurrence of any of the following events (each a "Change of Control"), each holder shall have the right to require that we purchase such holder's New Convertible Notes at a purchase price in cash equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, thereon to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date):

          (1)  any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (1) such person shall be deemed to have beneficial ownership of all shares that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the total voting power of the then outstanding Voting Stock of the Company; provided, however, that no Change of Control shall be deemed to have occurred under this paragraph (1) if the Permitted Holders either (a) beneficially own (as defined above), directly or indirectly, (x) in the aggregate more than 40% of the total voting power of the then outstanding Voting Stock of the Company and (y) a greater percentage of the total voting power of the then outstanding Voting Stock of the Company than any other person or (b) have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors;

          (2)  after an initial Public Equity Offering, during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new members of the Board of Directors whose election by such Board of Directors or whose nomination for election by the equityholders of the Company was approved by a vote of the majority of the members of the Board of Directors of the Company then still in office who were either members of the Board of Directors at the beginning of such period or whose election or nomination for election was previously so approved, including new members of the Board of Directors designated in or provided for in an agreement regarding the merger, consolidation or sale, transfer or other conveyance, of all or substantially all of our assets, if such agreement was approved by a vote of such majority of members of the Board of Directors) cease for any reason to constitute a majority of the Board of Directors then in office;

          (3)  the adoption by the holders of Capital Stock of the Company of any plan or proposal for the liquidation or dissolution of the Company (whether or not otherwise in compliance with the New Convertible Indenture), by way of merger, consolidation or otherwise; or

          (4)  the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company, or the sale of all or substantially all the assets of the Company and its Subsidiaries, taken as a whole, to another Person (other than to one or more Permitted Holders or any entity controlled by one or more Permitted Holders), in which, in the case of any such merger, consolidation or sale, the securities of the Company that are outstanding immediately prior to such transaction and that represent 100% of the aggregate Voting Stock of the Company are changed into or exchanged for cash, securities or property; provided, however, that no Change of Control shall be deemed to have occurred under this paragraph (4) if pursuant to such transaction the securities of the Company are changed into or exchanged for, in addition to any other consideration, securities of the surviving Person that represent immediately after such transaction, (a) at least 30% of the aggregate voting power of the Voting Stock of the surviving Person and (b) a greater percentage of the Voting Stock of the surviving Person than the percentage of such Voting Stock beneficially owned by any other person (as defined in paragraph (1) above).

        The Senior Loan Agreements contain, and future Indebtedness of the Company may contain, prohibitions on the occurrence of certain events that would constitute a Change of Control or require such Indebtedness to be repaid or repurchased upon a Change of Control. A Change of Control also will constitute a "change of control" under the New Senior Indenture, enabling the holders of the New Senior Notes to require us to repurchase their notes, and certain events that would constitute a Change of Control also will constitute an "event of default" under the Senior Loan Agreements, enabling the lenders thereunder to accelerate our obligations thereunder. Moreover, the exercise by the holders of their right to require the Company to purchase the New Convertible Notes could cause a default under such Indebtedness, even if the Change of Control itself does not, due to the financial effect of such purchase on the Company. Finally, the Company's ability to pay cash to the holders of the New Convertible Notes following the occurrence of a Change of Control may be limited by the Company's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. For more details, see the section "Risk Factors" under the heading "Limitations on Repurchases of Notes Upon a Change of Control."

        Within 30 days following any Change of Control, unless notice of redemption of the New Convertible Notes has been given pursuant to the provisions of the New Convertible Indenture described under "—Optional Redemption" above, the Company shall mail a notice to each holder with a copy to the Convertible Notes Convertible Notes Trustee (the "Change of Control Offer") stating:

          (1)  that a Change of Control has occurred and that such holder has the right to require the Company to purchase such holder's New Convertible Notes at a purchase price in cash equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, thereon to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest on the relevant interest payment date);

          (2)  the circumstances and relevant facts regarding such Change of Control;

          (3)  the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

          (4)  the instructions determined by the Company, consistent with the covenant described hereunder, that a holder must follow in order to have its New Convertible Notes purchased.

        The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the New Convertible Indenture applicable to a Change of Control Offer made by the Company and purchases all New Convertible Notes validly tendered and not withdrawn under such Change of Control Offer.

        The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the purchase of New Convertible Notes pursuant to the covenant described hereunder. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the covenant described hereunder by virtue thereof.

        The Company could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the New Convertible Indenture, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect the Company's capital structure or credit ratings. The New Convertible Indenture will not contain any covenants or provisions that may afford holders of the New Convertible Notes protection in the event of a highly leveraged transaction.

        The provisions under the New Convertible Indenture relating to the Company's obligation to make an offer to purchase the New Convertible Notes as a result of a Change of Control may be waived or modified with the written consent of the holders of a majority in principal amount of the New Convertible Notes.

        The Change of Control purchase feature of the New Convertible Notes may make more difficult or discourage a takeover of us, and, thus, the removal of incumbent management.

        The phrase "all or substantially all" of our assets will likely be interpreted under applicable state law and will be dependent upon particular facts and circumstances. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer of "all or substantially all" of our assets has occurred.

  Certain Covenants

    The New Convertible Indenture contains covenants including, among others, the following:

  Merger and Consolidation

        The Company will not consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all its assets to, any Person, unless:

          (1)  the Company shall be the surviving Person, or the resulting, surviving or transferee Person (the "Successor Company") shall be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Company) shall expressly assume, by an indenture supplemental thereto, executed and delivered to the Convertible Notes Trustee, in form satisfactory to the Convertible Notes Trustee, all the obligations of the Company under the New Convertible Notes, the New Convertible Indenture and the Collateral Agreements; provided that if the Successor Company is a limited partnership for tax purposes, there shall be a co-issuer of the New Convertible Notes that is a corporation;

          (2)  the Collateral subject to the New Convertible Indenture and the Collateral Agreements at the time of such transaction shall, upon consummation of such transaction, (A) continue to constitute Collateral under the New Convertible Indenture and the Collateral Agreements and

  (B) be subject to the Lien in favor of the Convertible Notes Trustee for the benefit of the holders of the New Convertible Notes;

          (3)  the property and assets of the Person that is merged or consolidated with or into the consolidated, resulting, surviving or transferee entity, to the extent that they are property or assets of the types that would constitute Collateral under the New Convertible Indenture and the Collateral Agreements, shall be treated as After-Acquired Property and such entity shall take such action as may be necessary to cause such property and assets to be made subject to the Lien under the New Convertible Indenture and the Collateral Agreements in the manner and to the extent required thereby; and

          (4)  immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any Subsidiary as a result of such transaction as having been Incurred by such Successor Company or such Subsidiary at the time of such transaction), no Default shall have occurred and be continuing.

        The Successor Company shall be the successor to the Company and shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the New Convertible Indenture, and, except in the case of a lease, the Company shall not be released from the obligations under the New Convertible Notes and the New Convertible Indenture.

        Notwithstanding the foregoing, the Company may merge with or transfer all or substantially all of its assets to an Affiliate solely for the purpose of reincorporating or reforming the Company in another jurisdiction; provided, in each case, the surviving entity will assume all the obligations of such Person under the New Convertible Notes, the New Convertible Indenture and the Collateral Agreements. The Convertible Notes Trustee may require any such surviving entity to ensure, by executing and delivering appropriate instruments and opinions of counsel, that the Convertible Notes Trustee continues to hold a Lien, having the same relative priority as was the case immediately prior to such transaction, on all Collateral for the benefit of the holders of the New Convertible Notes.

        The Company will not permit any Guarantor to consolidate with or merge with or into, or convey, transfer, lease, in one transaction or a series of transactions, all or substantially all of its assets to, any Person unless:

          (1)  the resulting, surviving or transferee Person shall be a Person organized and existing under the laws of the jurisdiction under which the Guarantor was organized or under the laws of the United States of America, any State thereof or the District of Columbia, and such Person (if not the Guarantor) shall expressly assume, by a Guaranty Agreement, executed and delivered to the Convertible Notes Trustee, in a form satisfactory to the Convertible Notes Trustee, all the obligations of the Guarantor, if any, under its Guarantee;

          (2)  the property and assets of the Person that is merged or consolidated with or into the consolidated, resulting, surviving or transferee entity, to the extent that they are property or assets of the types that would constitute Collateral under the New Convertible Indenture and the Collateral Agreements, shall be treated as After-Acquired Property and such entity shall take such action as may be necessary to cause such property and assets to be made subject to the Lien under the New Convertible Indenture and the Collateral Agreements in the manner and to the extent required thereby; and

          (3)  immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the resulting, surviving or transferee Person as a result of such transaction as having been issued by such Person at the time of such transaction), no Default shall have occurred and be continuing.

        The foregoing shall not prohibit any consolidation or merger of, or transfer of all or part of the property and assets of, any Guarantor with or to the Company.

  Future Guarantors

        The Company will not permit any Subsidiary that is not a Guarantor to Guarantee any other Indebtedness (other than Indebtedness under the Senior Loan Agreements) of the Company or any Guarantor unless such Subsidiary simultaneously executes a supplemental indenture to the New Convertible Indenture providing for the Guarantee of the payment of the principal of, premium, if any, and interest on the New Convertible Notes by such Subsidiary, on a senior basis, as well as such additional documents evidencing the grant of a security interest in and/or pledge of the Collateral and After-Acquired Property, as applicable, owned by such Subsidiary to secure such obligations on the terms set forth in the Collateral Agreements and the Intercreditor Agreement, as applicable. Such Subsidiary shall be deemed released from its obligations under its Guarantee of the payment of the New Convertible Notes at any such time that such Subsidiary is released from all of its obligations under its Guarantee of such other Indebtedness.

        The obligations of the Company pursuant to the New Convertible Notes, including the repurchase obligations resulting from a Change of Control, will be unconditionally Guaranteed, on a senior secured basis, by any Guarantors. The Guarantors will agree to pay, in addition to the amount stated above, any and all expenses (including reasonable counsel fees and expenses) incurred by the Convertible Notes Trustee and the holders of the Convertible Notes in enforcing any rights under the applicable Guarantee. Each Guarantee will be limited in amount to an amount not to exceed the maximum amount that can be Guaranteed by such Guarantor, after giving effect to all of its other contingent and fixed liabilities (including, without limitation, any Guarantees under the Senior Loan Agreements) without rendering the Guarantees voidable, under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. If any Guarantee were to be rendered voidable, it could be subordinated by a court to all other Indebtedness (including Guarantees and other contingent liabilities) of the relevant Guarantor, and, depending on the amount of such Indebtedness, the Guarantor's liability on its Guarantee could be reduced to zero.

        Pursuant to the New Convertible Indenture, a Guarantor may consolidate with, merge with or into, or transfer all or substantially all its assets to any other Person to the extent described above under the heading "—Merger and Consolidation." Upon the sale or disposition (whether by merger, stock purchase or otherwise) of a Guarantor (as an entirety) to an entity which is not, and is not required to become, a Guarantor, which transaction is otherwise in compliance with the New Convertible Indenture, such Guarantor will be deemed released from its obligations under its Guarantee of the New Convertible Notes and under the Collateral Agreements as set forth in "—Possession, Use and Release of Collateral."

  Impairment of Security Interests

        The New Convertible Indenture will provide that, except as permitted in the New Convertible Indenture, the Intercreditor Agreement and the Collateral Agreements, neither the Company nor any of its Subsidiaries will take or omit to take any action that would have the result of adversely affecting or impairing the Lien on the Collateral in favor of the Convertible Notes Trustee for the benefit of the holders of the New Convertible Notes.

  SEC Reports

        (a)  The New Convertible Indenture will provide that if the Company is not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will provide to the Convertible Notes Trustee and the holders of the New Convertible Notes, within 30 days after the

Company would have been required to file such with the SEC had it been subject to those reporting requirements, copies of the types of annual and quarterly reports and information, documents and other reports as are specified in Section 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections of the Exchange Act.

        (b)  The New Convertible Indenture will provide that upon the Company becoming subject to Section 13 or 15(d) of the Exchange Act, the Company will provide to the Convertible Notes Trustee and the holders of the New Convertible Notes, within 15 days after filing with the SEC, copies of all annual and quarterly reports and information, documents and other reports which the Company is required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act. If thereafter, the Company ceases to be subject to Section 13 or 15(d) of the Exchange Act, the Company shall comply with paragraph (a) above.

        (c)  The Company shall provide the Convertible Notes Trustee with a sufficient number of copies of all reports and other documents and information that the Convertible Notes Trustee may be required to deliver to the holders of the New Convertible Notes hereunder. The delivery of such reports, documents and information shall be at the sole expense of the Company. Notwithstanding anything to the contrary herein, the Company shall at all times comply with the provisions of Section 314(a) of the TIA.

  Events of Default

    Each of the following is an Event of Default:

          (1)  a default in the payment of interest on the New Convertible Notes when due, continued for 30 days,

          (2)  a default in the payment of principal of any New Convertible Note when due at its Stated Maturity, upon optional redemption, upon required repurchase (except as provided above under the heading "Change of Control"), upon acceleration or otherwise,

          (3)  the failure by the Company to comply with its obligations described above under the heading "Certain Covenants—Merger and Consolidation,"

          (4)  the failure by the Company to comply for 30 days after notice with any of its obligations in the covenant described above under the heading "Change of Control" (other than a failure to purchase the New Convertible Notes),

          (5)  the failure by the Company to comply for 60 days after notice with its other agreements contained in the New Convertible Indenture or the Collateral Agreements,

          (6)  Indebtedness of the Company or any Significant Subsidiary is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default and the total amount of such Indebtedness unpaid or accelerated exceeds $5 million (the "cross-acceleration provision"),

          (7)  certain events of bankruptcy, insolvency or reorganization of the Company or any Significant Subsidiary (the "bankruptcy provisions"),

          (8)  any judgment or decree for the payment of money (except to the extent that a solvent insurance carrier has admitted in writing that such judgment or decree is covered by its applicable policy) in excess of $5 million is entered against the Company or any Significant Subsidiary, remains outstanding for a period of 60 days following entry of such judgment and is not discharged, bonded, waived or stayed within 30 days after notice (the "judgment default provision"),

          (9)  a Guarantee ceases to be in full force and effect or is declared to be null and void and unenforceable or the Guarantee is found to be invalid or a Guarantor denies its liability under its Guarantee (other than by reason of release of the Guarantor in accordance with the terms of the New Convertible Indenture), or

          (10) any of the Collateral Agreements cease under any circumstances to create a valid, enforceable Lien on the assets to be pledged or secured thereunder, other than in accordance with the provisions under "—Possession, Use and Release of Collateral."

        However, a default under clause (4), (5), (6) or (8) will not constitute an Event of Default until the Convertible Notes Trustee or the holders of 25% in principal amount of the New Convertible Notes then outstanding notify the Company of the default and the Company does not cure such default within the time specified after receipt of such notice.

        If an Event of Default (other than an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization) occurs and is continuing, the Convertible Notes Trustee or the holders of at least 25% in principal amount of the New Convertible Notes then outstanding may declare the principal of and accrued but unpaid interest on all the New Convertible Notes to be due and payable. Upon such a declaration, such principal and interest shall be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization occurs and is continuing, the principal of and interest on all the New Convertible Notes will ipso facto become and be immediately due and payable without any declaration or other act on the part of the Convertible Notes Trustee or any holders. Under certain circumstances, the holders of a majority in principal amount of the New Convertible Notes then outstanding (which shall include New Convertible Notes held by any affiliate of the Company as provided under "—Amendments and Waivers") may rescind any such acceleration with respect to the New Convertible Notes and their consequences.

        Subject to the provisions of the New Convertible Indenture relating to the duties of the Convertible Notes Trustee, in case an Event of Default occurs and is continuing, the Convertible Notes Trustee will be under no obligation to exercise any of the rights or powers under the New Convertible Indenture at the request or direction of any of the holders unless such holders have offered to the Convertible Notes Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder of a New Convertible Note may pursue any remedy with respect to the New Convertible Indenture or the New Convertible Notes unless:

          (1)  such holder has previously given the Convertible Notes Trustee notice that an Event of Default is continuing;

          (2)  holders of at least 25% in principal amount of the New Convertible Notes then outstanding have requested the Convertible Notes Trustee to pursue the remedy;

          (3)  such holders have offered the Convertible Notes Trustee reasonable security or indemnity against any loss, liability or expense;

          (4)  the Convertible Notes Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

          (5)  the holders of a majority in principal amount of the New Convertible Notes then outstanding have not given the Convertible Notes Trustee a direction inconsistent with such request within such 60-day period.

        Subject to certain restrictions, the holders of a majority in principal amount of the New Convertible Notes then outstanding (which shall include New Convertible Notes held by any affiliate of the Company as provided under "—Amendments and Waivers") are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Convertible Notes Trustee or of exercising any trust or power conferred on the Convertible Notes Trustee. The Convertible Notes Trustee, however, may refuse to follow any direction that conflicts with law, the New Convertible Indenture, the Intercreditor Agreement or the Collateral Agreements, or that the Convertible Notes Trustee determines is unduly prejudicial to the rights of any other holder or that would involve the Convertible Notes Trustee in personal liability.

        The New Convertible Indenture provides that if a Default occurs and is continuing and is known to the Convertible Notes Trustee, the Convertible Notes Trustee must mail to each holder notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of or interest on any New Convertible Note, the Convertible Notes Trustee may withhold notice if and so long as a committee of its trust officers determines that withholding notice is not opposed to the interest of the holders. In addition, the Company is required to deliver to the Convertible Notes Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Company also is required to deliver to the Convertible Notes Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action the Company is taking or proposes to take in respect thereof.

  Amendments and Waivers

    Subject to certain exceptions, the New Convertible Indenture, any Collateral Agreement and the Intercreditor Agreement may be amended with the consent of the holders of a majority in principal amount of the New Convertible Notes then outstanding (including consents obtained in connection with a tender offer or exchange for the New Convertible Notes) and any past default or noncompliance with any provisions thereof may also be waived with the consent of the holders of a majority in principal amount of the New Convertible Notes then outstanding, provided, that the affirmative vote of each holder owning in excess of 20% in aggregate principal amount of outstanding New Convertible Notes shall also be required to cause the New Convertible Notes or any Guarantee thereof to become contractually subordinate in right of payment to any other Indebtedness of the Company or any Guarantor. The New Convertible Indenture will provide that TIA §316(a)(1) shall be expressly excluded from the terms thereof. Accordingly, when determining whether the required principal amount of New Convertible Notes have concurred in any action, New Convertible Notes held by any affiliate of the Company shall be included; provided, that if required by law, an additional count shall be taken with such securities being disregarded. However, without the consent of each holder of a New Convertible Note affected thereby, no amendment may, among other things,

          (1)  reduce the amount of notes whose holders must consent to an amendment or waiver,

          (2)  reduce the rate of or extend the time for payment of interest on any New Convertible Note,

          (3)  reduce the principal of or extend the Stated Maturity of any New Convertible Note,

          (4)  reduce the amount payable upon the redemption of any New Convertible Note or change the time at which any New Convertible Note may be redeemed as described above under the heading "Optional Redemption,"

          (5)  make any New Convertible Note payable in money other than that stated in the New Convertible Note, or

          (6)  impair the right of any holder to receive payment of principal of and interest on such holder's notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder's notes.

        Without the consent of any holder, the Company and the Convertible Notes Trustee (and in the case of the Intercreditor Agreement, only with the consent of the other parties thereto) may amend the New Convertible Indenture, the Collateral Agreements or the Intercreditor Agreement to (1) cure any ambiguity, omission, defect or inconsistency, (2) provide for the assumption by a successor Person of the obligations of the Company and any Guarantor under the New Convertible Indenture in accordance with the covenant described above under the heading "Certain Covenants—Merger and Consolidation," (3) provide for uncertificated notes in addition to or in place of certificated notes (provided that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated notes are described in Section 163(f)(2)(B) of the Code), (4) add Guarantees with respect to the New Convertible Notes, (5) provide for additional Collateral, (6) add to the covenants of the Company for the benefit of the holders or surrender any right or power conferred upon the Company, (7) make any change that does not adversely affect the rights of any holder or (8) comply with any requirement of the SEC in connection with the qualification of the New Convertible Indenture under the Trust Indenture Act.

        The consent of the holders is not necessary under the New Convertible Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

        After an amendment under the New Convertible Indenture becomes effective, the Company is required to mail to holders a notice briefly describing such amendment. However, the failure to give such notice to all holders, or any defect therein, will not impair or affect the validity of the amendment.

  Possession, Use and Release of Collateral

    Subject to and in accordance with the provisions of the Collateral Agreements, the New Convertible Indenture, the Intercreditor Agreement, the New Senior Indenture and the Senior Loan Agreements, so long as none of the Senior Notes Trustee, the Convertible Notes Trustee, the Second Lien Note lenders or the lenders under the Credit Agreement has exercised its rights with respect to the Collateral upon the occurrence and continuance of an event of default under the applicable debt instrument, the Company and any Guarantors will have the right to remain in possession and retain exclusive control of the Collateral, to operate the Collateral, to alter or repair the Collateral and to collect, invest and dispose of any income thereon.

        The New Convertible Indenture and the Collateral Agreements will provide that, in the cases of clauses (1), (3) and (5) below, all of the Collateral, and in the case of clauses (2), (4), (6) and (7) below, the Collateral specified therein, shall be released from the Liens created by the Collateral Agreements:

          (1)  upon payment in full of the New Convertible Notes and all other obligations under the New Convertible Indenture, the New Convertible Notes, the Guarantees thereof, if any, and the Collateral Agreements then due and owing,

          (2)  unless an Event of Default shall have occurred and be continuing, upon the sale or other disposition of Collateral, solely with respect to the asset sold or otherwise disposed of and the cash proceeds received therefor upon application in accordance with the New Convertible Indenture and the Company's other debt instruments,

          (3)  upon the written consent of the holders of a majority in principal amount of the then outstanding New Convertible Notes (including consents obtained in connection with a tender offer or exchange offer for such notes),

          (4)  as required pursuant to the terms of the Intercreditor Agreement,

          (5)  upon a legal defeasance or covenant defeasance,

          (6)  upon eminent domain, condemnation or similar circumstances, solely with respect to the Collateral taken thereby, or

          (7)  upon the release or deemed release of any Guarantor from its obligations under the New Convertible Indenture and its Guarantee of the New Convertible Notes in accordance with the terms thereof, solely with respect to the Collateral owned by such Guarantor.

        The Convertible Notes Trustee will not be permitted to release any Lien on any Collateral unless and until it receives the documents, certificates and opinions required by the Collateral Agreements, the New Convertible Indenture and the Trust Indenture Act; provided, however, with respect to compliance with Section 314(d) of the Trust Indenture Act, the Company and any Guarantor may, without any release or consent of the Convertible Notes Trustee, sell or otherwise dispose of inventory and collect or dispose of accounts receivable, notes receivable and cash in the ordinary course of business if the Company or such Guarantor, as applicable, delivers to the Convertible Notes Trustee semi-annually a certificate of an officer stating that the sale, collection and/or disposition of all inventory, accounts receivable, notes receivable and cash during the immediately preceding six-month period was in the ordinary course of business.

  Defeasance

    The Company at any time may terminate all their obligations under the New Convertible Notes and the New Convertible Indenture ("legal defeasance"), and the Guarantors may terminate their obligations under the Guarantees, except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the New Convertible Notes, to replace mutilated, destroyed, lost or stolen notes and to maintain a registrar and paying agent in respect of the New Convertible Notes. In addition, the Company at any time may elect to have its obligations released with respect to certain covenants and Events of Default under the New Convertible Indenture, except as described otherwise in the New Convertible Indenture ("covenant defeasance"), and thereafter any omission to comply with such obligations shall not constitute an Event of Default.

        The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercise its legal defeasance option, payment of the New Convertible Notes may not be accelerated because of an Event of Default with respect thereto. If the Company exercises its covenant defeasance option, payment of the New Convertible Notes may not be accelerated because of an Event of Default specified in clause (3), (4), (5), (6), (7) (with respect only to Significant Subsidiaries), (8), (9) or (10) as set forth above under the heading "Events of Default."

        In order to exercise either defeasance option, the Company must irrevocably deposit in trust (the "defeasance trust") with the Convertible Notes Trustee money or U.S. Government Obligations, or a combination thereof, for the payment of principal of, premium, if any, and interest on the New Convertible Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Convertible Notes Trustee of an opinion of counsel to the effect that holders will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such opinion of counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law).

  Satisfaction and Discharge

    The New Convertible Indenture will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the New Convertible Notes, as expressly provided for in the New Convertible Indenture) as to all outstanding New Convertible Notes when:

          (1)  either (a) all the New Convertible Notes theretofore authenticated and delivered (except lost, stolen or destroyed notes which have been replaced or paid) have been delivered to the Convertible Notes Trustee for cancellation or (b) all New Convertible Notes not theretofore delivered to the Convertible Notes Trustee for cancellation have become due and payable or shall become due and payable within one year and the Company has irrevocably deposited or caused to be deposited with the Convertible Notes Trustee an amount in U.S. dollars sufficient to pay and discharge the entire indebtedness on the New Convertible Notes not theretofore delivered to the Convertible Notes Trustee for cancellation, for the principal of, premium, if any, and interest to the date of deposit;

          (2)  the Company has paid or caused to be paid all other sums payable under the New Convertible Indenture by the Company; and

          (3)  the Company has delivered to the Convertible Notes Trustee an officers' certificate and an opinion of counsel each stating that all conditions precedent under the New Convertible Indenture relating to the satisfaction and discharge of the New Convertible Indenture have been complied with.

  No Personal Liability of Directors, Officers, Employees and Stockholders

    No recourse for the payment of the principal of, premium, if any, or interest on any of the New Convertible Notes or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Company in the New Convertible Indenture, the New Convertible Notes or the Collateral Agreements or because of the creation of any Indebtedness represented thereby, shall be had against any incorporator, stockholder, officer, director (or similar person), employee or controlling person of the Company or any successor Person thereof. Each holder, by accepting the New Convertible Notes, waives and releases all such liability. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such waiver is against public policy.

  The Convertible Notes Trustee

    U.S. Bank, N.A. will be the Convertible Notes Trustee under the New Convertible Indenture. U.S. Bank, N.A. is also the Existing Trustee under the Existing Indenture, the Exchange Agent in the Exchange Offer and will be the Senior Notes Trustee and the warrant agent under the Warrant Agreement. The New Convertible Indenture contains certain limitations on the rights of the Convertible Notes Trustee, should it become a creditor of the Company or any Guarantor to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Convertible Notes Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

        The holders of a majority in principal amount of the then outstanding New Convertible Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Convertible Notes Trustee, subject to certain exceptions. The New Convertible Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Convertible Notes Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Convertible Notes

Trustee will be under no obligation to exercise any of its rights or powers under the New Convertible Indenture at the request of any holder of New Convertible Notes, unless such holder shall have offered to the Convertible Notes Trustee security and indemnity satisfactory to it against any loss, liability or expense.

  Governing Law

    The New Convertible Indenture, the New Convertible Notes and the Collateral Agreements will be governed by, and construed in accordance with, the laws of the State of New York, including, without limitation, Section 5-1401 and 5-1402 of the New York General Obligations Law and New York Civil Practice Laws and Rules 327(b).

  Certain Definitions

    "Affiliate" of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

        "After-Acquired Property" means assets or property of the type that constitutes or would constitute Collateral that is acquired after the date of the New Convertible Indenture.

        "Board of Directors" means:

          (a)  in the case of a Person that is a limited partnership, the board of directors of its corporate general partner or any committee authorized to act therefor (or, if the general partner is itself a limited partnership, the board of directors of such general partner's corporate general partner or any committee authorized to act therefor);

          (b)  in the case of a Person that is a corporation, the board of directors of such Person or any committee authorized to act therefor; and

          (c)  in the case of any other Person, the board of directors, management committee or similar governing body or any authorized committee thereof responsible for the management of the business and affairs of such Person.

        "Business Day" means each day which is not a Legal Holiday.

        "Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Collateral Agreements" mean, collectively, the security pledges, agreements, financing statements, filings or other documents that grant or evidence the Lien in favor of the Convertible Notes Trustee for the benefit of the holders of the New Convertible Notes in the Collateral.

        "Conversion Shares" means the shares of common stock of the Company into which the New Convertible Notes are convertible.

        "Credit Agreement" means, collectively, the Term Loan Facility and the Revolving Credit Facility and any other bank credit agreement or similar facility entered into in the future by the Company or any Subsidiary and all documents, instruments and agreements ancillary thereto, including security agreements and financing statements, as any of the same, in whole or in part, may be amended, renewed, extended, increased (but only so long as such increase is permitted under the terms of the New Convertible Indenture), substituted, refinanced, restructured or replaced (including, without limitation, any successive renewals, extensions, increases, substitutions, refinancings, restructurings, replacements, supplements or other modifications of the foregoing).

        "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

        "Depositary" means The Depository Trust Company, its nominees and their respective successors.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        "Excluded Assets" means (a) cash and cash equivalents to the extent a lien thereon may not be perfected through the filing of a UCC financing statement or that, after commercially reasonable efforts, the Company is unable to cause the Convertible Trustee to obtain "control" (as defined in the Uniform Commercial Code) for the benefit of the noteholders; (b) assets securing purchase money indebtedness; (c) any license, contract or agreement to the extent that a grant of a Lien on such license, contract or agreement is prohibited by law, results in a breach or termination of terms thereof, or constitutes a default under or termination of such license, contract or agreement (other than to the extent that any such term would be rendered ineffective pursuant to Section 9-406, 9-407 or 9-408 of the Uniform Commercial Code (or any successor provision or provisions) of any relevant jurisdiction) and, in any event, immediately upon the ineffectiveness, lapse or termination of any such terms of or default under such license, contract or agreement, the Excluded Assets shall not include, and such debtor shall be deemed to have granted a security interest in, all such licenses, contracts or agreements as if such terms or defaults had never been in effect; (d) the Capital Stock of Foreign Subsidiaries directly owned by us or by any Guarantor that exceeds 65% of the outstanding Capital Stock of such Foreign Subsidiaries and all of the Capital Stock of our other Foreign Subsidiaries; and (e) certain real property interests that are not to be pledged to the lenders under the Credit Agreement; provided, that Excluded Assets do not include the proceeds thereof to the extent such proceeds do not otherwise constitute Excluded Assets.

        "Existing Indenture" means the indenture, dated April 30, 1999, between Cherokee International, LLC and Cherokee Finance, Inc., as issuers, and the Existing Trustee, as trustee, pursuant to which the Existing Notes were issued.

        "Existing Notes" means the 10 1/2% Senior Subordinated Notes due 2009, issued under the Existing Indenture.

        "Existing Trustee" means U.S. Bank, N.A., as successor to Firstar Bank of Minnesota, N.A. under the Existing Indenture.

        "Fair Market Value" per security at any date of determination (i) prior to an initial Public Equity Offering, means (A) in connection with a sale to a party that is not an Affiliate of ours in an arm's- length transaction (a "Non-Affiliate Sale"), the price per security at which such security is sold and (B) in connection with any sale to an Affiliate of ours, (1) the last price per security at which such security was sold in a Non-Affiliate Sale within the one-year period preceding such date of determination or (2) if clause (1) is not applicable, the fair market value of such security determined in good faith by (a) a majority of the Board of Directors of the Company, including a majority of directors who are not officers, employees, directors or Affiliates of the party to whom the sale of securities giving rise to such determination is proposed to be made or (b) a nationally recognized investment banking, appraisal or valuation firm and (ii) after an initial Public Equity Offering, means the mean between the high and low selling prices per share of the common stock of the Company on the immediately preceding date (or, if the common stock of the Company was not traded on that day, the next preceding day that the common stock of the Company was traded) on the principal exchange or market system on which the common stock of the Company is traded, as such prices are officially quoted on such exchange.

        "Foreign Subsidiary" means any Subsidiary of the Company that (i) is not organized under the laws of the United States, any state thereof or the District of Columbia and (ii) conducts substantially all of its business operations outside the United States of America.

        "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

          (1)  to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such Person (whether arising by virtue of agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or

          (2)  entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

        provided, however, that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

        "Guarantors" means each of the Company's Subsidiaries that in the future executes a Guarantee pursuant to and in accordance with the requirements of the New Convertible Indenture in which such Subsidiary unconditionally Guarantees on a senior basis the Company's obligations under the New Convertible Notes and the New Convertible Indenture; provided that any Person constituting a Guarantor as described above shall cease to constitute a Guarantor when its respective Guarantee is released in accordance with the terms of the New Convertible Indenture.

        "Incur" means issue, assume, guarantee, incur or otherwise become liable; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary. The term "Incurrence" when used as a noun shall have a correlative meaning. The accretion of principal of a non-interest bearing or other discount security shall not be deemed the Incurrence of Indebtedness.

        "Indebtedness" means, with respect to any Person on any date of determination (without duplication):

          (1)  the principal of and premium (if any) in respect of

            (A)  indebtedness of such Person for money borrowed, and

            (B)  indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable;

          (2)  all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in clause (1) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon, or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit); and

          (3)  all obligations of the type referred to in clauses (1) and (2) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any guarantee (but only to the extent of the amount actually guaranteed).

        Indebtedness shall not include (1) undrawn commitments under the Credit Agreement or other revolving credit facilities and (2) trade accounts payable arising in the ordinary course of business.

        "Intercreditor Agreement" means the Intercreditor Agreement, dated the date of the New Convertible Indenture, between the Convertible Notes Trustee, the Senior Notes Trustee, the Second Lien Notes lenders and the lenders under the Credit Agreement, as amended from time to time.

        "Issue Date" means the date on which the New Convertible Notes are first issued.

        "Legal Holiday" means a Saturday, a Sunday or a day on which banking institutions in the State of New York are authorized or required by law to close. If a payment date is a Legal Holiday, payment shall be made on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period. If a regular record date is a Legal Holiday, the record shall not be affected.

        "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

        "New Convertible Indenture" means the indenture, dated the Issue Date, between the Company and the Convertible Notes Trustee, under which the New Convertible Notes will be issued.

        "New Convertible Notes" means the Company's 12% Pay-In-Kind Senior Convertible Notes due 2008, to be issued under the New Convertible Indenture.

        "New Senior Indenture" means the indenture, dated the Issue Date, between the Company and the Convertible Notes Trustee, under which the New Senior Notes will be issued.

        "New Senior Notes" means the Company's 5 1/4% Senior Notes due 2008, to be issued under the New Senior Indenture.

        "Permitted Holders" means Cherokee Investor Partners, LLC, GFI Energy Ventures LLC, OCM Principal Opportunities Fund, L.P., GFI Two LLC, Oxford Cherokee Inc., RIT Capital Partners plc, OCM/GFI Power Opportunities Fund, L.P., OCM/GFI Cherokee Investments II, Inc., GSC Recovery II, L.P., GSC Recovery IIA, L.P., GSC Partners CDO Fund, Limited, GSC Partners CDO Fund II, Limited, and their respective Affiliates.

        "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

        "Preferred Stock," as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

        "Principal" of a note means the principal of the note plus the premium, if any, payable on the note which is due or overdue or is to become due at the relevant time.

        "Public Equity Offering" means an underwritten primary public offering of common stock of the Company pursuant to an effective registration statement under the Securities Act that results in gross proceeds of at least $50 million to the Company.

        "Revolving Credit Facility" means the revolving credit facility to be provided to the Company pursuant to the Credit Agreement with initial aggregate commitments of the lesser of (A) $7.6 million and (B) the sum of (I) 50% of the net book value of the eligible inventory of the Company and its Subsidiaries and (II) 85% of the net book value of the eligible accounts receivable of the Company and its Subsidiaries.

        "SEC" means the Securities and Exchange Commission.

        "Second Lien Note" means the notes due February 28, 2006 to be issued by the Company on the Issue Date in favor of the lenders thereunder, in an initial aggregate principal amount equal to $40,850,825, and any other agreement entered into in the future by the Company or any Subsidiary and all documents, instruments and agreements ancillary thereto, including security agreements and financing statements, as any of the same, in whole or in part, may be amended, renewed, extended, increased (but only so long as such increase is permitted under the terms of the New Convertible Indenture), substituted, refinanced, restructured or replaced (including, without limitation, any successive renewals, extensions, increases, substitutions, refinancings, restructurings, replacements, supplements or other modifications of the foregoing).

        "Senior Loan Agreements" means the Credit Agreement and the Second Lien Note.

        "Senior Notes Trustee" means U.S. Bank, N.A., as trustee under the Senior Notes Indenture.

        "Significant Subsidiary" means any Subsidiary that would be a "Significant Subsidiary" of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

        "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

        "Subsidiary" means, in respect of any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors (or similar persons), managers, general partners or trustees thereof is at the time owned or controlled, directly or indirectly, by

          (1)  such Person,

          (2)  such Person and one or more Subsidiaries of such Person, or

          (3)  one or more Subsidiaries of such Person.

        "Term Loan Facility" means the term loans to be provided to the Company pursuant to the Credit Agreement, initially consisting of four term loans in an aggregate principal amount equal to $15 million.

        "Voting Stock" of a Person means all classes of Capital Stock or other interests (including limited liability company or partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors (or similar persons), managers or trustees thereof.

COMPARISON OF THE INDENTURES

        The terms of the Existing Notes that differ materially from the terms of the New Senior Notes and the New Convertible Notes are set forth below. If the Exchange Offer and Consent Solicitation is consummated, the Existing Indenture will be amended to eliminate substantially all of the restrictive covenants, certain events of default and certain restrictions on our ability to enter into merger transactions or to sell all or substantially all of our assets, as such provisions apply with respect to the Existing Notes, which is also described below. We urge you to read the full descriptions of the New Senior Notes and the New Convertible Notes set forth herein and the full description of the Existing Notes in the Existing Notes Registration Statement.

Summary of the Proposed Amendments
to the Existing Indenture

        The terms of the Supplemental Indenture will provide that the following restrictive covenants contained in the Existing Indenture, and all corresponding definitions used solely in such sections, will be eliminated.

  •
  Payment of Taxes and Other Claims

  •
  Maintenance of Properties and Insurance

  •
  Compliance Certificate; Notice of Default

  •
  Compliance with Laws

  •
  SEC Reports

  •
  Limitation on Restricted Payments

  •
  Limitation on Restrictions on Distributions from Restricted Subsidiaries

  •
  Limitation on Transactions with Affiliates

  •
  Limitation on Indebtedness;

  •
  Change of Control;

  •
  Limitation on Sales of Assets and Subsidiary Stock

  •
  Future Guarantors

  •
  Limitation on Business Activities

        In addition, the Supplemental Indenture will modify the terms of the covenant "Merger, Consolidation and Sale of the Assets of the Issuers" to eliminate the provisions thereof providing for restrictions on such transactions in the event a default shall have occurred and requiring compliance with specified provisions in the covenant "Limitation on Indebtedness." The provisions of the Existing Indenture applicable to future subsidiary guarantors, including with respect to mergers, consolidations and sales of assets of any such guarantors, also will be eliminated.

        The Supplemental Indenture also will provide for the elimination of certain events of default with respect to noncompliance with specified covenants and other agreements set forth in the indenture, cross default provisions, and provisions relating to subsidiary guarantees. In addition, events of default upon specified bankruptcy events will no longer be applicable to any subsidiaries of the Issuers.

Comparison of the Existing Indenture and the New Senior Indenture

        Defined terms used in this comparison have the meanings set forth under "Description of the Securities—Description of the Units—Description of the New Senior Notes." Except as set forth below, the provisions in the New Senior Indenture are substantially the same as those set forth in the Existing Indenture. Clause and paragraph number references are to the respective indentures. In addition to the differences described below, certain provisions of the Existing Indenture enabling Cherokee LLC to convert to a corporation have been eliminated in the New Senior Indenture due to the Reorganization.

Existing Notes	New Senior Notes
Aggregate Principal or Face Amount
$100 million currently outstanding, to be reduced to $0.0 (assuming the maximum tender amount)	$100 million (assuming the maximum tender amount)
Issuer of the Notes
Cherokee International, LLC and Cherokee International Corporation (formerly, Cherokee International Finance, Inc.) (the "Issuers")	Cherokee International Corporation (the "Company")
Maturity
May 1, 2009	November 1, 2008
Interest
10 1/2%, payable semi-annually on May 1 and November 1	5 1/4%, payable semi-annually on May 1 and November 1
Security
None	Secured by a third-priority Lien on substantially all of our domestic assets.
Ranking
Senior subordinated obligations.	Senior obligations; will constitute "Designated Senior Indebtedness" under the Existing Indenture.
Optional Redemption

The Issuers have the option to redeem all or a portion of the Existing Notes at the redemption prices set forth below, plus accrued and unpaid interest, if redeemed during the 12-month periods beginning May 1:	The Company has the option, at any time, to redeem all or any portion of the New Senior Notes at 100% of the principal amount thereof, plus accrued and unpaid interest.
Year	Percentage of Principal Amount
2004	105.250%
2005	103.500
2006	101.750
2007 and thereafter	100.000

Change of Control Offer
Change of Control purchase price equal to 101% of the principal amount thereof, plus accrued interest. See also the definition of "Permitted Holder" below.	Change of Control purchase price equal to 100% of the principal amount thereof, plus accrued interest. See also the definition of "Permitted Holder" below.
Limitation on Indebtedness

(a) The Consolidated Coverage Ratio is currently fixed at 2.25 to 1.00.
(b) Indebtedness permitted to be incurred by the Issuers and their Restricted Subsidiaries notwithstanding the limitation on the Incurrence of Indebtedness includes:
        (1) Indebtedness Incurred pursuant to the existing credit facility in an aggregate principal amount outstanding at any time of up to (x) $50 million under the Term Loan Facility and (y) the greater of (A) $25 million and (B) the sum of (I) 50% of the net book value of the inventory of the Company and its Restricted Subsidiaries and (II) 85% of the net book value of the accounts receivable of the Company and its Restricted Subsidiaries under the Revolving Credit Facility.

        (9) Indebtedness that constitutes Capital Lease Obligations or Purchase Money Indebtedness not exceeding $7.5 million at any one time outstanding.
(c) The Issuers are not permitted to refinance Subordinated Obligations unless the Refinancing Indebtedness is similarly subordinated.
(e) Antilayering and Prohibition on Liens. Notwithstanding paragraphs (a) and (b) of this covenant, the Issuers may not Incur (1) any Indebtedness if such Indebtedness is subordinate or junior in ranking in any respect to any Senior Indebtedness, unless such Indebtedness is Senior Subordinated Indebtedness or is expressly subordinated in right of payment to Senior Subordinated Indebtedness or (2) any Secured Indebtedness that is not Senior Indebtedness, unless contemporaneously therewith effective provision is made to secure the Existing Notes equally and ratably with such Secured Indebtedness for so long as such Secured Indebtedness is secured by a Lien.
(a) The Consolidated Coverage Ratio is fixed at 2.00 to 1.00.
(b) Indebtedness permitted to be incurred by the Company and its Restricted Subsidiaries notwithstanding the limitation on the Incurrence of Indebtedness includes:
        (1) Indebtedness Incurred pursuant to the Credit Agreement or the Second Lien Note (other than as payment of interest thereon in accordance with the terms thereof) in an aggregate principal amount outstanding at any time of up to $75 million.
        (3) and (7) Indebtedness under the New Senior Notes, including refinancings thereof.
        (4) and (7) Indebtedness under the New Convertible Notes, including additional principal amount resulting from interest payments thereon, including refinancings thereof.
        (10) Indebtedness that constitutes Capital Lease Obligations or Purchase Money Indebtedness not exceeding $10 million at any one time outstanding.
        (7) and (13) Indebtedness Incurred under the Second Lien Note as payment of interest thereon in accordance with the terms thereof.
(c) The Company may refinance the Existing Notes (which are Subordinated Obligations) with any Indebtedness and such Refinancing Indebtedness need not be similarly subordinated.
(d) The Company is permitted to reclassify Indebtedness Incurred pursuant to any of the enumerated provisions in clause (b) if such Indebtedness satisfies more than one provision of paragraph (b).
(e) No antilayering provision. The New Senior Indenture will contain a separate covenant regarding limitations on Lien securing

Indebtedness. See "Limitation on Liens Securing Indebtedness" below in this comparison.
Limitation on Restricted Payments

(b) The following Restricted Payments are permitted, notwithstanding the general limitation:
        (4) The declaration or payment of Permitted Tax Distributions or Permitted Distributions for Pre-Closing Tax Liabilities. This provision was specific to the organization of Cherokee LLC as a limited liability company.
        (8) The $150 million distribution made to the members of Cherokee LLC on the Issue Date. This provision was specific to the recapitalization of Cherokee LLC in connection with the issuance of the Existing Notes.
In determining the aggregate amount of Restricted Payments made pursuant to the general basket based on 50% of Consolidated Net Income, amounts expended pursuant to clauses (4) and (8) above are not included.
(b) The following Restricted Payments are permitted, notwithstanding the general limitation:
        (3) Any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Obligations made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company (other than (A) Disqualified Stock or, (B) Capital Stock issued or sold to a Subsidiary of the Company) or out of the proceeds of a substantially concurrent capital contribution to the Company; provided, however, that the Net Cash Proceeds from such sale of Capital Stock or capital contribution shall be excluded from clause (3)(B) of paragraph (a) above.
        (5) The payment of any dividend or distribution on any Disqualified Stock that the Company or any Guarantor is permitted to issue or Incur pursuant to the terms of the covenant "—Limitation on Indebtedness."
        (8) Any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of the Existing Notes.
In determining the aggregate amount of Restricted Payments made pursuant to the general basket based on 50% of Consolidated Net Income, amounts expended pursuant to clauses (3), (5) and (8) above will not be included.
Limitation on Restrictions on Distributions from Restricted Subsidiaries

Exceptions to the general limitation include:
(1) Restrictions in effect at or entered into on the Issue Date.
(10) Restrictions imposed by the Existing Notes or by other indebtedness ranking senior or pari passu with the Existing Notes; provided, that such restrictions are no more restrictive taken as a whole than those imposed by the Existing Indenture and the Existing Notes.
Exceptions to the general limitation include:
(1) Restrictions in effect at or entered into on the Issue Date under the Senior Loan Agreements, the New Convertible Indenture, the New Convertible Notes (and any Guarantees thereof), any the collateral agreements relating to each of the foregoing and the Intercreditor Agreement.
(10) Restrictions imposed by the New Senior Notes (and any Guarantees thereof), the New Senior Indenture and the related collateral agreements.

Limitation on Sales of Assets and Subsidiary Stock

(a) (3) (A) Permits the Net Available Cash from an Asset Disposition to be used to either (x) prepay, repay, redeem or purchase (and permanently reduce the commitments under) Senior Indebtedness or Indebtedness other than any Disqualified Stock) of a Restricted Subsidiary (in each case other than Indebtedness owed to the Issuers or an Affiliate of the Issuers or Indebtedness, other than Senior Indebtedness, of the Company) or (y) to the extent an Issuer elects, to acquire Additional Assets, in each case within one year from the later of the date of such Asset Disposition or the receipt of such Net Available Cash.
The New Senior Indenture will contain a new provision (a) (3), which requires compliance with the provisions of the New Senior Indenture entitled "Possession, Use and Release of Collateral" upon an Asset Disposition. For additional information, see "Possession, Use and Release of Collateral" below in this comparison.
(a) (4) (A) Permits the Net Available Cash from an Asset Disposition to be used to either (x) prepay, repay, purchase or redeem Purchase Money Indebtedness secured by the asset that was the subject of the Asset Sale or Indebtedness outstanding under the Senior Loan Agreements, and, in the case of Indebtedness outstanding under the Senior Loan Agreements, to permanently reduce the amount of such Indebtedness outstanding on the Issue Date or permitted pursuant to the covenant "—Limitation on Indebtedness" (including that in the case of repayment of amounts outstanding under a revolver or similar arrangement that makes credit available, such commitment is so permanently reduced by such amount) or (y) to the extent the Company elects, to acquire Additional Assets, in each case within one year from the later of the date of such Asset Disposition or the receipt of such Net Available Cash.

Pending the final application of Net Available Cash, it shall constitute Collateral.
Limitation on Liens Securing Indebtedness
There is a limitation on the incurrence of Secured Indebtedness in the Existing Indenture. See "Limitation on Indebtedness" above in this comparison.
The New Senior Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, create, Incur, assume or suffer to exist any Lien of any kind, other than Permitted Liens, upon any of their respective assets now owned or acquired on or after the date of the New Senior Indenture, or upon any income or profits therefrom, securing any Indebtedness of the Company or any Indebtedness of any Restricted Subsidiary.
Limitation on Transactions with Affiliates
(b) Transactions that are not prohibited by the general limitation include: (5) Issuances of Capital Stock (other then Disqualified Stock) of the Company.
(b) Transactions that are not prohibited by the general limitation include:
        (5) Issuances of Capital Stock (other than Disqualified Stock) of the Company or of Disqualified Stock of the Company that constitutes Refinancing Indebtedness.

        (8) Transactions in respect of the Senior Loan Agreements, so long as such transactions comply with (A) clauses (1) and (2) of paragraph (a) of this covenant, or (B) the terms of the Second Lien Note existing on the Issue Date or as amended, restructured, refinanced or replaced in accordance with clauses (1) and (2) of paragraph (a) of this covenant.

(9) Transactions in respect of any New Convertible Notes held by an Affiliate, so long as such transactions comply with (A) clauses (1) and (2) of paragraph (a) of this covenant, or (B) the terms of the New Convertible Notes existing on the Issue Date or as amended, restructured, refinanced or replaced in accordance with clauses (1) and (2) of paragraph (a) of this covenant.
Merger and Consolidation

Neither of the Issuers shall consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all its assets to, any Person, unless:	The Company shall not consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all its assets to, any Person, unless:

(3) immediately after giving effect to such transaction, the Successor Company would be able to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described above under the heading "—Limitation on Indebtedness."
(5) immediately after giving effect to such transaction, the Successor Company would (A) be able to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described above under the heading "—Limitation on Indebtedness," or (B) together with its Subsidiaries that would constitute Restricted Subsidiaries under the New Senior Indenture immediately after succeeding thereto, have a higher Consolidated Coverage Ratio than the Consolidated Coverage Ratio of the Company and its Restricted Subsidiaries immediately prior to such transaction.

The New Senior Indenture also will contain provisions that require the successor corporation to maintain the secured nature of the New Senior Notes, including maintaining the Collateral and requiring that any assets of the Person with which such merger, consolidation or sale of assets is consummated that would constitute Collateral must become After-Acquired Property under the New Senior Indenture. Similar provisions also apply with respect to any such transaction involving a Guarantor under the New Senior Indenture.

Future Guarantors

The Existing Indenture provides that the Issuers will not permit any Restricted Subsidiary that is not a Guarantor to Guarantee any other Indebtedness of the Company or any Guarantor unless such Restricted Subsidiary simultaneously executes a supplemental indenture to the Existing Indenture providing for the Guarantee of the payment of the Existing Notes by such Restricted Subsidiary, which Guarantee of the payment of the Existing Notes shall be subordinated to the Guarantee of such other Indebtedness to the same extent as the Existing Notes or the Guarantees, as applicable, are subordinated to such other Indebtedness.
The New Senior Indenture covenant (a) requires the Guarantee to be on a senior basis and (b) permits a Restricted Subsidiary to guarantee Indebtedness under the Senior Loan Agreements without guaranteeing the obligations under the New Senior Notes.
In addition, the New Senior Indenture will contain provisions that require the Guarantor to pledge and/or grant a security interest in its assets constituting Collateral and After-Acquired Property to maintain the secured nature of the New Senior Notes and any guarantees thereof.
Impairment of Security Interests
The Existing Indenture does not contain an Impairment of Security Interests covenant because the Existing Notes are not secured.
The New Senior Indenture will provide that, except as permitted in the New Senior Indenture, the Intercreditor Agreement and the Collateral Agreements, neither the Company nor any of its Restricted Subsidiaries will take or omit to take any action that would have the result of adversely affecting or impairing the Lien on the Collateral in favor of the Trustee for the benefit of the holders of the New Senior Notes.
SEC Reports

The Existing Indenture requires, whether or not the Issuers are then subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, that the Issuers file with the SEC (unless the SEC will not accept the filing, in which case the Issuers must provide to the Existing Trustee) and provide within 15 days to the Existing Trustee and noteholders such annual reports and such information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. limited liability company or corporation subject to such Sections. In addition, for so long as any Existing Notes remain outstanding, the Issuers must furnish to the holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act, and, to any beneficial owner of Existing Notes, if not obtainable from the SEC, information of the type that would be filed with the SEC pursuant to the foregoing provisions, upon the request of any such holder.
The New Senior Indenture will eliminate the requirement to file periodic and other reports with the SEC, unless the Company is then subject to the reporting requirements of the Exchange Act. The Company will, however, still be required to deliver reports of the type required under the Securities Act to the holders of New Senior Notes within 30 days after the Company would have been required to file them with the SEC. The New Senior Indenture also will eliminate the requirement to provide the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default
Events constituting an "Event of Default" include: (5) The failure by either of the Issuers to comply for 60 days after notice with its other agreements contained in the Existing Indenture.
Events constituting an "Event of Default" include:
(5) The failure by the Company to comply for 60 days after notice with its other agreements contained in the New Senior Indenture or the Collateral Agreements.
(10) Any of the Collateral Agreements ceasing under any circumstances to create a valid, enforceable Lien on the assets to be pledged or secured thereunder, other than in accordance with the provisions under "— Possession, Use and Release of Collateral."
Amendments and Waivers

Amendments requiring the consent of each holder affected thereby include those that:
(7) Make any change to the subordination provisions of the Existing Indenture that would adversely effect the holders in any material respect.
Amendments requiring the consent of each holder affected thereby include those that:
(7) Cause the New Senior Notes or any Guarantee thereof to become contractually subordinate in right of payment to any other Indebtedness of the Company or any Guarantor.
The amendment provisions in the New Senior Indenture also apply, as and to the extent applicable, to the Collateral Agreements and the Intercreditor Agreement.
The New Senior Indenture will provide that TIA § 316(a)(1) will be expressly excluded from the terms thereof.
Possession, Use and Release of the Collateral
The Existing Indenture does not contain a corresponding provision because the Existing Notes are not secured.
The New Senior Indenture will provide, generally, that so long as none of the Trustee, the Convertible Notes Trustee or the Second Lien Note lenders under the Credit Agreement has exercised its rights with respect to the Collateral upon the occurrence and continuance of an event of default under the applicable debt instrument, the Company and any Guarantors will have the right to remain in possession and retain exclusive control of the Collateral, to operate the Collateral, to alter or repair the Collateral and to collect, invest and dispose of any income thereon.

The New Senior Indenture and the Collateral Agreements will provide that, in the cases of clauses (1), (3) and (5) below, all of the Collateral, and in the case of clauses (2), (4), (6) and (7) below, the Collateral specified therein, shall be released from the Liens created by the Collateral Agreements:

(1) upon payment in full of the New Senior Notes and all other obligations under the New Senior Indenture, the New Senior Notes, the Guarantees thereof, if any, and the Collateral Agreements then due and owing,

(2) unless an Event of Default shall have occurred and be continuing, upon the sale or other disposition of Collateral pursuant to the provisions of "Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock," solely with respect to the asset sold or otherwise disposed of pursuant to such provisions and the Net Available Cash received therefor upon application in accordance with the provisions of such covenant,

(3) upon the written consent of the holders of a majority in principal amount of the then outstanding New Senior Notes (including consents obtained in connection with a tender offer or exchange offer for such notes),
(4) as required pursuant to the terms of the Intercreditor Agreement,
(5) upon a legal defeasance or covenant defeasance,
(6) upon eminent domain, condemnation or similar circumstances, solely with respect to the Collateral taken thereby, or

(7) upon the release or deemed release of any Guarantor from its obligations under the New Senior Indenture and its Guarantee of the New Senior Notes in accordance with the terms thereof, solely with respect to the Collateral owned by such Guarantor.
Definitions
Not defined in Existing Indenture because the Existing Notes are not secured.	"After-Acquired Property" means assets or property of the type that constitutes or would constitute Collateral that is acquired after the date of the New Senior Indenture.
Not defined in Existing Indenture because the Existing Notes are not secured.
"Collateral Agreements" mean, collectively, the security pledges, agreements, financing statements, filings or other documents that grant or evidence the Lien in favor of the Trustee for the benefit of the holders of the New Senior Notes in the Collateral.

"Consolidated Net Income" under the Existing Indenture is adjusted to exclude "Permitted Tax Distributions" [this was required due to the organization of Cherokee LLC as a limited liability company].	"Consolidated Net Income" does not adjust for "Permitted Tax Distributions" because the issuer of the New Senior Notes is a corporation.

"Designated Senior Indebtedness." This definition was included due to the subordinated nature of the Existing Notes and provided for specified Indebtedness over $25 million that the Company could designate as such and the holders thereof (including the lenders under the existing credit facility) would have certain blockage rights in connection with a default.	Not defined in New Senior Indenture because the New Senior Notes are senior Indebtedness. The New Senior Notes will constitute Designated Senior Indebtedness under the Existing Indenture.
Not defined in Existing Indenture because the Existing Notes are not secured.	"Excluded Assets." This definition contains a list of assets that will not constitute part of the Collateral under the New Senior Indenture.
Not defined in Existing Indenture because it is only used with respect to the Collateral.
"Foreign Subsidiary" means any Subsidiary of the Company that (i) is not organized under the laws of the United States, any state thereof or the District of Columbia and (ii) conducts substantially all of its business operations outside the United States of America.

"Guarantor Senior Indebtedness." This definition sets forth certain types of Indebtedness of any Guarantor that would be treated as senior in right of payment to any Guarantees of the Existing Notes due to the subordinated nature of the Existing Notes and related guarantees.	Not defined in the New Senior Indenture because the New Senior Notes are senior Indebtedness.
Not defined in the Existing Indenture because the Existing Notes are not secured.
"Intercreditor Agreement" means the Intercreditor Agreement, dated the date of the New Senior Indenture, between the Trustee, the Convertible Notes Trustee, the Second Lien Notes lenders and the lenders under the Credit Agreement, as amended from time to time.

"Permitted Distributions For Pre-Closing Tax Liabilities." This definition provided for certain distributions to be made to the members of Cherokee LLC and was required due to the organization of Cherokee LLC as a limited liability company.	Not defined in the New Senior Indenture because the issuer is a corporation.

"Permitted Holders" means Cherokee Investor Partners, LLC, GFI Energy Ventures LLC, OCM Principal Opportunities Fund, L.P., RIT Capital Partners plc, and their respective Affiliates.
See also "Change of Control" above.
"Permitted Holders" means Cherokee Investor Partners, LLC, GFI Energy Ventures LLC, OCM Principal Opportunities Fund, L.P., GFI Two LLC, Oxford Cherokee Inc., RIT Capital Partners plc, OCM/GFI Power Opportunities Fund, L.P., OCM/GFI Cherokee Investments II, Inc., GSC Recovery II, L.P., GSC Recovery IIA, L.P., GSC Partners CDO Fund, Limited, GSC Partners, CDO Fund II, Limited, and their respective Affiliates.

See also "Change of Control" above.

"Permitted Investment." This definition does not include paragraph (9) under the definition of New Senior Indenture.
"Permitted Investment" is the same as under the Existing Indenture, except that it includes one additional permitted Investment:
(9) Other Investments in any Person or Persons, provided, that after giving pro forma effect to each such Investment, the aggregate amount of all such Investments made on and after the Issue Date pursuant to this clause (9) that are outstanding (after giving effect to any such Investments that are returned to the Company or any Restricted Subsidiary that made such prior Investment, without restriction, in cash on or prior to the date of any such calculation) at any time does not in the aggregate exceed $10 million (measured by the value attributed to the Investment at the time made or returned, as applicable).

"Permitted Tax Distributions" This definition provided for certain distributions to be made to the members of Cherokee LLC and was required due to the organization of Cherokee LLC as a limited liability company.	Not defined in the New Senior Indenture because the issuer is a corporation.
Not defined in the Existing Indenture.	"Permitted Lien." This definition enumerates a number of Liens that may be incurred or permitted to exist despite the general prohibition on such activities.

"Refinancing Indebtedness." This definition does not include the provisions in the New Senior Indenture providing for refinancing of Indebtedness incurred as payment of interest on other Indebtedness (including Disqualified Capital Stock).
"Refinancing Indebtedness." In the New Senior Indenture, this definition provides for the refinancing of Indebtedness incurred as payment of interest on other Indebtedness (including Disqualified Capital Stock).
The New Senior Indenture also provides that the Existing Notes may be refinanced with any Indebtedness notwithstanding the requirements for Refinancing Indebtedness generally.

"Revolving Credit Facility" means the revolving credit portion of the New Credit Agreement with initial aggregate commitments of the lesser of (A) $25 million and (B) the sum of (I) 50% of the net book value of the inventory of the Company and its Restricted Subsidiaries and (II) 85% of the net book value of the accounts receivable of the Company and its Restricted Subsidiaries.
"Revolving Credit Facility" means the revolving credit facility to be provided to the Company pursuant to the Credit Agreement with initial aggregate commitments of the lesser of (A) $7.6 million and (B) the sum of (I) 50% of the net book value of the eligible inventory of the Company and its Restricted Subsidiaries and (II) 85% of the net book value of the eligible accounts receivable of the Company and its Restricted Subsidiaries.

Not defined in the Existing Indenture.
"Second Lien Note" means the notes due February 28, 2006 issued by the Company in favor of the lenders thereunder, in an initial aggregate principal amount equal to $40,850,825, and any other agreement entered into in the future by the Company or any Restricted Subsidiary and all documents, instruments and agreements ancillary thereto, including security agreements and financing statements, as any of the same, in whole or in part, may be amended, renewed, extended, increased (but only so long as such increase is permitted under the terms of the New Senior Indenture), substituted, refinance, restructured or replaced (including, without limitation, any successive renewals, extensions, increases, substitutions, refinancings, restructurings, replacements, supplements or other modifications of the foregoing).
"Secured Indebtedness" means any Indebtedness of the Company or any Guarantors secured by a Lien.	Not defined in the New Senior Indenture.

"Senior Indebtedness." This definition sets forth certain types of Indebtedness that would be treated as senior in right of payment to the Existing Notes due to the subordinated nature of the Existing Notes.	Not defined in the New Senior Indenture because the New Senior Notes are senior Indebtedness.
Not defined in the Existing Indenture.	"Senior Loan Agreements" means the Credit Agreement and the Second Lien Note.

"Senior Subordinated Indebtedness" means the Existing Notes and any other Indebtedness of an Issuer or any Guarantor that specifically provides that such Indebtedness is to rank pari passu with the Existing Notes or the Guarantees, as the case may be, in right of payment and is not subordinated by its terms in right of payment to any Indebtedness or other obligation of either Issuer or the Guarantor, as the case may be, which is not Senior Indebtedness or Guarantor Senior Indebtedness.	Not defined in the New Senior Indenture because the New Senior Notes are senior Indebtedness.
"Term Loan Facility" means the term loan portion of the New Credit Agreement equal to $50 million.
"Term Loan Facility" means the term loans to be provided to the Company pursuant to the Credit Agreement, initially consisting of four term loans, in an aggregate principal amount equal to $15 million.

Comparison of the Existing Indenture and the New Convertible Indenture

        Defined terms used in this comparison have the meanings set forth under "Description of the Securities—Description of the New Convertible Notes." Except as set forth below, the provisions in the New Convertible Indenture are substantially the same as those set forth in the Existing Indenture. Clause and paragraph number references are to the respective indentures. In addition to the differences described below, certain provisions of the Existing Indenture enabling Cherokee LLC to convert to a corporation have been eliminated in the New Convertible Indenture due to the Reorganization.

Existing Notes	New Convertible Notes
Aggregate Principal or Face Amount
$100 million currently outstanding, to be reduced to $0.0 (assuming the maximum tender amount)	$100 million (assuming the maximum tender amount)
Issuer of the Notes
Cherokee International, LLC and Cherokee International Corporation (formerly, Cherokee International Finance, Inc.) (the "Issuers")	Cherokee International Corporation (the "Company")
Maturity
May 1, 2009	November 1, 2008
Interest
10 1/2%, payable semi-annually on May 1 and November 1
12%, payable annually on November 1, in cash, or, at the option of the Company, by increasing the principal amount of each New Convertible Note in an amount equal to the interest payment then due thereon.
Security
None	Secured by a fourth-priority Lien on substantially all of our assets.
Ranking
Senior subordinated obligations.	Senior obligations; will constitute "Designated Senior Indebtedness under the Existing Indenture.
Forced Conversion
The Existing Notes are not convertible.
The New Convertible Notes will not be convertible at the option of any individual holder. Except as set forth below, the New Convertible Notes are convertible only upon the affirmative vote of the holders of not less than a majority in aggregate outstanding principal amount; provided, that, such affirmative vote shall not be effective unless each holder owning in excess of 20% of the aggregate outstanding principal amount of New Convertible Notes votes in favor of such conversion. In addition, the New Convertible Notes will convert automatically into shares of our common stock at the conversion price upon specified public equity offerings and change of control transactions.

The New Convertible Notes will be convertible at any time on or before the close of business on the Business Day prior to the maturity date, unless the Company has previously redeemed or repurchased such notes; provided, however, that if the New Convertible Notes are called for redemption or repurchase, holders will be entitled to convert the New Convertible Notes at any time before the close of business on the date fixed for redemption or repurchase, as the case may be.
Optional Redemption

The Issuers have the option to redeem all or a portion of the Existing Notes at the redemption prices set forth below, plus accrued and unpaid interest, if redeemed during the 12-month periods beginning May 1:	The Company has the option, at any time, to redeem all or any portion of the New Convertible Notes at 100% of the principal amount thereof, plus accrued and unpaid interest.
Year	Percentage of Principal Amount
2004	105.250%
2005	103.500
2006	101.750
2007 and thereafter	100.000
Change of Control Offer
Change of Control purchase price equal to 101% of the principal amount thereof, plus accrued interest.	Change of Control purchase price equal to 100% of the principal amount thereof, plus accrued interest.
See also the definition of "Permitted Holder" below.	See also the definition of "Permitted Holder" below.

Restrictive Covenants

        The restrictive covenants contained in the Existing Indenture and set forth below will not be included in the New Convertible Indenture, and corresponding references throughout the New Convertible Indenture have been removed. As a result, the New Convertible Indenture does not have significant restrictions on subsidiaries, and the distinction between "Restricted" and "Unrestricted" Subsidiaries has been abandoned:

  •
  Limitation on Indebtedness;

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  Limitation on Restricted Payments;

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  Limitation on Restrictions on Distributions from Restricted Subsidiaries;

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  Limitation on Sales of Assets and Subsidiary Stock;

  •
  Limitation on Liens Securing Indebtedness;

  •
  Limitation on Transactions with Affiliates; and

  •
  Limitation on Business Activities.

Merger and Consolidation
Neither of the Issuers shall consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all its assets to, any Person, unless:
(3) immediately after giving effect to such transaction, the Successor Company would be able to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant in the Existing Indenture entitled "Limitation on Indebtedness."	In the New Convertible Indenture, clause (3) has been eliminated because the indenture will not contain a limitation on indebtedness covenant.
In addition, the New Convertible Indenture will contain provisions that require the successor corporation to maintain the secured nature of the New Convertible Notes, including maintaining the Collateral and requiring that any assets of the Person with which such merger, consolidation or sale of assets is consummated that would constitute Collateral must become After-Acquired Property under the New Convertible Indenture. Similar provisions also apply with respect to any such transaction involving a Guarantor under the New Convertible Indenture.
Future Guarantors
The Existing Indenture provides that the Issuers will not permit any Restricted Subsidiary that is not a Guarantor to Guarantee any other Indebtedness of the Company or any Guarantor unless such Restricted Subsidiary simultaneously executes a supplemental indenture to the Existing Indenture providing for the Guarantee of the payment of the Existing Notes by such Restricted Subsidiary, which Guarantee of the payment of the Existing Notes shall be subordinated to the Guarantee of such other Indebtedness to the same extent as the Existing Notes or the Guarantees, as applicable, are subordinated to such other Indebtedness.	The New Convertible Indenture covenant (a) requires the Guarantee to be on a senior basis and (b) permits a Subsidiary to guarantee Indebtedness under the Senior Loan Agreements without guaranteeing the obligations under the New Convertible Notes.
In addition, the New Convertible Indenture will contain provisions that require the Guarantor to pledge and/or grant a security interest in its assets constituting Collateral and After-Acquired Property to maintain the secured nature of the New Convertible Notes and any guarantees thereof.

Impairment of Security Interests
The Existing Indenture does not contain an Impairment of Security Interests covenant because the Existing Notes are not secured.	The New Convertible Indenture will provide that, except as permitted in the New Convertible Indenture, the Intercreditor Agreement and the Collateral Agreements, neither the Company nor any of its Subsidiaries will take or omit to take any action that would have the result of adversely affecting or impairing the Lien on the Collateral in favor of the Trustee for the benefit of the holders of the New Convertible Notes.
SEC Reports
The Existing Indenture requires, whether or not the Issuers are then subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, that the Issuers file with the SEC (unless the SEC will not accept the filing, in which case the Issuers must provide to the Existing Trustee) and provide within 15 days to the Existing Trustee and noteholders such annual reports and such information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. limited liability company or corporation subject to such Sections. In addition, for so long as any Existing Notes remain outstanding, the Issuers must furnish to the holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act, and, to any beneficial owner of Existing Notes, if not obtainable from the SEC, information of the type that would be filed with the SEC pursuant to the foregoing provisions, upon the request of any such holder.	The New Convertible Indenture will eliminate the requirement to file periodic and other reports with the SEC, unless the Company is then subject to the reporting requirements of the Exchange Act. The Company will, however, still be required to deliver reports of the type required under the Securities Act to the holders of New Convertible Notes within 30 days after the Company would have been required to file them with the SEC. The New Convertible Indenture also will eliminate the requirement to provide the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.
Events of Default
Events constituting an "Event of Default" include:
(4) The failure by either of the Issuers to comply for 30 days after notice with any of its obligations in the covenants described in the Existing Indenture under the headings "Change of Control" (other than a failure to purchase the Existing Notes), "Limitation on Indebtedness," "Limitation on Restricted Payments," Limitation on Restrictions on Distributions from Restricted Subsidiaries," Limitation on Sale of Assets and Subsidiary Stock," or "Limitation on Transactions with Affiliates."

(5) The failure by either of the Issuers to comply	Events constituting an "Event of Default" include:
(4) The failure by the Company to comply for 30 days after notice with any of its obligations in the covenants described under the headings "Change of Control" (other than a failure to purchase the Existing Notes)
(5) The failure by the Company to comply for 60 days after notice with its other agreements contained in the New Convertible Indenture or the Collateral Agreements.
(10) Any of the Collateral Agreements ceasing under any circumstances to create a valid, enforceable Lien on the assets to be pledged or

for 60 days after notice with its other agreements contained in the Existing Indenture.	secured thereunder, other than in accordance with the provisions under "—Possession, Use and Release of Collateral."
Amendments and Waivers
Amendments requiring the consent of each holder affected thereby include those that:
(7) Make any change to the subordination provisions of the Existing Indenture that would adversely effect the holders in any material respect.	Amendments requiring the consent of each holder affected thereby do not include making any changes to the subordination provisions because the New Convertible Notes are senior Indebtedness.
The amendment provisions in the New
Convertible Indenture also apply, as and to the extent applicable, to the Collateral Agreements and the Intercreditor Agreement.
The New Convertible Indenture will provide that T1A §316(a)(1) shall be expressly excluded from the terms thereof.
Possession, Use and Release of the Collateral
The Existing Indenture does not contain a corresponding provision because the Existing Notes are not secured.	The New Convertible Indenture will provide, generally, that so long as none of the Trustee, the Convertible Notes Trustee or the Second Lien Note lenders under the Credit Agreement has exercised its rights with respect to the Collateral upon the occurrence and continuance of an event of default under the applicable debt instrument, the Company and any Guarantors will have the right to remain in possession and retain exclusive control of the Collateral, to operate the Collateral, to alter or repair the Collateral and to collect, invest and dispose of any income thereon.

The New Convertible Indenture and the Collateral Agreements will provide that, in the cases of clauses (1), (3) and (5) below, all of the Collateral, and in the case of clauses (2), (4), (6) and (7) below, the Collateral specified therein, shall be released from the Liens created by the Collateral Agreements:
(1) upon payment in full of the New Convertible Notes and all other obligations under the New Convertible Indenture, the New Convertible Notes, the Guarantees thereof, if any, and the Collateral Agreements then due and owing,
(2) unless an Event of Default shall have occurred and be continuing, upon the sale or other disposition of Collateral solely with respect to the asset sold or otherwise disposed of and the cash proceeds received therefor upon application in accordance with the New Convertible Indenture and the Company's other debt instruments,
(3) upon the written consent of the holders of a majority in principal amount of the then outstanding New Convertible Notes (including consents obtained in connection with a tender offer or exchange offer for such notes),
(4) as required pursuant to the terms of the Intercreditor Agreement,
(5) upon a legal defeasance or covenant defeasance,
(6) upon eminent domain, condemnation or similar circumstances, solely with respect to the Collateral taken thereby, or
(7) upon the release or deemed release of any Guarantor from its obligations under the New Convertible Indenture and its Guarantee of the New Convertible Notes in accordance with the terms thereof, solely with respect to the Collateral owned by such Guarantor.
Book Entry; Delivery and Form
The Existing Notes were issued in the form of global notes and were deposited with DTC, which facilitates clearance and settlement through book-entry transfer.	The New Convertible Notes will be issued in certificated form and will not be deposited with DTC for clearance and settlement through book-entry transfer.
Definitions

The following definitions included in the Existing Indenture are not included in the New Convertible Indenture because they relate to the restrictive covenants not included in the New Convertible Indenture: Additional Assets; Asset Disposition; Average Life; Capital Lease Obligations; Consolidated Coverage Ratio; Consolidated EBITDA; Consolidated Interest Expense; Consolidated Net Income; Currency Agreement; Disqualified Stock; GAAP; Hedging Obligations; Interest Rate Agreement; Investment; Moody's; Net Available Cash; Net Cash Proceeds; Permitted Investment; Permitted Lien; Purchase Money Indebtedness; Refinance; Refinancing Indebtedness; Related Business; Restricted Payment; Restricted Subsidiary; Subordinated Obligation; S&P; Temporary Cash Investments; Unrestricted Subsidiary; U.S. Government Obligations; and Wholly Owned Subsidiary.
Not defined in Existing Indenture because the Existing Notes are not secured.	"After-Acquired Property" means assets or property of the type that constitutes or would constitute Collateral that is acquired after the date of the New Convertible Indenture.
Not defined in Existing Indenture because the Existing Notes are not secured.
"Collateral Agreements" mean, collectively, the security pledges, agreements, financing statements, filings or other documents that grant or evidence the Lien in favor of the Trustee for the benefit of the holders of the New Convertible Notes in the Collateral.

"Designated Senior Indebtedness." This definition was included due to the subordinated nature of the Existing Notes and provided for specified Indebtedness over $25 million that the Company could designate as such and the holders thereof (including the lenders under the existing credit facility) would have certain blockage rights in connection with a default.
Not defined in New Convertible Indenture because the New Convertible Notes are senior Indebtedness. The New Convertible Notes will constitute Designated Senior Indebtedness under the Existing Indenture.
Not defined in Existing Indenture because the Existing Notes are not convertible.	"Conversion Shares" means the shares of common stock of the Company into which the New Convertible Notes are convertible.
Not defined in Existing Indenture because the Existing Notes are not secured.	"Excluded Assets." This definition contains a list of assets that will not constitute part of the Collateral under the New Convertible Indenture.
Not defined in Existing Indenture because the Existing Notes are not convertible.
"Fair Market Value." This definition provides for the valuation of the Company's common stock prior to, and after, an initial Public Equity Offering and is used in connection with events causing an adjustment to the conversion price.
Not defined in Existing Indenture because it is only used with respect to the Collateral.
"Foreign Subsidiary" means any Subsidiary of the Company that (i) is not organized under the laws of the United States, any state thereof or the District of Columbia and (ii) conducts substantially all of its business operations outside the United States of America.

"Guarantor Senior Indebtedness." This definition sets forth certain types of Indebtedness of any Guarantor that would be treated as senior in right of payment to any Guarantees of the Existing Notes due to the subordinated nature of the Existing Notes and related guarantees.	Not defined in the New Convertible Indenture because the New Convertible Notes are senior Indebtedness.
"Indebtedness." This definition is more comprehensive in the Existing Indenture due to the covenant "Limitation on Indebtedness."
"Indebtedness." This definition is the same as under the Existing Indenture except that it does not contain clauses (2), (3), (5), (7) and (8) and the provision providing the calculation of the maximum fixed repurchase price for Disqualified Stock.
Not defined in the Existing Indenture because the Existing Notes are not secured.
"Intercreditor Agreement" means the Intercreditor Agreement, dated the date of the New Convertible Indenture, between the Trustee, the Convertible Notes Trustee, the Second Lien Notes lenders and the lenders under the Credit Agreement, as amended from time to time.

"Permitted Distributions For Pre-Closing Tax Liabilities" This definition provided for certain distributions to be made to the members of Cherokee LLC and was required due to the organization of Cherokee LLC as a limited liability company.	Not defined in the New Convertible Indenture because the issuer is a corporation.

"Permitted Holders" means Cherokee Investor Partners, LLC, GFI Energy Ventures LLC, OCM Principal Opportunities Fund, L.P., RIT Capital Partners plc, and their respective Affiliates.
See also "Change of Control" above.
"Permitted Holders" means Cherokee Investor Partners, LLC, GFI Energy Ventures LLC, OCM Principal Opportunities Fund, L.P., GFI Two LLC, Oxford Cherokee Inc., RIT Capital Partners plc, OCM/GFI Power Opportunities Fund, L.P., OCM/GFI Cherokee Investments II, Inc., GSC Recovery II, L.P., GSC Recovery IIA, L.P. GSC Partners CDO Fund, Limited, GSC Partners CDO Fund II, Limited, and their respective Affiliates.
See also "Change of Control" above.

"Permitted Tax Distributions" This definition provided for certain distributions to be made to the members of Cherokee LLC and was required due to the organization of Cherokee LLC as a limited liability company.	Not defined in the New Convertible Indenture because the issuer is a corporation.

"Revolving Credit Facility" means the revolving credit portion of the New Credit Agreement with initial aggregate commitments of the lesser of (A) $25 million and (B) the sum of (I) 50% of the net book value of the inventory of the Company and its Subsidiaries and (II) 85% of the net book value of the accounts receivable of the Company and its Subsidiaries.
"Revolving Credit Facility" means the revolving credit facility to be provided to the Company pursuant to the Credit Agreement with initial aggregate commitments of the lesser of (A) $7.6 million and (B) the sum of (I) 50% of the net book value of the eligible inventory of the Company and its Subsidiaries and (II) 85% of the net book value of the eligible accounts receivable of the Company and its Subsidiaries.
Not defined in the Existing Indenture.
"Second Lien Note" means the notes due February 28, 2008 issued by the Company in favor of the lenders thereunder, in an initial aggregate principal amount equal to $40,850,825, and any other agreement entered into in the future by the Company or any Subsidiary and all documents, instruments and agreements ancillary thereto, including security agreements and financing statements, as any of the same, in whole or in part, may be amended, renewed, extended, increased (but only so long as such increase is permitted under the terms of the New Convertible Indenture), substituted, refinance, restructured or replaced (including, without limitation, any successive renewals, extensions, increases, substitutions, refinancings, restructurings, replacements, supplements or other modifications of the foregoing).
"Secured Indebtedness" means any Indebtedness of the Company or any Guarantors secured by a Lien.	Not defined in the New Convertible Indenture.

"Senior Indebtedness." This definition sets forth certain types of Indebtedness that would be treated as senior in right of payment to the Existing Notes due to the subordinated nature of the Existing Notes.	Not defined in the New Convertible Indenture because the New Convertible Notes are senior Indebtedness.

Not defined in the Existing Indenture	"Senior Loan Agreements" means the Credit Agreement and the Second Lien Note.

"Senior Subordinated Indebtedness" means the Existing Notes and any other Indebtedness of an Issuer or any Guarantor that specifically provides that such Indebtedness is to rank pari passu with the Existing Notes or the Guarantees, as the case may be, in right of payment and is not subordinated by its terms in right of payment to any Indebtedness or other obligation of either Issuer or the Guarantor, as the case may be, which is not Senior Indebtedness or Guarantor Senior Indebtedness.	Not defined in the New Convertible Indenture because the New Convertible Notes are senior Indebtedness.
"Term Loan Facility" means the term loan portion of the New Credit Agreement equal to $50 million.
"Term Loan Facility" means the term loans to be provided to the Company pursuant to the Credit Agreement, initially consisting of four term loans, in an aggregate principal amount equal to $15 million.

DESCRIPTION OF CAPITAL STOCK

        The following is a description of the capital stock of Cherokee Corporate and the material provisions of its certificate of incorporation, bylaws and other agreements to which it and its stockholders are or will be parties, in each case upon consummation of the Restructuring Transactions. The following is only a summary and is qualified by applicable law and by the provisions of the certificate of incorporation, bylaws and other agreements, copies of which are available as set forth under the caption entitled "Where You Can Find More Information."

General

        Upon consummation of the Restructuring Transactions, our authorized capital stock will consist of an aggregate of 250,000,000 shares of common stock, par value $.01 per share, and 50,000,000 shares of preferred stock, par value $.01 per share. We will have an aggregate of 8,663,687 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding. Each such outstanding share of our common stock will be validly issued, fully paid and non-assessable. In addition, at such time, 45,266,663 shares of our common stock will be reserved for issuance upon exercise or conversion of outstanding options, warrants and convertible securities.

Common Stock

        Voting.    The holders of our common stock are entitled to one vote for each outstanding share of common stock owned by that stockholder on every matter properly submitted to the stockholders for their vote. Stockholders are not entitled to vote cumulatively for the election of directors.

        Dividend Rights.    Subject to the dividend rights of the holders of any outstanding series of preferred stock, holders of our common stock are entitled to receive ratably such dividends and other distributions of cash or any other right or property as may be declared by our board of directors out of our assets or funds legally available for such dividends or distributions.

        Liquidation Rights.    In the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, holders of our common stock would be entitled to share ratably in our assets that are legally available for distribution to stockholders after payment of liabilities. If we have any preferred stock outstanding at such time, holders of the preferred stock may be entitled to distribution and/or liquidation preferences. In either such case, we must pay the applicable distribution to the holders of our preferred stock before we may pay distributions to the holders of our common stock.

        Conversion, Redemption and Preemptive Rights.    Holders of our common stock have no conversion, redemption, preemptive, subscription or similar rights, except as provided in the Stockholders' Agreement.

        Stockholders' Agreement.    All holders of our common stock will be required to become a party to the Stockholders' Agreement. See "—Stockholders' Agreement" below for more information.

Preferred Stock

        Under our certificate of incorporation, our board of directors is authorized, subject to limitations prescribed by law, to issue shares of preferred stock in one or more series without further stockholder approval. The board has discretion to determine the rights, preferences, privileges and restrictions of, including, without limitation, voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences of, and to fix the number of shares of, each series of our preferred stock. Thus, our board of directors could authorize the issuance of shares of preferred stock with terms and conditions that could have the effect of delaying, deferring or preventing a transaction or a change in control that might involve a premium price for holders of our common stock or otherwise be in their best interest. Upon consummation of the Restructuring Transactions, there will be no shares of preferred stock outstanding.

Warrants

        Second Lien Note Lender Warrants.    As part of the Restructuring Transactions, we intend to issue to the Second Lien Note lenders warrants to purchase an aggregate of up to 9,521,616 shares of our common stock, representing approximately 17.665% of the total outstanding shares of our common stock on a fully diluted basis immediately after consummation of the Restructuring Transactions, based on the number of shares of our common stock to be outstanding at closing. The warrants will expire on the earlier of an initial public offering by us and 5:00 p.m. New York City time on November 1, 2008.

        The warrants to be issued to the Second Lien Note lenders may be exercised at any time prior to expiration at a price equal to $.01 per share of common stock issuable thereunder, payable in cash or pursuant to a cashless exercise transaction. The exercise price and number of shares of common stock issuable thereunder will be subject to adjustment for certain dilutive events comparable to those described above under the caption entitled "—Description of the Securities—Description of the Units—Description of Warrants." As a result of holding the Warrants, the Second Lien Note lenders will become parties to the Stockholders' Agreement described below.

        Warrants Issued in the Exchange Offer.    In addition, as part of the Exchange Offer and Consent Solicitation, we are offering to issue the Units, consisting of the New Senior Notes and the Warrants. The terms and conditions of the Warrants to be issued in the Exchange Offer and Consent Solicitation are described above under the caption entitled "—Description of the Securities—Description of the Units—Description of Warrants" and in the Warrant Agreement, a copy of which may be obtained as provided above.

Stockholders' Agreement

        In connection with the Restructuring Transactions, each holder of our common stock and holders of the Warrants, the New Convertible Notes and the warrants to be issued to the Second Lien Note lenders will be required to become a party to a stockholders' agreement (the "Stockholders' Agreement"). All future holders of our common stock (and generally any of our securities convertible into or exercisable or exchangeable therefor) will be required to become a party to the Stockholders' Agreement. Certain capitalized terms used in this discussion of the Stockholders' Agreement are defined at the end of this discussion.

        Our stockholders party to the Stockholders' Agreement (the "Agreeing Stockholders") will have the following rights and obligations thereunder:

        Rights of First Refusal.    Subject to limited exceptions, if a Restricted Holder has received an offer from an unrelated purchaser for, and pursuant to such offer proposes to dispose of, all or any portion of our common stock or our other securities convertible into or exchangeable or exercisable for our common stock (collectively, the "Securities") held by it, such Restricted Holder must first notify the Company and the Cherokee Investor Entities. The Company then has the right to purchase the Securities proposed to be disposed of by the Restricted Holder on terms no less favorable to the Restricted Holder than those proposed by the unrelated purchaser. If the Company determines not to purchase the Securities from the Restricted Holder, the Cherokee Investor Entities shall have the right to purchase such Securities on terms no less favorable to the Restricted Holder than those proposed by the unrelated purchaser. If the Cherokee Investor Entities determine not to purchase any of such Securities, the Restricted Holder is then entitled to sell the Securities pursuant to the offer made by the unrelated purchaser. If the Company or the Cherokee Investor Entities purchase any of the Securities proposed to be sold to the unrelated purchaser, they must purchase all such Securities.

        Tag Along Rights.    If any Agreeing Stockholder or group of such stockholders holding at least 51% of the Securities on a fully diluted basis (collectively, the "Selling Holder") negotiates or receives and elects to accept one or more bona fide offers to purchase a number of Securities held by the Selling Holder constituting not less than 51% of the Securities on a fully diluted basis, the offer will be deemed a "Purchase Offer." In any such event, subject to limited exceptions, each non-selling Agreeing Stockholder will have the right, but not the obligation, to sell a percentage of the Securities included in the Purchase Offer equal to such non-Selling Agreeing Stockholder's percentage of the Securities on a fully diluted basis. All transfers by such stockholders will be on the same terms and conditions as those set forth in the Selling Holder's Purchase Offer.

        Drag Along Rights.    If a Selling Holder (as defined above) receives and elects to accept a Purchase Offer, such Selling Holder may send a notice to the other Agreeing Stockholders requiring each non-selling Agreeing Stockholder to sell all of its Securities in the Purchase Offer on terms substantially identical to or more favorable to such non-selling Agreeing Stockholder than those applicable to the Selling Holder, and may require any such reasonable and customary representations, warranties, indemnities, holdbacks and escrows that we or such Selling Holder deems reasonably necessary to consummate the disposition contemplated by the Purchase Offer. Each Agreeing Stockholder also will agree to vote it shares of common stock in favor of any such transaction.

        Piggyback Registration Rights.    After we consummate an initial public offering as defined in the Stockholders' Agreement, in any registration for the sale of shares of our common stock for our own account or in fulfillment of our obligation to effect the exercise of a demand registration right, subject to limited exceptions, Agreeing Stockholders may request that their shares of common stock be included in the registration. If the offering involves an underwritten offering, the underwriters of such offering may decide, for marketing reasons, to limit the number of shares that may be included in the registration. In such case, the shares proposed to be sold by us or any such demanding party would have priority over any shares with respect to which Agreeing Stockholders request registration. Accordingly, the number of shares of each such requesting Agreeing Stockholder included in such registration statement would be reduced pro rata on the basis of the number of shares requested to be included therein by such Agreeing Stockholder and any other holders of shares of our common stock to which we grant similar rights.

        Rights of Investment.    In the event that we determine to raise capital through the issuance of debt or equity securities, the Cherokee Investor Entities will have the right to make such investment. If any of the Cherokee Investor Entities determines to exercise such right, the Existing Stockholders and each Significant Holder will also have the right, but not the obligation, to participate in such investment.

        Corporate Governance.    Upon consummation of the Restructuring Transactions, our board of directors will be fixed at eight members. OCM Principal Opportunities Fund, L.P. will have the right to designate two of our directors; each of OCM/GFI Power Opportunities Fund, L.P., OCM/GFI Cherokee Investments II, Inc. and affiliates of GSC Partners will have the right to designate one of our directors; members of the Patel family and Bikor Corporation jointly will have the right to appoint two of our directors until such time as Bud Patel is no longer an employee of Cherokee, at which time the Patel family and Bikor Corporation jointly will have the right to designate one of our directors; and the Agreeing Stockholders will designate our Chief Executive Officer to serve on the board. At such time as the right of the Patel family and Bikor Corporation to designate two of our directors is reduced to one, the size of our board of directors shall be correspondingly reduced.

        Certain Definitions.    For purposes of the Stockholders' Agreement:

        "Cherokee Investor Entities" means, collectively, Cherokee Investor Partners, LLC, OCM/GFI Cherokee Investments II, Inc., OCM Principal Opportunities Fund, L.P., and any affiliates of the foregoing.

        "Existing Stockholders" means primarily members of the Patel family and Bikor Corporation.

        "Restricted Holder" means all of the Agreeing Stockholders, other than the Cherokee Investor Entities.

        "Significant Holder" means a person who beneficially owns in excess of 15% of the Securities on a fully diluted basis.

Delaware Law

        Cherokee Corporate is incorporated under the Delaware General Corporation Law (the "DGCL"). Under the DGCL and our certificate of incorporation, the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend our certificate of incorporation. This vote would be in addition to any separate vote to which a future class of our preferred stock may be entitled. As permitted by the DGCL, our by-laws may be amended or repealed exclusively by our board of directors.

        We will not be subject to Section 203 of the DGCL, which, in general, prevents an interested stockholder (defined generally as a person owning 15% or more of our outstanding voting stock) from engaging in a business combination with us for three years following the date that person became an interested stockholder, subject to certain conditions and exceptions. A business combination includes mergers, assets sales and other transactions resulting in a financial benefit to the interested stockholder.

Limitation on Liability of Directors and Indemnification

        Our certificate of incorporation and bylaws contain provisions indemnifying our directors and officers to the fullest extent permitted by law. We have also entered into indemnification agreements with each of our directors providing for indemnification to the fullest extent permitted by law.

        In addition, as permitted by Delaware law, our certificate of incorporation provides that no director will be liable to us or our stockholders for monetary damages for breach of certain fiduciary duties as a director. The effect of this provision is to restrict our rights and the rights of our stockholders in derivative suits to recover monetary damages against a director for breach of certain fiduciary duties as a director, except that a director will be personally liable for:

  •
  acts or omissions not in good faith which involve intentional misconduct or a knowing violation of law;

  •
  the payment of dividends or the redemption or purchase of stock in violation of Delaware law;

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  any breach of his or her duty of loyalty to us or our stockholders; or

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  any transaction from which the director derived an improper personal benefit.

        This provision does not affect a director's liability under the federal securities laws.

        To the extent that our directors, officers and controlling persons are indemnified under the provisions contained in our certificate of incorporation, Delaware law or contractual arrangements against liabilities arising under the Securities Act, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

        The following is a summary of certain Federal income tax considerations generally applicable to (i) holders that exchange their Existing Notes for either Units or New Convertible Notes and (ii) holders that determine not to participate in the Exchange Offer and, in connection therewith, the adoption of the Proposed Amendments. This summary is based upon existing Federal income tax law, which is subject to change, possibly with retroactive effect. This summary does not discuss all aspects of Federal income taxation which may be important to particular holders in light of their specific circumstances, such as investors subject to special tax rules (e.g., financial institutions, insurance companies, broker-dealers, tax-exempt organizations, and foreign persons) or to persons that hold their Existing Notes or will hold their New Senior Notes, New Convertible Notes, or Warrants as part of a straddle, hedge, conversion, synthetic security, or constructive sale transaction for Federal income tax purposes or that have a functional currency other than the United States dollar, all of whom may be subject to tax rules that differ significantly from those summarized below. In addition, this summary does not discuss any state, local, or foreign tax considerations. This summary assumes that holders have held their Existing Notes and will hold their New Senior Notes, Convertible Notes, or Warrants, as the case may be, as "capital assets" (generally, property held for investment) under the Internal Revenue Code of 1986, as amended (the "Code"). No rulings or determinations of the Internal Revenue Service or any other tax authorities have been sought or obtained with respect to the tax consequences of the Exchange Offer, and the summary below is not binding upon the Internal Revenue Service or such other authorities. Cherokee is not making any representations regarding the particular tax consequences of the consummation of the Exchange Offer as to any holder, and is not rendering any form of legal opinion as to such tax consequences. No assurances can be given that the Internal Revenue Service would not assert, or that a court would not sustain, a different position from any summarized herein. Each holder is urged to consult his tax advisor regarding the Federal, state, local, and foreign income and other tax consequences of (i) exchanging Existing Notes for either Units or New Convertible Notes or (ii) determining not to participate in the Exchange Offer and the implications of the adoption of the Proposed Amendments.

General Considerations

        Characterization of the New Senior Notes and New Convertible Notes.    Cherokee intends to take the position that the New Senior Notes and New Convertible Notes each constitute debt for Federal income tax purposes. The determination of whether an instrument denominated as debt will be classified as debt or equity for Federal income tax purposes depends upon the facts and circumstances surrounding the issuance of such instrument. Accordingly, no assurances can be given that the Internal Revenue Service will not challenge the characterization of the New Senior Notes and New Convertible Notes as debt. This summary assumes that the characterization of the New Senior Notes and New Convertible Notes as debt will be respected for Federal income tax purposes.

        Tax-Free Transaction Treatment.    The qualification of the exchange of Existing Notes for either Units or New Convertible Notes, as described below under the heading "Tendering Holders", as a tax-free transaction for Federal income tax purposes depends upon, under applicable case law principles, (i) whether both (x) the Existing Notes constitute securities and (y) the New Senior Notes, the Warrants and/or the New Convertible Notes, as the case may be, constitute either securities or stock of Cherokee, for Federal income tax purposes and (ii) whether the Existing Notes will be treated as securities of Cherokee. Whether a debt instrument qualifies as a "security" is a facts and circumstances test. The courts have often focused on the maturity date of the instrument. Generally, debt instruments with terms of less than five years have been held not to be securities, but debt instruments with terms of ten years or more have been held to be securities. Courts have also, among other approaches, used a "continuity-of-creditor" approach and have held that the maturity date of a debt instrument alone is not decisive and the overall nature of the debt instrument must be considered, including the degree of participation and continuing interest in the affairs of the business, the extent of the proprietary interest of the instrument in the corporate assets, and the purposes underlying the advances made.

Tendering Holders

        Exchange of Existing Notes for Units—Tax-free Transaction Treatment.    If both (x) the Existing Notes are classified as securities of Cherokee and (y) the New Senior Notes are classified as securities of Cherokee and/or the Warrants are classified either as securities or stock of Cherokee for Federal income tax purposes, the exchange will qualify as a tax-free transaction. In such event, a holder who elects to exchange Existing Notes for Units will generally (i) not recognize any gain or loss as a result of such exchange (other than New Senior Notes and Warrants attributable to accrued but unpaid interest on the Existing Notes), (ii) have a holding period for the New Senior Notes and Warrants, respectively, (other than New Senior Notes and Warrants attributable to accrued but unpaid interest on the Existing Notes) that includes the holding period of the Existing Notes, and (iii) have an aggregate tax basis in the New Senior Notes and Warrants (other than New Senior Notes and Warrants attributable to accrued but unpaid interest on the Existing Notes) equal to the adjusted tax basis in the Existing Notes tendered in exchange therefor, which basis will be allocated as between the New Senior Notes and Warrants in proportion to their respective fair market values.

        Exchange of Existing Notes for Units—Taxable Treatment.    If the exchange does not qualify as a tax-free transaction, a holder will recognize gain or loss in an amount equal to the difference between (1) the aggregate amount of the stated principal amount of the New Senior Notes (other than the portion of the New Senior Notes attributable to accrued but unpaid interest on the Existing Notes) plus the fair market value of the Warrants received and (2) such holder's adjusted tax basis in the Existing Notes tendered in exchange therefor. Any such gain or loss will be capital gain (except to the extent of the portion of gain attributable to accrued but unrecognized market discount on the Existing Notes) or loss, and will be long-term if the Existing Notes have been held for more than one year. In the case of any particular holder, an Existing Note will have accrued but unrecognized market discount if the holder (x) purchased such note at a market discount in excess of a statutorily-defined de minimis amount and (y) determined not to include market discount in income on a current basis. In addition, the deductibility of capital loss may be subject to limitations for Federal income tax purposes.

        Exchange of Existing Notes for New Convertible Notes—Tax-free Transaction Treatment.    If (x) the Existing Notes are classified as securities of Cherokee, (y) the New Convertible Notes are classified as securities of Cherokee and (z) the New Convertible Notes constitute debt for Federal income tax purposes, the exchange will qualify as a tax-free transaction. In such event, a holder who elects to exchange Existing Notes for New Convertible Notes will generally (i) not recognize any gain or loss as a result of such exchange (other than New Convertible Notes attributable to accrued but unpaid interest on the Existing Notes), (ii) have a holding period for the New Convertible Notes (other than New Convertible Notes attributable to accrued but unpaid interest on the Existing Notes) that includes the holding period of the Existing Notes, and (iii) have a tax basis in the New Convertible Notes (other than New Convertible Notes attributable to accrued but unpaid interest on the Existing Notes) equal to the adjusted tax basis in the Existing Notes tendered in exchange therefor.

        Exchange of Existing Notes for New Convertible Notes—Taxable Treatment.    If the exchange does not qualify as a tax-free transaction, a holder will recognize gain or loss in an amount equal to the difference between (1) the aggregate amount of the stated principal amount of the New Convertible Notes (other than the portion of the New Convertible Notes attributable to accrued but unpaid interest on the Existing Notes) and (2) such holder's adjusted tax basis in the Existing Notes tendered in exchange therefor. Any such gain or loss will be capital gain (except to the extent of the portion of gain attributable to accrued but unrecognized market discount on the Existing Notes) or loss, and will be long-term if the Existing Notes have been held for more than one year. In the case of any particular holder, an Existing Note will have accrued but unrecognized market discount if the holder (x) purchased such note at a market discount in excess of a statutorily-defined de minimis amount and (y) determined not to include market discount in income on a current basis. In addition, the deductibility of capital loss may be subject to limitations for Federal income tax purposes.

        Payment of Accrued Cash Interest.    A holder receiving a payment of cash on the closing date representing accrued but previously unpaid interest will include such payment in taxable income to the extent not previously included in income.

New Notes and Warrants

New Senior Notes

        Stated Interest.    Payments of stated interest paid on the New Senior Notes will be includible in income when received or accrued in accordance with a holder's regular method of tax accounting.

        Disposition.    Except to the extent of accrued but unrecognized market discount as described below, a holder will generally recognize capital gain or loss upon the sale, exchange, or other taxable disposition of the New Senior Notes in an amount equal to the difference between (x) the amount realized by such holder (less any amount attributable to accrued and unpaid interest not previously included in income, which will be treated as ordinary interest income) and (y) such holder's adjusted tax basis in the New Senior Notes. Any such gain or loss will be long-term if the New Senior Notes have been held for more than one year. The deductibility of capital loss may be subject to limitations for Federal income tax purposes.

Warrants

        Because the Warrants are exercisable for nominal consideration, the Warrants may be treated as stock for Federal income tax purposes upon issuance. A holder will not recognize gain or loss upon the exercise of a Warrant (except for cash, if any, received in lieu of fractional shares) and will have a tax basis in the common stock received pursuant to such exercise equal to the sum of the tax basis in the holder's Warrant plus, in the event that the holder elects to pay the exercise price in cash, the exercise price thereof. The holding period for the common stock received pursuant to the exercise of the Warrant will begin on the day following the date of the exercise of the Warrant, unless the Warrant is treated as stock for Federal income tax purposes or, in the event that a holder elects to exercise the Warrant without the payment of cash and such exercise constitutes a tax-free recapitalization. In the event the Warrant is treated as stock or that a holder elects to exercise the Warrant without the payment of cash and such exercise constitutes a tax-free recapitalization, the holding period of the common stock acquired upon exercise will include the period during which the Warrants were held.

        Except to the extent of accrued but unrecognized market discount as described below, upon a sale, or other taxable disposition (other than a redemption by Cherokee as described below) of a Warrant, a holder will generally recognize capital gain or loss in an amount equal to the difference between the amount realized on the disposition and the holder's tax basis in such Warrant. Such gain or loss will be long-term if the Warrant has been held for more than one year. If the Warrants are treated as stock for Federal income tax purposes, a sale of Warrants to Cherokee would be governed by the stock redemption provisions of section 302 of the Code. In such a case, redemptions of Warrants by Cherokee generally would be treated as a dividend and taxed as ordinary income to the extent of Cherokee's current and accumulated earnings and profits, unless, taking into account certain constructive ownership rules, the redemption is not treated as dividend under section 302 of the Code. In a published ruling, the Internal Revenue Service has indicated that a holder whose actual and constructive stock ownership in an issuer was minimal and who exercised no control over corporate affairs was generally entitled to capital gain or loss treatment upon redemption of his stock so long as his percentage stock ownership was thereby reduced. In the event that a Warrant lapses unexercised, a holder will recognize a capital loss in an amount equal to his tax basis in the Warrant. The claim of a deduction in respect of a capital loss, for Federal income tax purposes, is subject to limitations.

        Adjustments made to the number of shares of common stock receivable upon exercise of Warrants and to the exercise price, or the omission to make such adjustments, may in certain circumstances result in constructive distributions to holders of Warrants that could be subject to tax as ordinary dividend income under section 305 of the Code.

New Convertible Notes

        Original Issue Discount.    Because the terms of the New Convertible Notes provide that, in respect of interest payment dates, we may elect to defer the payment of interest, the New Convertible Notes will be issued with original issue discount for Federal income tax purposes. Consequently, holders will be required to include original issue discount in ordinary income over the period that they hold the New Convertible Notes in advance of the receipt of cash attributable thereto.

        The amount of original issue discount on the New Convertible Notes will be equal to the excess of (i) the sum of the principal amount due at maturity on the New Convertible Notes plus all scheduled interest payments thereon over (ii) the issue price of the New Convertible Notes. The amount of original issue discount to be included in income will be determined using a constant yield method. Any amount of discount included in income will increase a holder's adjusted tax basis in the New Convertible Notes and any payments of interest in cash will decrease such holder's adjusted tax basis in the New Convertible Notes.

        We will report annually to the Internal Revenue Service and to record holders information with respect to the amount of original issue discount accruing during the calendar year.

        Disposition.    Except to the extent of accrued but unrecognized market discount as described below, a holder will generally recognize capital gain or loss upon the sale, exchange (other than a conversion), or other taxable disposition of the New Convertible Notes in an amount equal to the difference between (x) the amount realized by such holder and (y) such holder's adjusted tax basis in the New Convertible Notes. Any such gain or loss will be long-term if the New Convertible Notes have been held for more than one year. The deductibility of capital loss may be subject to limitations for Federal income tax purposes.

        Conversion.    A holder will generally not recognize any income, gain or loss upon conversion of a New Convertible Note into common stock except with respect to cash, if any, received in lieu of a fractional share of common stock. A holder's aggregate tax basis in the common stock received on conversion of a New Convertible Note will equal such holder's adjusted tax basis in the New Convertible Note exchanged therefor at the time of conversion (reduced by any cash received representing accrued but unpaid original issue discount and any basis allocable to a fractional share interest). The holding period for the common stock received on conversion will generally include the holding period of the New Convertible Note converted.

        Constructive Dividends.    Adjustments made to the number of shares of common stock receivable upon conversion of the New Convertible Notes and to the exercise price, or the omission to make such adjustments, may in certain circumstances result in constructive distributions to holders of New Convertible Notes that could be subject to tax as ordinary dividend income under section 305 of the Code.

Market Discount

        A holder should be aware that a subsequent sale or other disposition of New Senior Notes, Warrants, or New Convertible Notes, as the case may be, may be affected by the market discount provisions of the Code. These rules generally provide that if a holder of Existing Notes purchased such notes at a market discount in excess of a statutorily-defined de minimis amount, and exchanges Existing Notes for New Senior Notes, Warrants, or New Convertible Notes in a tax-free recapitalization, as described above, and thereafter recognizes gain upon a disposition (including a partial redemption) of New Senior Notes, Warrants, or New Convertible Notes received in exchange for such Existing Notes, the lesser of such gain or the portion of the market discount that accrued while Existing Notes and, in the case of a disposition of either the New Senior Notes or New Convertible Notes, the New Senior Notes or New Convertible Notes, as the case may be, were held by such holder will be treated as ordinary interest income at the time of disposition. The market discount rules also provide that a holder who acquires New Senior Notes or New Convertible Notes at a market discount may be required to defer a portion of any interest expense that may otherwise be deductible on any indebtedness incurred or maintained to purchase or carry New Senior Notes or New Convertible Notes until the holder disposes of such notes in a taxable transaction. If a holder of New Senior Notes or New Convertible Notes elects to include market discount in income currently, the foregoing rule would not apply.

Nontendering Holders

        Generally, the modification of a debt instrument will be treated, for Federal income tax purposes, as a "deemed" exchange of an old debt instrument for a new debt instrument if such modification is "significant" as determined for Federal income tax purposes. In the case of the adoption of the Proposed Amendments, this, in turn, will generally depend on whether the adoption of the Proposed Amendments results in a change in payment expectations with respect to the Existing Notes or is otherwise "economically significant." Although the matter is not free from doubt, Cherokee believes that the adoption of the Proposed Amendment should not result in a change in payment expectations or otherwise be economically significant, and therefore, should not constitute a "significant modification" In such case, no taxable exchange should be deemed to occur.

        In the event the Proposed Amendments were to result in a significant modification, the holders would be deemed, for Federal income tax purposes, to exchange Existing Notes for new Existing Notes. Whether such deemed exchange would be taxable to a holder depends upon whether such exchange qualifies as a tax-free recapitalization for Federal income tax purposes. Cherokee believes that such deemed exchange should qualify as a recapitalization. For a description of the consequences of recapitalization treatment, see the summary under the heading "Tendering Holders—Exchange of Existing Notes for New Convertible Notes—Tax-free Recapitalization Treatment." In the event that the deemed exchange were not to qualify as a recapitalization, the deemed exchange would be a taxable transaction and holders would recognize gain or loss similar to the treatment described under the heading "Tendering Holders—Exchange of Existing Notes for New Convertible Notes—Taxable Treatment." Each holder is urged to consult his tax advisor regarding the Federal, state, local, and foreign income and other tax consequences of the Proposed Amendments.

        Payment of Accrued Cash Interest.    A holder receiving a payment of cash on the closing date representing accrued but previously unpaid interest will include such payment in taxable income to the extent not previously included in income.

Federal Income Tax Consequences to Cherokee

        Cancellation of Indebtedness Income.    Generally, a taxpayer recognizes cancellation of indebtedness ("COD") income upon satisfaction of its outstanding indebtedness for less than its principal amount.

The amount of COD income is, in general, the excess of the adjusted issue price of the indebtedness satisfied over the sum of the issue price of any new indebtedness of the taxpayer issued, the amount of cash, if any, and the fair market value of any other consideration given in exchange for the indebtedness satisfied. This general rule does not apply, however, if, and to the extent that, the taxpayer is "insolvent" within the meaning of Section 108(d)(3) of the Code immediately before the transaction which would otherwise result in COD income. For purposes of this definition, the amount of the taxpayer's insolvency is defined as the excess of the taxpayer's liabilities over the fair market value of its assets. Fair market value is considered to be the price which a buyer, under no economic pressure to buy, is willing to pay to an unaffiliated seller, also under no economic pressure to sell. An insolvent taxpayer may be required, however, to reduce its tax attributes (such as net operating loss carryforwards ("NOLs")) to the extent of any COD income not recognized under such insolvency exception.

        Cherokee believes that it should be treated as insolvent within the meaning of section 108(d)(3) of the Code at the time of the consummation of the Restructuring Transactions in an amount exceeding the estimated COD income expected to result from the Restructuring Transactions. Because of the inherently factual nature of the issue, the difficulty of valuing Cherokee's assets, uncertainty as to the proper measure for tax purposes of Cherokee's liabilities, and the fact that the Cherokee will have the burden of proof, there can be no assurance that the Internal Revenue Service will not seek to challenge this determination or that, if challenged, Cherokee's determination would be sustained. If Cherokee's position that it is insolvent in an amount at least equal to the COD income expected to result from the Restructuring Transactions is sustained, Cherokee will not recognize any gross taxable income which is attributable to such COD income. Pursuant to section 108(b), however, the amount of COD income excluded from Cherokee's gross income as a result of its insolvency will reduce the tax attributes of Cherokee, including its NOLs, if any, certain of its credits, if any, and possibly its bases in its depreciable assets as described in section 1017 of the Code.

        If Cherokee is considered to be solvent at the time of the consummation of the Restructuring Transactions, it could recognize a substantial amount of COD income and may not have sufficient operating losses to offset such income.

INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

        The consolidated balance sheet statements of Cherokee International, LLC as of December 31, 2001 and 2000 and the consolidated income and cash flow statements for each of the three years in the period ended December 31, 2001 incorporated in this Offering Circular by reference have been audited by Deloitte & Touche LLP, independent auditors.

Exhibit A

CHEROKEE INTERNATIONAL CORPORATION

FORM OF

FIRST SUPPLEMENTAL INDENTURE

with respect to:

$100,000,000

10 1/2% Senior Subordinated Notes Due 2009
Issued as of April 30, 1999

U.S. BANK, N.A.

Trustee

        This FIRST SUPPLEMENTAL INDENTURE, dated as of                        , 2002 (this "Supplement") is entered into by and among Cherokee International Corporation (formerly, Cherokee International Finance, Inc. and successor to the obligations of Cherokee International, LLC (the "LLC") under the Indenture (defined below)), a corporation duly organized and existing under the laws of the State of Delaware (the "Issuer") and U.S. Bank, N.A. (formerly, Firstar Bank of Minnesota, N.A.), as trustee (the "Trustee"), under an Indenture dated as of April 30, 1999 (the "Indenture") for the 10 1/2% Senior Subordinates Notes Due 2009 originally issued by the LLC and the Issuer (the "Securities"). All capitalized terms used herein shall have the meaning assigned to them in the Indenture, except to the extent such terms are otherwise defined in this Supplement or the context clearly requires otherwise.

RECITALS

        WHEREAS, the Issuer has heretofore executed and delivered to the Trustee the Indenture, under which the Securities in the aggregate principal amount of $100,000,000 were issued and are outstanding;

        WHEREAS, Section 9.02 of the Indenture provides, among other things, that the Issuer and the Trustee may amend the Indenture or the Securities with the written consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Securities (the "Majority Holders") and without notice to any other Holders;

        WHEREAS, consents have been solicited from the Majority Holders relating to the release of covenants and other matters set forth in this Supplement (the "Proposed Amendments"); and

        WHEREAS, the Majority Holders have consented to the Proposed Amendments; and

        WHEREAS, the execution and delivery of this Supplement have been duly authorized and all conditions and requirements necessary to make this Supplement a valid and binding agreement of the Issuer have been duly performed and complied with.

  NOW, THEREFORE, THIS FIRST SUPPLEMENTAL INDENTURE WITNESSETH:

        For good and valuable consideration, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of the Securities, as follows:

ARTICLE ONE
AMENDMENT TO INDENTURE

        SECTION 1.01.    Amendment of Article Four.    The following sections of Article Four of the Indenture and any corresponding provisions in the Securities are hereby deleted in their entirety and replaced with "Intentionally Omitted" (except as otherwise noted) and all references made thereto throughout the Indenture and the Securities are hereby deleted in their entirety (other than Section 4.08, modified and provided herein):

          (a)  4.04 Payment of Taxes and Other Claims;

          (b)  4.05 Maintenance of Properties and Insurance;

          (c)  4.06 Compliance Certificate; Notice of Default;

          (d)  4.07 Compliance with Laws;

          (e)  4.08 SEC Reports (the text of which shall be deleted in its entirety and replaced with "The Issuers shall comply with the provisions of §314(a) of the TIA.");

          (f)    4.10 Limitation on Restricted Payments;

          (g)  4.11 Limitation on Restrictions on Distributions from Restricted Subsidiaries;

          (h)  4.12 Limitation on Transactions with Affiliates;

          (i)    4.13 Limitation on Indebtedness;

          (j)    4.14 Change of Control;

          (k)  4.15 Limitation on Sales of Assets and Subsidiary Stock;

          (l)    4.16 Future Guarantors;

          (m)  4.17 Limitation on Business Activities.

        SECTION 1.02.    Amendment of Article Five.    The following sections and subsections of Article Five of the Indenture, and any corresponding provisions in the Securities, are hereby deleted in their entirety and replaced with "Intentionally Omitted," and all references made thereto throughout the Indenture and the Securities are hereby deleted in their entirety:

          (a)  Section 5.01, clauses (ii) and (iii) of the first paragraph;

          (b)  Section 5.03; and

          (c)  Section 5.04.

        SECTION 1.03.    Amendment of Article Six.    The following subsections of Article Six, Section 6.01 of the Indenture, and any corresponding provisions in the Securities, with respect to Events of Default are hereby deleted in their entirety and replaced with "Intentionally Omitted," and all references made thereto throughout the Indenture in their entirety:

          (a)  Section 6.01(iii);

          (b)  Section 6.01(iv);

          (c)  Section 6.1(v);

          (d)  Section 6.01(vi);

          (e)  Section 6.01(ix); and

          (f)    Section 6.01(x).

        In addition, each of subsection 6.01(vii) and subsection 6.01(viii), and any corresponding provisions in the Securities, are hereby amended to delete therein any and all references to "or any Significant Subsidiary."

        SECTION 1.04.    Amendment of Article Eleven.    The following sections of Article Eleven of the Indenture, and any corresponding provisions in the Securities, are hereby deleted in their entirety and replaced with "Intentionally Omitted" (except as otherwise noted), and all references made thereto throughout the Indenture and the Securities are hereby deleted in their entirety (other than Section 11.01, modified as provided herein):

          (a)  11.01 Unconditional Guarantee (shall be deleted only with respect to payments not yet due);

          (b)  11.03 Severability;

          (c)  11.06 Waiver of Subrogation; and

          (d)  11.07 Execution of Guarantee.

        SECTION 1.05.    Definitions.    Definitions defined in Article One of the Indenture shall be deemed deleted when references to such definitions would be eliminated as a result of the foregoing amendments.

ARTICLE TWO
CONDITIONS; EFFECTIVENESS

        SECTION 2.01.    Conditions and Effectiveness.    This Supplement shall become effective upon execution and delivery to the Trustee. This Supplement shall become operative upon satisfaction or waiver of the conditions set forth in the applicable solicitation of consents.

ARTICLE THREE
MISCELLANEOUS

        SECTION 3.01.    Indenture Ratified.    Except as hereby otherwise expressly provided, the Indenture is in all respects ratified and confirmed, and all the terms, provisions and conditions thereof shall be and remain in full force and effect.

        SECTION 3.02.    Counterparts.    This Supplement may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

        SECTION 3.03.    Trustee Not Responsible.    The recitals contained herein shall be taken as the statements of the Issuers and the Trustee assumes no responsibility for their correctness.

        SECTION 3.04.    Governing Law.    This Supplement shall be governed by and construed in accordance with the internal laws of the State of New York, including without limitation, Section 5-1401 of the New York General Obligations Law.

        SECTION 3.05.    Trust.    The Trustee accepts the trusts created by the Indenture, as supplemented by this Supplement, and agrees to perform the same upon the terms and conditions of the Indenture, as supplemented hereby.

        SECTION 3.06.    Successors.    All covenants and agreements in this Supplement by the Company or the Trustee shall bind their respective successors and assigns, whether so expressed or not.

        SECTION 3.07.    Severability.    In case any provisions in this Supplement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

        SECTION 3.08.    Third-Party Beneficiaries.    Nothing in this Supplement express or implied, shall give to any Person, other than the parties hereto, and their successors under the Indenture, and the Holders any benefit or any legal or equitable right, remedy or claim under the Indenture.

        SECTION 3.09.    Unity.    All provisions of this Supplement shall be deemed to be incorporated in, and made a part of, the Indenture; and the Indenture, as supplemented by this Supplement, shall be read, taken and construed as one and the same instrument.

        SECTION 3.10.    Trust Indenture Act.    If any provisions hereof limit, qualify or conflict with any provisions of the TIA required under the TIA to be a part of and govern this Supplement, the provisions of the TIA shall control. If any provision hereof modifies or excludes any provision of the TIA that may be so modified or excluded, the latter provisions shall be deemed to apply to this Supplement as so modified or excluded, as the case may be.

        IN WITNESS WHEREOF, the parties hereto have caused this Supplement to be duly executed, all as of the day and year first above written.

CHEROKEE INTERNATIONAL CORPORATION
By:
Name: Title:
U.S. BANK, N.A., AS TRUSTEE
By:
Name: Title:

The Exchange Agent for the Exchange Offer and the Consent Solicitation is:
U.S. Bank, N.A.

By Hand and Overnight Courier:	By Registered or Certified Mail:	By Facsimile:
180 East Fifth Street Saint Paul, MN 55101 Attn: Frank Leslie, Corporate Trust Services	180 East Fifth Street Saint Paul, MN 55101 Attn: Frank Leslie, Corporate Trust Services	(651) 244-0711
To Confirm by Telephone:
(651) 244-8677

        Any questions or requests for assistance with respect to procedural matters in connection with the Exchange Offer of Consent Solicitation or additional copies of this Offering Circular, the Consent and Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Exchange Agent at the address and telephone number listed above. You also may contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Exchange Offer and the Consent Solicitation.

The Information Agent for the Exchange Offer and the Consent Solicitation is:

17 State Street New York, NY 10004
Banks and Brokers call:
(212) 440-9800
All others call Toll Free:
(866) 835-3104

QuickLinks

CONFIDENTIAL OFFERING CIRCULAR AND CONSENT SOLICITATION STATEMENT CHEROKEE INTERNATIONAL CORPORATION
OFFER TO EXCHANGE
TABLE OF CONTENTS
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
WHERE YOU CAN FIND MORE INFORMATION
FORWARD-LOOKING STATEMENTS
OFFERING CIRCULAR SUMMARY
The Company
Purpose and Effects of the Exchange Offer and Consent Solicitation
Exchange Agreement
The Restructuring Transactions
The Exchange Offer
The Existing Notes
Comparison of the Existing Indenture, the New Senior Indenture and the New Convertible Indenture
Risk Factors
Summary Financial Data
RISK FACTORS
Risks Relating to Our Financial Condition
Risks Relating to this Exchange Offer and Consent Solicitation and the New Securities
Risks Of Failure To Exchange
Risks Relating to our Business
USE OF PROCEEDS
CAPITALIZATION
THE EXCHANGE OFFER AND CONSENT SOLICITATION
PRINCIPAL SECURITYHOLDERS
DESCRIPTION OF CERTAIN OTHER INDEBTEDNESS AND RELATED PARTY TRANSACTIONS IN CONNECTION WITH THE RESTRUCTURING TRANSACTIONS
DESCRIPTION OF THE SECURITIES
Description of the Units
Description of the New Convertible Notes
COMPARISON OF THE INDENTURES
Summary of the Proposed Amendments to the Existing Indenture
Comparison of the Existing Indenture and the New Senior Indenture
Comparison of the Existing Indenture and the New Convertible Indenture
DESCRIPTION OF CAPITAL STOCK
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
CHEROKEE INTERNATIONAL CORPORATION
FORM OF
FIRST SUPPLEMENTAL INDENTURE
RECITALS
ARTICLE ONE AMENDMENT TO INDENTURE
ARTICLE TWO CONDITIONS; EFFECTIVENESS
ARTICLE THREE MISCELLANEOUS